  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 25, 1997

                                                      REGISTRATION NO 333-30195
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                              ------------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              ------------------

                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     4813                    54-1708481

     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)


                            2070 CHAIN BRIDGE ROAD
                                   SUITE 425
                            VIENNA, VIRGINIA 22182
         (ADDRESS, INCLUDING ZIP CODE, OF PRINCIPAL EXECUTIVE OFFICES)

                              ------------------


                                 K. PAUL SINGH
                            2070 CHAIN BRIDGE ROAD
                                   SUITE 425
                            VIENNA, VIRGINIA 22182
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                (703) 902-2800
         (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                WITH COPIES TO:

      ELAM M. HITCHNER, III, ESQ.             DAVID J. BEVERIDGE, ESQ.
        JAMES D. EPSTEIN, ESQ.                   SHEARMAN & STERLING
    PEPPER, HAMILTON & SCHEETZ LLP              599 LEXINGTON AVENUE
         3000 TWO LOGAN SQUARE                   NEW YORK, NY 10022
      PHILADELPHIA, PA 19103-2799                  (212) 848-4000
            (215) 981-4000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JULY 25, 1997

PROSPECTUS
                                  $125,000,000

                        [LOGO OF PRIMUS APPEARS HERE]
               UNITS CONSISTING OF $     % SENIOR NOTES DUE 2004
               AND WARRANTS TO PURCHASE    SHARES OF COMMON STOCK

                                 ------------

  Primus Telecommunications Group, Incorporated ("Primus" or the "Company") is
offering (the "Offering")    units (the "Units") each consisting of $1,000
principal amount of  % Senior Notes due 2004 (the "Notes") and     Warrants
(each a "Warrant") to purchase     shares (the "Warrant Shares") of its common
stock, par value $0.01 per share (the "Common Stock"). The Units, Notes and Warrants are collectively referred to herein as the "Securities." The Notes and Warrants will not be separately transferable until the Separation Date (as defined), and the Warrants will not be exercisable until 180 days after the Closing Date (as defined).

  Interest on the Notes will be payable semi-annually in arrears on     and
of each year, commencing on    , 1998. The Notes will be redeemable at the
option of the Company at any time after      , 2001, at the redemption prices
set forth herein, plus accrued and unpaid interest to the redemption date. In
addition, prior to      , 2000 the Company may redeem up to 35% of the
aggregate principal amount of Notes at the redemption price set forth herein plus accrued and unpaid interest through the redemption date with the net cash proceeds of one or more Public Equity Offerings (as defined). The Notes will not be subject to any mandatory sinking fund. In the event of a Change of Control (as defined), holders of the Notes will have the right to require the Company to purchase their Notes, in whole or in part, at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase.

  On the closing date, the Company will use a portion of the proceeds from the Offering to purchase a portfolio of Pledged Securities (as defined), consisting of U.S. government securities, which will be pledged as security for the first six scheduled interest payments on the Notes.

  The Notes will be unsecured (except as described above), rank senior in right of payment to any future subordinated Indebtedness (as defined) of the Company and pari passu in right of payment with all senior Indebtedness of the Company. As of March 31, 1997, after giving effect to the Offering, the Company would have had approximately $127.8 million of indebtedness. Because the Company is a holding company that conducts its business through its subsidiaries, all existing and future indebtedness and other liabilities and commitments of the Company's subsidiaries, including trade payables, will be effectively senior to the Notes. As of March 31, 1997, the Company's consolidated subsidiaries had aggregate liabilities of approximately $72.7 million. See "Description of Notes."

  Each Warrant will entitle the holder thereof to purchase, on or after      ,
1998,    Warrant Shares at an exercise price of $    per share, subject to
adjustment in certain circumstances. The Warrants will, unless exercised,
automatically expire on      , 2004. See "Description of Warrants" and "Shares
Eligible for Future Sale." Upon consummation of the Offering, the Warrants will
entitle the holders thereof to purchase, in the aggregate, approximately    %
of the Common Stock of the Company on a fully-diluted basis, assuming exercise of all outstanding options and warrants on the date of this Prospectus. The Common Stock is listed on the Nasdaq National Market under the symbol "PRTL." On July 24, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $8 3/4 per share.

                                 ------------

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE UNITS, SEE "RISK FACTORS" BEGINNING ON PAGE 10.

                                 ------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                         Price to   Discounts and   Proceeds to
                                       Investors(1) Commissions(2) Company(1)(3)
--------------------------------------------------------------------------------
Per Unit.............................         %             %              %
--------------------------------------------------------------------------------
Total................................     $             $              $
================================================================================

(1) Plus accrued interest, if any, from the date of issuance to the date of delivery.
(2) The Company has agreed to indemnify the Underwriters against, and to provide contribution with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $      .

                                 ------------

  The Units offered by this Prospectus are offered by the Underwriters subject to prior sale, withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the Units will be made at the office of Lehman Brothers Inc., New York, New York or through the
facilities of The Depository Trust Company, on or about    , 1997.

                                 ------------

LEHMAN BROTHERS                                     DONALDSON, LUFKIN & JENRETTE
                                                       SECURITIES CORPORATION

     , 1997

[MAP SHOWING PRIMUS' INTELLIGENT GLOBAL NETWORK (OPERATIONAL AND PLANNED), INCLUDING SWITCH LOCATIONS, POINTS OF PRESENCE AND FIBER LINKS BETWEEN SWITCH LOCATIONS]

  In this Prospectus, unless otherwise specified or the context otherwise requires, references to "dollars," "$" and "US $" are to United States dollars, references to C$ are to Canadian dollars, and references to A$ are to Australian dollars.

  The Consolidated Financial Statements of the Company are presented in accordance with United States generally accepted accounting principles, and amounts originally measured in foreign currencies for all periods presented have been translated into U.S. dollars in accordance with the methodology set forth in Note 2 to the Consolidated Financial Statements of the Company.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company. The address of such Web site is http://www.sec.gov. The Common Stock is quoted on the Nasdaq National Market, and copies of the reports, proxy statements and other information filed by the Company with the Commission may also be inspected at the offices of Nasdaq Operation, 1735 K Street, N.W., Washington, D.C. 20006.

  The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act, with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus, which is part of the Registration Statement, omits certain information, exhibits, schedules and undertakings set forth in the Registration Statement. For further information pertaining to the Company and the securities offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements contained in the Prospectus as to any contracts, agreements or other documents filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is hereby made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement for a full statement of the provisions thereof, and each such statement in the Prospectus is qualified in all respects by such reference.

  The Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the Commission at prescribed rates from the Public Reference Section of the Commission at such address, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

                              ------------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, AT LEVELS WHICH MIGHT NOT OTHERWISE PREVAIL IN THE OPEN MARKET. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE UNITS IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                    SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus. As used in this Prospectus, except where the context otherwise requires, the terms "Primus" and the "Company" refer to Primus Telecommunications Group, Incorporated and all of its subsidiaries.

                                  THE COMPANY

  Primus is a multinational telecommunications company that focuses on the provision of international and domestic long distance services. The Company seeks to capitalize on the increasing business and residential demand for international telecommunications services generated by the globalization of the world's economies and the worldwide trend toward deregulation of the telecommunications sector. The Company has targeted North America, Asia-Pacific and Europe as its primary service regions (the "Targeted Regions"). The Company currently provides services in the United States, Australia and the United Kingdom (the "Operating Hubs"), which are the most deregulated countries within the Targeted Regions and which serve as regional hubs for expansion into additional markets within the Targeted Regions. As part of the execution of its strategy, the Company also has expanded its operations to include Canada. The Company expects to expand into additional markets as deregulation occurs and the Company is permitted to offer a full range of switched public telephone services in such markets. For the three months ended March 31, 1997 and the twelve months ended December 31, 1996, the Company had net revenue of approximately $59 million and pro forma net revenue of approximately $199 million, after giving pro forma effect to the Company's March 1996 acquisition of Axicorp Pty., Ltd. ("Axicorp"), the fourth largest telecommunications provider in Australia. The Company's Australian operations generated approximately $46.9 million, or 79%, of the Company's net revenue for the three months ended March 31, 1997, and approximately $177.6 million, or 89%, of the Company's pro forma net revenue for the year ended December 31, 1996. The Company has approximately 100,000 customers and, as of June 30, 1997, had 516 full-time employees.

  The Company primarily targets, on a retail basis, small- and medium-sized businesses with significant international long distance traffic and ethnic residential customers and, on a wholesale basis, other telecommunications carriers and resellers with international traffic. The Company provides a broad array of competitively priced telecommunications services, including international long distance to over 200 countries, domestic long distance, and international and domestic private networks, as well as local switched and cellular services in Australia, prepaid and calling cards in the United States, Canada, the United Kingdom and Australia, and toll-free services in the United States and Canada. The Company markets its services through a variety of sales channels, including direct sales, independent agents, direct marketing and associations.

  The Company has constructed and is implementing an international telecommunications network (the "Network") to reduce and control costs, improve service reliability and increase flexibility to introduce new products and services. Management believes that as the volume of telecommunications traffic carried on the Network increases, the Company should improve its profitability as it realizes economies of scale. Major components of the Network include the following:

  Switches. Since December 31, 1996, when the Company operated one international gateway switch in Washington, D.C., the Company's Network has grown to consist of eleven switches, including seven international gateway switches (New York, Los Angeles, Washington, D.C., Toronto, Vancouver, London, Sydney) and four domestic switches (Adelaide, Brisbane, Melbourne and Perth). The Company's international gateway switches will serve as the base for the global expansion of the Network into new countries as regulatory rules permit the Company to compete in these new markets. By the end of 1998, the Company intends to add up to three switches in the United States (expected to be located in Chicago, Dallas and Miami), three switches in Europe (expected to be located in Frankfurt, Paris and Rome), one switch in Mexico (Mexico City) and one switch in Japan (Tokyo), and approximately 15 points of presence in other major metropolitan areas of the Targeted Regions.

  Transmission Capacity. The Company owns and leases transmission capacity which connects its switches to each other and to the networks of other international and domestic telecommunications carriers, including Minimum Assignable Ownership Units ("MAOUs") in two undersea fiber optic cable systems, which are TAT-12/TAT-13 and TPC-5, and Indefeasible Rights of Use ("IRUs") in three undersea fiber optic cable systems, which are CANUS-1, CANTAT-3 and TAT-12/TAT-13. During the first quarter of 1997, the Company's Los Angeles switch was connected to its Network in Australia via a trans-Pacific undersea fiber optic cable system. During the second quarter of 1997, the Company's New York switch was connected to its London switch via trans-Atlantic undersea fiber optic cable systems. This trans-Atlantic connection follows the December 1996 receipt by the Company of a full, facilities-based United Kingdom license which, among other things, allows the Company to own the United Kingdom half of international circuits. In July 1997, the Company became one of five licensed carriers permitted to own and operate transmission facilities in Australia. The Company expects to continue to acquire additional capacity on both existing and future international fiber optic cable systems.

  Foreign Carrier Agreements. In selected countries where competition with the local Postal, Telephone and Telegraph Operator ("PTT") is limited or not currently permitted, the Company has entered into foreign carrier agreements with PTTs or other authorized service providers which permit the Company to provide traffic into and receive return traffic from these countries. The Company has existing foreign carrier agreements with the government-controlled PTTs in India, Iran and Honduras and, in April 1997, entered into a foreign carrier agreement with the Cyprus Telecommunications Authority ("CyTA") to establish a direct, fiber optic connection with the Company's London switch for international long distance primarily to countries in the Middle East. The Company also has entered into foreign carrier agreements in Israel, Malaysia, New Zealand and Sri Lanka which are expected to become effective by the end of 1997. The Company views foreign carrier agreements as viable means of transmitting traffic to countries that have yet to become deregulated. The Company intends to enter into several other foreign carrier agreements by the end of 1998.

  The Company's objective is to become a leading provider of international and domestic long distance voice, data and value-added services to its target customers. The Company's strategy to achieve this objective is to focus on providing a full range of competitively priced, high-quality services in the Targeted Regions. Key elements in the Company's strategy include:

  .  Focus on Customers with Significant International Long Distance
     Usage. The Company's primary focus is providing telecommunications services to small- and medium-sized businesses with significant international long distance traffic and to ethnic residential customers and, on a wholesale basis, to other telecommunications carriers and resellers with international traffic. The Company believes that the international long distance market offers an attractive business opportunity given its size and, as compared to the domestic long distance market, its higher revenue per minute, gross margin and expected growth rate. Although the Company expects to obtain a significant percentage of its revenues from offering international long distance services, the Company currently generates, and expects to continue to generate over the near term, a greater percentage of net revenue from domestic long distance services in an effort to build traffic volumes more quickly to achieve economies of scale.

  . Pursue Early Entry into Selected Deregulating Markets. Primus seeks to be an early entrant into selected overseas deregulating telecommunications markets where it believes there is significant demand for international long distance services, substantial growth and profit potential, and the opportunity to establish a customer base and achieve name recognition. The Company intends to use each Operating Hub as a base to expand into deregulating markets within the Targeted Regions and will focus its expansion efforts on major metropolitan areas with a high concentration of target customers with international traffic. The Company believes that management's international telecommunications experience will assist it in successfully identifying and launching operations in deregulating markets.

  . Implement Intelligent International Network. The Company expects that the strategic development of the Network will lead to reduced transmission and other operating costs as a percentage of net revenue, reduced reliance on other carriers and more efficient network utilization. The Network consists of (i) a global backbone network connecting intelligent gateway switches in the Targeted Regions, (ii) a domestic long distance network presence in each of the Operating Hubs and certain additional countries within the Targeted Regions, and (iii) a combination of owned and leased transmission facilities, resale arrangements and foreign carrier agreements. In an effort to manage transmission costs, the Company pursues a flexible approach with respect to Network expansion. In most instances, the Company initially obtains additional capacity on a variable cost, per-minute basis, next acquires additional capacity on a fixed cost basis when traffic volumes make such a commitment cost-effective, and ultimately purchases and operates its own facilities only when traffic levels justify such investment.

  . Deliver Quality Services at Competitive Prices. Management believes that the Company delivers high-quality services at competitive prices and provides a high level of customer service. The Company intends to maintain a low-cost structure in order to offer its customers international and domestic long distance services priced below that of its major competitors. In addition, the Company intends to maintain strong customer relationships through the use of trained and experienced service representatives and the provision of customized billing services.

  . Provide a Comprehensive Package of Services. The Company seeks to provide a comprehensive package of services to create "one-stop shopping" for its targeted customers' telecommunications needs, particularly for small- and medium-sized businesses and ethnic residential customers that prefer a full service telecommunications provider. The Company believes this approach strengthens its marketing efforts and increases customer retention.

  . Grow through Selected Acquisitions. As part of its business strategy, the Company frequently evaluates potential acquisitions, joint ventures and strategic alliances. The Company views acquisitions as a means to enter additional markets and expand its operations within existing markets. The Company's acquisition criteria include long-distance service providers with an established customer base, complementary operations, licenses to operate as an international carrier, an experienced management team, and businesses in countries into which the Company seeks to enter.

  On April 8, 1997, the Company acquired selected assets of the Canadian long distance provider, Cam-Net Communications Network, Inc. and its subsidiaries ("Cam-Net"), based in Vancouver, British Columbia, including its customer base, customer contracts, customer billing and other back room support systems, and accounts receivable, for C$6.75 million, or approximately US$5 million, in cash. As a result of this acquisition, the Company has a customer and a sales and marketing presence in all major metropolitan areas throughout Canada (including Vancouver, Montreal and Toronto), providing domestic and international direct dial long-distance services to approximately 15,000 residential customers and 5,000 small- and medium-sized businesses.

  In March 1996, the Company acquired Axicorp, the fourth largest telecommunications provider in Australia. Axicorp has provided the Company with early entry into the deregulating Australian telecommunications market and serves as the Company's gateway to the Asia-Pacific region. The ongoing transformation of Axicorp's strategy and operations to those of a facilities-based carrier focused on the provision of international and domestic long distance services is an example of the execution of the Company's business strategy. Prior to the acquisition, Axicorp was a switchless reseller of long distance, local switched and cellular services. Since the acquisition, the Company has installed and begun carrying traffic on a five-switch network in Australia, has leased fiber capacity connecting Australia and the United
States and, in July 1997, became one of five licensed carriers permitted to own and operate transmission facilities in Australia. The Company expects Australian gross margin to increase as it migrates existing business customer traffic onto the Network. Primus has also increased Axicorp's focus on higher margin, higher volume business customers with significant international long-distance traffic, and, as a result, has increased Axicorp's direct sales force and reduced its reliance on marketing through associations. For the three months ended March 31, 1997 and for the year ended December 31, 1996, the Company's Australian operations generated net revenue of $46.9 million and pro forma net revenue of $177.6 million, respectively. The Company acquired Axicorp for $5.7 million in cash, including transaction costs, 455,000 shares of Series A Convertible Preferred Stock (which were converted into 1,538,355 shares of Common Stock) and seller financing consisting of two notes aggregating $8.1 million, on a discounted basis.

  In November 1996, the Company completed an initial public offering of its Common Stock that generated net proceeds of approximately $54.4 million (the "Initial Public Offering"). In July 1996, the Soros/Chatterjee Group (as defined in "Certain Transactions") purchased an equity interest in the Company for an aggregate purchase price of approximately $16.0 million (the "Private Equity Sale") and, assuming the exercise on July 14, 1997 of all of their outstanding warrants, collectively beneficially owns 13.3% of the Common Stock. The net proceeds from the Initial Public Offering and the Private Equity Sale are being used to expand the Company's Network and to fund operating losses, working capital, and other general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

  Primus was co-founded in 1994 by K. Paul Singh, its Chairman and Chief Executive Officer, who formerly served as Vice President of Marketing for MCI. Mr. Singh previously founded two other telecommunications companies, Overseas Telecommunications, Inc. ("OTI") and the Cygnus Satellite Corporation ("Cygnus"), both of which focused on international telecommunications. OTI and Cygnus were acquired by MCI and PanAmSat, respectively. The executive officers of the Company and several of the other members of its management team have substantial experience in the telecommunications and other related industries, and have served in management positions with companies such as MCI, OTI, and M/A Com (subsequently acquired by Hughes Network Systems, Inc.). See "Management--Executive Officers, Directors and Key Employees."

  The Company was incorporated in Delaware in February 1994. The executive offices of the Company are located at 2070 Chain Bridge Road, Suite 425, Vienna, Virginia 22182 and its telephone number is (703) 902-2800.

                                  THE OFFERING

UNITS:

Issuer........................  Primus Telecommunications Group, Incorporated.

Securities Offered............     Units, each consisting of $1,000 principal
                                amount    % Senior Notes due 2004 and
                                   Warrants to purchase     shares of Common
                                Stock.

Separation Date...............  The Notes and the Warrants will not be separately transferable until the Separation
                                Date which will be the earliest of (a)    ,
                                1998, (b) an Exercise Event (as defined), and
                                (c) such other date as Lehman Brothers Inc.
                                shall determine.

Use of Proceeds...............  The net proceeds from the Offering are estimated to be approximately $120 million.
                                Primus intends to apply the net proceeds to purchase the Pledged Securities, to repay certain indebtedness, to fund capital expenditures and operating losses, for working capital requirements, and for other general corporate purposes, including potential acquisitions, joint ventures and strategic alliances. See "Use of Proceeds."

NOTES:

Maturity......................        , 2004.

Interest Payment Dates........         and        , commencing on    , 1998.

Ranking.......................  The Notes will rank senior in right of payment to any future subordinated Indebtedness of the Company, and pari passu in right of payment with all senior Indebtedness of the Company. As of March 31, 1997, after giving effect to the Offering, the Company would have had approximately $127.8 million of Indebtedness. Because the Company is a holding company that conducts its business through its subsidiaries, all existing and future Indebtedness and other liabilities and commitments of the Company's subsidiaries, including trade payables, will be effectively senior to the Notes. As of March 31, 1997, the Company's consolidated subsidiaries had aggregate liabilities of approximately $72.7 million.

Security......................  The Indenture will require the Company to purchase and pledge to the Trustee (as
                                defined), as security for the benefit of the holders of the Notes, Pledged Securities consisting of U.S. government securities in an amount sufficient to provide for the payment in full of the first six scheduled interest payments due on the Notes. The Company expects to use approximately $38.7 million of the net proceeds of the Offering to acquire the Pledged Securities. However, the precise amount of the Pledged Securities to be acquired will depend upon interest rates prevailing on the

                                Closing Date. Assuming the first six scheduled interest payments on the Notes are made in a timely manner, all of the Pledged Securities will be released from the Pledge Account and the Notes will be unsecured. See "Description of the Notes--Security."

Optional Redemption...........  The Notes are not redeemable prior to    ,
                                2001. Thereafter, the Notes will be redeemable,
                                in whole or in part, at the option of the
                                Company, at the redemption prices set forth
                                herein plus accrued and unpaid interest to the
                                applicable redemption date. In addition, prior
                                to    , 2000, the Company may redeem up to 35%
                                of the originally issued principal amount of Notes at the redemption price set forth herein plus accrued and unpaid interest through the redemption date with the net cash proceeds of one or more Public Equity Offerings; provided, however, that at least 65% of the originally issued principal amount of the Notes remains outstanding after the occurrence of such redemption. See "Description of Notes--Optional
                                Redemption."

Change of Control.............  Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Company to repurchase all or any part of such holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. See "Description of Notes--Repurchase of Notes Upon a Change of Control."

Covenants.....................  The Indenture pursuant to which the Notes will be issued will contain certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase Capital Stock or subordinated indebtedness or make certain other Restricted Payments, create certain liens, enter into certain transactions with affiliates, sell assets, issue or sell Capital Stock of the Company's Restricted Subsidiaries or enter into certain mergers and consolidations. See "Description of Notes-- Covenants."

WARRANTS:

Total Number of Warrants......        Warrants, which when exercised would
                                entitle the holders thereof to acquire an
                                aggregate of     Warrant Shares representing
                                approximately    % of the Common Stock on a
                                fully-diluted basis, subject to adjustment, assuming exercise of all outstanding options and warrants on the date of this Prospectus. See "Description of Warrants" and "Shares Eligible for Future Sale." The Warrants will be issued pursuant to the Warrant Agreement.

Expiration Date...............       , 2004.

Exercise......................  Each Warrant will entitle the holder thereof to
                                purchase    shares of Common Stock at an
                                exercise price of $    per
                                share. The number of shares of Common Stock for which, and the price per share at which, a Warrant is exercisable are subject to adjustment upon the occurrence of certain events as provided in the Warrant Agreement. The Warrants will be exercisable on or after
                                   , 1998. The Warrants may also be exercised
                                upon an Exercise Event pursuant to an effective Demand Registration Statement.

Listing Requirements..........
                                The Common Stock is currently quoted on the Nasdaq National Market under the symbol "PRTL." Application will be made to have the Warrant Shares quoted on the Nasdaq National Market. Neither the Units, the Warrants nor the Notes are expected to be quoted on Nasdaq or traded on a national securities exchange.

Registration Rights...........
                                Pursuant to the Warrant Agreement, the Company is required to file the Common Shelf Registration Statement under the Securities Act covering the issuance of shares of Common Stock to the holders of the Warrants upon exercise of the Warrants by the holders thereof and to use its reasonable efforts to cause the Common Shelf Registration Statement to be declared effective on or before 180 days after the date of this Prospectus and to remain effective, subject to certain exceptions, until the earlier of (i) such time as all Warrants have been exercised and (ii) the Expiration Date. Under certain circumstances, the Company will be required to file a Demand Registration Statement. See "Description of Warrants-- Registration Rights."

  For additional information concerning the Notes and Warrants and the definitions of certain capitalized terms used above, see "Description of Units," "Description of Notes," "Description of Warrants" and "Description of Capital Stock."

  FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE UNITS, SEE "RISK FACTORS" BEGINNING ON PAGE 10.

            SUMMARY UNAUDITED CONSOLIDATED FINANCIAL AND OTHER DATA

  The following table presents summary unaudited pro forma consolidated financial and other data for the years ended December 31, 1995 and 1996 and the three months ended March 31, 1996, adjusted to give effect to the acquisition of Axicorp as if it had occurred on January 1, 1995, historical financial data for the three months ended March 31, 1997 and certain actual balance sheet data and balance sheet data as adjusted for the Offering, all of which have been derived from and should be read in conjunction with the Company's Unaudited Pro Forma Consolidated Statements of Operations and related notes thereto, the Company's Consolidated Balance Sheets and Statement of Operations and related notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                 YEAR ENDED                THREE MONTHS
                                DECEMBER 31,              ENDED MARCH 31,
                          --------------------------  -------------------------
                              1995          1996         1996         1997
                          ------------  ------------  ------------ ------------
                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Net revenue.............  $    125,628  $    199,340  $    43,505  $    59,036
Cost of revenue.........       114,639       182,601       39,284       55,034
                          ------------  ------------  -----------  -----------
  Gross margin..........        10,989        16,739        4,221        4,002
Operating expenses:
  Selling, general and
   administrative.......        12,955        22,198        3,958        8,829
  Depreciation and
   amortization.........         1,842         2,464          526          797
                          ------------  ------------  -----------  -----------
    Total operating
     expenses...........        14,797        24,662        4,484        9,626
                          ------------  ------------  -----------  -----------
Loss from operations....        (3,808)       (7,923)        (263)      (5,624)
Interest expense........          (885)         (995)        (235)        (151)
Interest income.........           132           909          171          785
Other income (expense)..           --           (345)        (213)         119
                          ------------  ------------  -----------  -----------
Loss before income
 taxes..................        (4,561)       (8,354)        (540)      (4,871)
Income taxes............           124           477          648           36
                          ------------  ------------  -----------  -----------
Net loss................  $     (4,685) $     (8,831) $    (1,188) $    (4,907)
                          ============  ============  ===========  ===========
Net loss per common and
 common share
 equivalent.............  $      (0.41) $      (0.63) $     (0.10) $     (0.28)
                          ============  ============  ===========  ===========
Weighted average number
 of common and common
 share equivalents
 outstanding............        11,412        13,953       12,385       17,779
                          ============  ============  ===========  ===========
GEOGRAPHIC DATA:
Net revenue:
  United States.........  $      1,167  $     16,573  $     1,856  $     8,271
  Australia.............       124,461       177,621       41,574       46,886
  United Kingdom........           --          5,146           75        3,879
                          ------------  ------------  -----------  -----------
    Total...............  $    125,628  $    199,340  $    43,505  $    59,036
                          ============  ============  ===========  ===========
OTHER DATA:
EBITDA (1)..............  $     (1,966) $     (5,459) $       263  $    (4,827)
Capital expenditures
 (actual) (2)...........  $        974  $     15,959  $       216  $     9,141
Number of switches
 (actual)...............             1             1            1            9 (3)

                                                         AS OF MARCH 31, 1997
                                                        ----------------------
                                                        ACTUAL  AS ADJUSTED(4)
                                                        ------- --------------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...... $48,971    $119,971
Restricted cash........................................     --       38,695
Working capital........................................  21,347     141,347
Total assets........................................... 144,139     258,834
Total long-term obligations (including current
 portion)..............................................  13,135     127,830
Stockholders' equity...................................  71,394      71,394

--------
(1) EBITDA consists of earnings (loss) before interest, income taxes, depreciation, amortization and other income (expense). It is a measure commonly used in the telecommunications industry and is presented to assist in understanding the Company's operating results. Additionally, certain covenants contained in the Indenture are based upon EBITDA. EBITDA is not intended to represent cash flows for the period. See the Consolidated Statement of Cash Flows contained elsewhere in the Prospectus.
(2) Capital expenditures include assets acquired through capital lease financing and other debt.
(3) Excludes two additional switches now in operation.
(4) Adjusted to give effect to the Offering and the application of the net proceeds thereof as if the Offering had occurred on March 31, 1997. For purposes of this presentation, no value has been assigned to the Warrants. Such value will be determined at the time of pricing of the Offering.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

  The statements contained in this Prospectus that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "believes", "expects", "may", "will", "should", or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. In addition, from time to time, the Company or its representatives have made or may make forward-looking statements, orally or in writing. Furthermore, such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Commission, or press releases or oral statements made by or with the approval of an authorized executive officer of any of the Company.

  Management wishes to caution the reader that the forward-looking statements referred to above and contained herein in this Prospectus regarding matters that are not historical facts involve predictions. No assurance can be given that the future results will be achieved; actual events or results may differ materially as a result of risks facing the Company. Such risks include, but are not limited to, changes in business conditions, changes in the telecommunications industry and the general economy, competition, changes in service offerings, and risks associated with the Company's limited operating history, entry into developing markets, managing rapid growth, international operations, dependence on effective information systems, and development of its network, as well as regulatory developments that could cause actual results to vary materially from the future results indicated, expressed or implied, in such forward-looking statements. See "Risk Factors."

                                 RISK FACTORS

  Prospective investors should carefully consider the following risk factors, in addition to the other information contained elsewhere in this Prospectus, in evaluating whether to purchase the Units offered hereby.

SUBSTANTIAL INDEBTEDNESS; AND LIQUIDITY

  The Company will have substantial indebtedness after the Offering. As of March 31, 1997, on a pro forma basis after giving effect to the Offering and the application of the net proceeds therefrom, the Company's total indebtedness would have been approximately $127.8 million, its stockholders' equity would have been approximately $71.4 million and the Company's total assets would have been approximately $258.8 million, of which approximately $20.5 million would have been intangible assets. For the year ended December 31, 1996 and the three months ended March 31, 1997, after giving pro forma effect to the acquisition of Axicorp and this Offering, and the application of the net proceeds therefrom, the Company's consolidated EBITDA would have been approximately negative $5.5 million and negative $4.8 million, respectively, and its earnings would have been insufficient to cover fixed charges by approximately $8.6 million and $5.1 million, respectively. The Indenture limits, but does not prohibit, the incurrence of additional indebtedness by the Company and certain of its subsidiaries and does not limit the amount of indebtedness incurred to finance the cost of telecommunications equipment. The Company anticipates that it and its subsidiaries will incur additional indebtedness in the future. See "Selected Financial Data," "Unaudited Pro Forma Consolidated Statements of Operations," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Notes."

  The level of the Company's indebtedness could have important consequences to holders of the Notes, including the following: (i) the debt service requirements of any additional indebtedness could make it more difficult for the Company to make payments of interest on the Notes; (ii) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited; (iii) a substantial portion of the Company's cash flow from operations, if any, must be dedicated to the payment of principal and interest on its indebtedness and other obligations and will not be available for use in its business; (iv) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to, changes in its business; (v) the Company is more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; and (vi) the Company's high degree of indebtedness will make it more vulnerable in the event of a downturn in its business.

  The Company must substantially increase its net cash flow in order to meet its debt service obligations, and there can be no assurance that the Company will be able to meet such obligations, including its obligations under the Notes. If the Company is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if it otherwise fails to comply with the various covenants under its indebtedness, it would be in default under the terms thereof, which would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company. Such defaults could result in a default on the Notes and could delay or preclude payments of interest or principal thereon and may cause the Warrants and Warrant Shares to have little or no value.

HISTORICAL AND FUTURE OPERATING LOSSES; NEGATIVE EBITDA; AND NET LOSSES

  Since inception through March 31, 1997, the Company had negative cash flow from operating activities of $7.6 million and negative EBITDA of $13.6 million. In addition, the Company incurred net losses in 1995 and 1996, and in the first quarter of 1997, of $2.4 million, $8.8 million and $4.9 million, respectively, and had an accumulated deficit of approximately $16.7 million as of March 31, 1997. Although the Company has experienced net revenue growth in each of its last nine quarters, such growth should not be considered to be indicative of future net revenue growth, if any. The Company expects to continue to incur additional operating losses, negative EBITDA and negative cash flow from operations as the Company expands its operations and continues to build-out and upgrade the Network. There can be no assurance that the Company's revenue will grow or be sustained in future periods or that the Company will be able to achieve or sustain profitability or positive cash flow from operations in any future period. If the Company cannot achieve and sustain operating profitability or positive cash flow from operations, it may not be able to meet its debt service or working capital requirements (including its obligations with respect to the Notes) and may cause the Warrants and Warrant Shares to have little or no value. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

HOLDING COMPANY STRUCTURE; AND RELIANCE ON SUBSIDIARIES FOR DISTRIBUTIONS TO REPAY NOTES

  Primus is a holding company, the principal assets of which are its operating subsidiaries in the United States, Canada, Australia and the United Kingdom. As a holding company, the Company's internal sources of funds to meet its cash needs, including payment of expenses and principal and interest on the Notes, are dividends, intercompany loans and other permitted payments from its direct and indirect subsidiaries, as well as its own credit arrangements. The subsidiaries of the Company are legally distinct from the Company and have no obligation, contingent or otherwise, to pay amounts due with respect to the Notes or to make funds available for such payments and will not guarantee the Notes. Additionally, many of the Company's subsidiaries are organized in jurisdictions outside the United States. The ability of the Company's operating subsidiaries to pay dividends, repay intercompany loans or make other distributions to Primus may be restricted by, among other things, the availability of funds, the terms of various credit arrangements entered into by such operating subsidiaries, as well as statutory and other legal restrictions, and such payments may have adverse tax consequences. The failure to pay any such dividends, repay intercompany loans or make any such other distributions would restrict Primus's ability to repay the Notes and its ability to utilize cash flow from one subsidiary to cover shortfalls in working capital at another subsidiary, could cause the Warrants and the Warrant Shares to have little or no value, and could otherwise have a material adverse effect upon the Company's business, financial condition and results of operations.

  Because the Company is a holding company that conducts its business through its subsidiaries, claims of creditors of such subsidiaries will generally have priority over the assets of such subsidiaries over the claims of the Company and the holders of the Company's indebtedness. Accordingly, the Notes will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of the Company's subsidiaries, including trade payables. As of March 31, 1997, the Company's consolidated subsidiaries had aggregate liabilities of approximately $72.7 million. Any right of the Company to receive assets of any subsidiary upon the liquidation or reorganization of such subsidiary (and the consequent rights of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of such subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor, in which case the claims of the Company would still be subordinate to any security in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. In addition, holders of such indebtedness of the Company would have a claim on the assets securing such indebtedness that is prior to the holders of the Notes and would have a claim that is pari passu with the holders of the Notes to the extent such security did not satisfy such indebtedness. The Company has no significant assets other than the stock of its subsidiaries and it is expected that the stock of the subsidiaries will be pledged to secure a credit facility.

LIMITED OPERATING HISTORY; AND ENTRY INTO DEVELOPING MARKETS

  The Company was founded in February 1994 and began generating operating revenues in March 1995. Axicorp, the Company's principal operating subsidiary, was acquired in March 1996. The Company has generated only limited net revenue and has limited experience in operating its business. In addition, the Company intends to enter markets where it has limited or no operating experience. Furthermore, in many of the Company's target markets, the Company intends to offer services that have previously been provided primarily by the local PTTs. Accordingly, there can be no assurance that the Company's future operations will generate operating or net income, and the Company's prospects must therefore be considered in light of the risks, expenses, problems and delays inherent in establishing a new business in a rapidly changing industry. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEVELOPMENT OF THE NETWORK; AND MIGRATION OF TRAFFIC ONTO THE NETWORK

  The Company has only recently begun operating the Network. The long-term success of the Company is dependent upon its ability to design, implement, operate, manage and maintain the Network, activities in which the Company has limited experience, and its ability to generate and maintain traffic on the Network. By expanding the Network, the Company will incur additional fixed operating costs that typically are, particularly with respect to international transmission lines, in excess of the revenue attributable to the transmission capacity funded by such costs until the Company generates additional traffic volume for such capacity. There can be no assurance that the Network can be completed in a timely manner or operated efficiently. See "Business--Network." Any failure by the Company to design, implement, operate, manage or maintain the Network, or generate or maintain traffic, could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Company intends to expand the Network as more countries deregulate their telecommunications industries, which will require the Company to acquire additional licenses and equipment. There can be no assurance that the Company will be able to obtain the licenses or purchase the necessary equipment on favorable terms or, if it does, that the development of the Network in these countries will be successful. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Business--Network."

  To date, the Company's operation of the Network and the anticipated operating improvements that are expected to result from the use of the Network have been adversely affected by a slower than expected migration of the Company's existing traffic in Australia from the Telstra Corporation Ltd. ("Telstra") network to the Company's Network. The Company has applied to Telstra to convert approximately 120,000 existing telephone numbers from the Telstra network to the Company's Network under the non-code access program which is expected to be initiated by September 1997 and implemented over the next 12 months. The rate at which these customer telephone numbers can be processed and connected will significantly impact the Company's ability to increase its gross margin percentages in Australia. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

MANAGING RAPID GROWTH

  The Company's strategy of continuing its growth and expansion has placed, and is expected to continue to place, a significant strain on the Company's management, operational and financial resources and increased demands on its systems and controls. The Company is continuing to develop the Network by adding switches, cable and satellite facilities, expanding its operations within North America, Australia and the United Kingdom, and expanding into selected additional markets within the Targeted Regions when business and regulatory conditions warrant. In order to manage its growth effectively, the Company must continue to implement and improve its operational and financial systems and controls, purchase and utilize other transmission facilities, and expand, train and manage its employee base. Inaccuracies in the Company's forecasts of traffic could result in insufficient or excessive transmission facilities and disproportionate fixed expenses. There can be no assurance that the Company will be able to develop a facilities-based network or expand within its target markets at the rate presently planned by the Company, or that the existing regulatory barriers to such expansion will be reduced or eliminated. As the Company proceeds with its development, there will be additional demands on the Company's customer support, billings systems and support, sales and marketing and administrative resources and network infrastructure. There can be no assurance that the Company's operating and financial control systems and infrastructure will be adequate to maintain and effectively manage future growth. The failure to continue to upgrade the administrative, operating and financial control systems or the emergence of unexpected expansion difficulties could materially adversely affect the Company's business, results of operations and financial condition. See "-- Dependence on Effective Information Systems."

ACQUISITION RISKS

  A key element of the Company's business strategy is to acquire businesses and assets of businesses that are complementary to those of the Company, and a major portion of the Company's growth in recent years has resulted from such acquisitions. These acquisitions involve certain operational and financial risks. Operational risks include the possibility that an acquisition does not ultimately provide the benefits originally anticipated by the Company's management, while the Company continues to incur operating expenses to provide the services formerly provided by the acquired company. Financial risks involve the incurrence of indebtedness by the Company in order to effect the acquisition (subject to the limitations contained in the Indenture) and the consequent need to service that indebtedness. In addition, the issuance of stock in connection with acquisitions dilutes the voting power and may dilute certain other interests of existing shareholders. In carrying out its acquisition strategy, the Company attempts to minimize the risk of unexpected liabilities and contingencies associated with acquired businesses through planning, investigation and negotiation, but such unexpected liabilities may nevertheless accompany acquisitions. There can be no assurance that the Company will be successful in identifying attractive acquisition candidates, completing and financing additional acquisitions on favorable terms, or integrating the acquired businesses or assets into its own.

NEED FOR ADDITIONAL FINANCING

  The Company believes that the net proceeds from the Offering, together with its existing cash and available capital lease financing (subject to the limitations contained in the Indenture) will be sufficient to fund the Company's operating losses, debt service requirements, capital expenditures (including the development of the Network as currently contemplated) and other cash needs for its operations for approximately 18 to 24 months. If the Company enters into a $50 million revolving line of credit (the "Senior Credit Facility") as contemplated by a commitment letter dated July 14, 1997, (the "Commitment Letter") received from Lehman Commercial Paper Inc ("LCPI"), an affiliate of one of the underwriters, the Company believes it would have sufficient funding to cover planned expansion of the Network and operating losses until such time as the Company begins to generate operating income; however, this is a forward looking statement and there can be no assurance in this regard. There can be no assurance that the Company will obtain the Senior Credit Facility on the terms set forth in the Commitment Letter, if at all. See "Description of Senior Credit Commitment." Furthermore, there can be no assurance that the Company would be able to obtain a substitute credit facility or capital lease financing on commercially reasonable terms, if at all. If the Company's plans or assumptions change (including those with respect to the development of the Network, the level of its operations and its operating cash flow), if its assumptions prove inaccurate, if it consummates investments or acquisitions with companies that are complementary to the Company's current operations or if it experiences unexpected costs or competitive pressures, or if the net proceeds from the Offering, existing cash and any other borrowings prove to be insufficient, the Company may need to seek additional capital sooner than anticipated.

  The Company may seek to raise such additional capital from public or private equity or debt sources. The Indenture contains certain restrictive covenants that will affect, and in many respects will significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness and to create liens. See "Description of Notes--Covenants." There can be no assurance that the Company will be able to raise such capital on satisfactory terms or at all. If the Company is able to raise additional funds through the incurrence of debt, and it does so, it would likely become subject to additional restrictive financial covenants. If additional funds are raised through the issuance of equity securities, the percentage ownership of the Company's then current equity holders, including the ownership interests represented by the Warrants and the Warrant Shares, would be reduced and, if such equity securities take the form of preferred stock, the holders of such preferred stock may have rights, preferences or privileges senior to those of holders of Common Stock. In the event that the Company is unable to obtain such additional capital or is unable to obtain such additional capital on acceptable terms, the Company may be required to reduce the scope of its expansion, which could adversely affect the Company's business, results of operations and financial condition, its ability to compete, its ability to meet its obligations on the Notes, and the value of the Warrants and the Warrant Shares. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Capital Stock--Preferred Stock."

INTENSE DOMESTIC AND INTERNATIONAL COMPETITION

  The long distance telecommunications industry is intensely competitive and is significantly influenced by the marketing and pricing decisions of the larger industry participants. In deregulated countries, the industry has relatively limited barriers to entry with numerous entities competing for the same customers. Customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. Generally, the Company's customers can switch carriers at any time. The Company believes that competition in all of its markets is likely to increase and that competition in non-United States markets is likely to become more similar to competition in the United States market over time as such non-United States markets continue to experience deregulatory influences. This increase in competition could adversely affect net revenue per minute and gross margin as a percentage of net revenue. In each of its Targeted Regions, the Company competes primarily on the basis of price (particularly with respect to its sales to other carriers), and also on the basis of customer service and its ability to provide a variety of telecommunications products and services. Prices for long distance calls in several of the markets in which the Company competes have declined in recent years and are likely to continue to decrease. There can be no assurance that the Company will be able to compete successfully in the future.

  Many of the Company's competitors are significantly larger, have substantially greater financial, technical and marketing resources and larger networks than the Company and a broader portfolio of services, control transmission lines and have stronger name recognition and loyalty, as well as long-standing relationships with the Company's target customers. In addition, many of the Company's competitors enjoy economies of scale that can result in a lower cost structure for transmission and related costs, which could cause significant pricing pressures within the industry. Several long distance carriers in the United States have introduced pricing strategies that provide for fixed, low rates for calls within the United States. Such a strategy, if widely adopted, could have an adverse effect on the Company's results of operations and financial condition if increases in telecommunications usage do not result or are insufficient to offset the effects of such price decreases. The Company's competitors include, among others: AT&T, MCI, Sprint, WorldCom Network Services, Inc. ("WorldCom"), Frontier Communications Services, Inc. ("Frontier"), and LCI International, Inc. ("LCI") in the United States; Telstra, Optus Communications Pty. Limited ("Optus"), AAPT, World Exchange and GlobalOne in Australia; British Telecommunications plc ("British Telecom"), Mercury Communications ("Mercury"), AT&T, WorldCom, GlobalOne, and ACC Corporation ("ACC") in the United Kingdom; and Stentor, AT&T Canada Long Distance Services Co. ("AT&T LDS"), fONOROLA Inc. ("fONOROLA"), Sprint Canada and ACC in Canada.

  The Company also competes with numerous other long distance providers, some of which focus their efforts on the same customers targeted by the Company. In addition to these competitors, recent and pending deregulation in various countries may encourage new entrants. For example, the number of competitors is likely to increase as a result of the new competitive opportunities created by the World Trade Organization ("WTO"). Under the terms of an agreement under the WTO (the "WTO Agreement"), the United States and 68 other participating countries have committed to open their telecommunications markets to competition starting on January 1, 1998. Further, as a result of the recently enacted Telecommunications Act of 1996 (the "1996 Telecommunications Act") in the United States, once certain conditions are met, the Regional Bell Operating Companies ("RBOCs") will be allowed to enter the domestic long distance market, AT&T, MCI and other long distance carriers will be allowed to enter the local telephone services market, and any entity (including cable television companies and utilities) will be allowed to enter both the local service and long distance telecommunications markets. Increased competition in the United States as a result of the foregoing, and other competitive developments, including entry by Internet service providers into the long distance market, could have an adverse effect on the Company's business, results of operations and financial condition. In addition, with the ongoing deregulation of the Australian telecommunications market and the granting of additional carrier licenses which began in July 1997, the Company could experience additional competition in the Australian market from newly licensed telecommunications carriers. This increased competition could adversely impact the Company's ability to expand its customer base and achieve increased revenue growth, and consequently, could have an adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Competition" and "Business--Government Regulation."

DEPENDENCE ON TRANSMISSION FACILITIES-BASED CARRIERS

  Telephone calls made by the Company's customers primarily are connected through transmission lines that the Company leases under a variety of arrangements with transmission facilities-based long distance carriers, many of which are, or may become, competitors of the Company. The Company's ability to maintain and expand its business is dependent upon whether the Company continues to maintain favorable relationships with the transmission facilities-based carriers from which the Company leases transmission lines. Although the Company believes that its relationships with carriers generally are satisfactory, the deterioration or termination of the Company's relationships with one or more of these carriers could have a material adverse effect upon the Company's cost structure, service quality, Network diversity, results of operations and financial condition.

  Presently, most transmission lines used by the Company are obtained on a per-call (or usage) basis, subjecting the Company to the possibility of unanticipated price increases and service cancellations. Currently, usage rates generally are less than the rates the Company charges its customers for connecting calls through these lines. To the extent these variable costs increase, the Company may experience reduced or, in certain circumstances, negative margins for some services. As its traffic volume increases between particular international markets, the Company expects to cease using variable usage arrangements and enter into fixed monthly or longer-term leasing arrangements, subject to obtaining any requisite authority. To the extent the Company does so, and incorrectly projects traffic volume in a particular geographic area, the Company would experience higher fixed costs without the increased revenue. Moreover, certain of the vendors from whom the Company leases transmission lines, including RBOCs and other Local Exchange Carriers ("LECs") in the United States, currently are subject to tariff controls and other price constraints which in the future may be changed. Regulatory proposals are pending that may affect the prices charged by the RBOCs and other LECs to the Company, which could have a material adverse effect on the Company's margins, business, financial condition and results of operations. See "--Potential Adverse Effects of Regulation" and "Business--Government Regulation."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

  A key component of the Company's strategy is its planned expansion in international markets. In many international markets, the existing carrier will control access to the local networks, enjoy better brand recognition and brand and customer loyalty, and have significant operational economies, including a larger backbone network and foreign carrier agreements with PTTs and other service providers. Moreover, the incumbent may take many months to allow competitors, including the Company, to interconnect to its switches within the target market. Pursuit of international growth opportunities may require significant investments for an extended period before returns, if any, on such investments are realized. In addition, there can be no assurance that the Company will be able to obtain the permits and operating licenses required for it to operate, obtain access to local transmission facilities or to market, sell and deliver competitive services in these markets.

  In addition to the uncertainty as to the Company's ability to expand its international presence, there are certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers, difficulties in staffing and managing foreign operations, problems in collecting accounts receivable, political risks, fluctuations in currency exchange rates, foreign exchange controls which restrict or prohibit repatriation of funds, technology export and import restrictions or prohibitions, delays from customs brokers or government agencies, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world, and potentially adverse tax consequences resulting from operating in multiple jurisdictions with different tax laws, which could materially adversely impact the Company's international operations. A significant portion of the Company's net revenue and expenses is denominated, and is expected to continue to be denominated, in currencies other than United States dollars, and changes in exchange rates may have a significant effect on the Company's results of operations. In addition, the Company's business could be adversely affected by a reversal in the current trend toward deregulation of telecommunications carriers. In Mexico, and in certain other countries into which the Company may choose to expand in the future, the Company may need to enter into a joint venture or other strategic relationship with one or more third parties in order to conduct successfully its operations (often with the PTT or other dominant carrier in a developing country). There can be no assurance that such factors will not have a material adverse effect on the Company's future operations and, consequently, on the Company's business, results of operations and financial condition, or that the Company will not have to modify its current business practices.

DEPENDENCE ON EFFECTIVE INFORMATION SYSTEMS

  To complete its billing, the Company must record and process massive amounts of data quickly and accurately. While the Company believes its management information system is currently adequate, it will have to grow as the Company's business expands and to change as new technological developments occur. The Company believes that the successful implementation and integration of new information systems and backroom support will be important to its continued growth, its ability to monitor and control costs, to bill customers accurately and in a timely fashion and to achieve operating efficiencies. There can be no assurance that the Company will not encounter delays or cost-overruns or suffer adverse consequences in implementing these systems. See "Business--Management Information and Billing Systems." Any such delay or other malfunction of the Company's management information systems could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS OF INDUSTRY CHANGES AFFECTING COMPETITIVENESS AND FINANCIAL RESULTS

  The international telecommunications industry is changing rapidly due to deregulation, privatization of PTTs, technological improvements, expansion of telecommunications infrastructure and the globalization of the world's economies. There can be no assurance that one or more of these factors will not vary in a manner that could have a material adverse effect on the Company. In addition, deregulation in any particular market may cause such market to shift unpredictably. There can be no assurance that the Company will be able to compete effectively or adjust its contemplated plan of development to meet changing market conditions. See "--Potential Adverse Effects of Regulation."

  The telecommunications industry generally is in a period of rapid technological evolution, marked by the introduction of new product and service offerings and increasing satellite and undersea cable transmission capacity for services similar to those provided by the Company. Potential developments that could adversely affect the Company if not anticipated or appropriately responded to include improvements in transmission equipment, development of switching technology allowing voice/data/video multimedia transmission simultaneously and commercial availability of Internet-based domestic and international switched voice/data/video services at prices lower than comparable services offered by the Company. The Company's profitability will depend on its ability to anticipate, access and adapt to rapid technological changes and its ability to offer, on a timely and cost-effective basis, services that meet evolving industry standards. There can be no assurance that the Company will be able to access or adapt to such technological changes at a competitive price, maintain competitive services or obtain new technologies on a timely basis or on satisfactory terms. See "--Intense Domestic and International Competition."

DEPENDENCE ON KEY PERSONNEL

  The Company is dependent on the efforts of its management team and its key technical, marketing and sales personnel, particularly those of K. Paul Singh, its Chairman and Chief Executive Officer. The loss of services of one or more of these key individuals, particularly Mr. Singh, could materially and adversely affect the business of the Company and its future prospects. The Company has entered into an employment agreement with Mr. Singh, which expires on May 30, 1999. The Company does not maintain any key person life insurance on the lives of any officer, director or key employee. The Company's future success will also depend on its ability to attract and retain additional key management and technical and sales personnel required in connection with the growth and development of its business. Competition for qualified employees and personnel in the telecommunications industry is intense, particularly in non-U.S. markets and, from time to time, there are a limited number of persons with knowledge of and experience in particular sectors of the telecommunications industry. There can be no assurance that the Company will be successful in attracting and retaining such executives and personnel. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on the Company's results of operations, development efforts and ability to expand. See "Management."

POTENTIAL ADVERSE EFFECTS OF REGULATION

  As a multinational telecommunications company, Primus is subject to varying degrees of regulation in each of the jurisdictions in which it provides its services. Local laws and regulations, and the interpretation of such laws and regulations, differ significantly among the jurisdictions in which the Company operates. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on the Company, that domestic or international regulators or third parties will not raise material issues with regard to the Company's compliance or noncompliance with applicable regulations or that regulatory activities will not have a material adverse effect on the Company. Certain risks regarding the regulatory framework in the principal jurisdictions in which the Company provides its services are briefly described below.

  United States. In the United States, the provision of the Company's services is subject to the provisions of the Communications Act of 1934, as amended by the 1996 Telecommunications Act (the "Communications Act") and the Federal Communications Commission (the "FCC") regulations thereunder, as well as the applicable laws and regulations of the various states administered by the relevant state public service commission ("PSC"). The recent trend in the United States, for both federal and state regulation of telecommunications service providers, has been in the direction of reduced regulation. Although this trend facilitates market entry and competition by multiple providers, it has also given AT&T, the largest international and domestic long distance carrier in the United States, increased pricing and market entry flexibility that has permitted it to compete more effectively with smaller carriers, such as the Company. In addition, the recently enacted Communications Act has opened the Company's United States market to increased competition. There can be no assurance that future regulatory, judicial and legislative changes in the United States will not result in a material adverse effect on the Company.

  Despite recent trends toward deregulation, the FCC and relevant state PSCs continue to exercise extensive authority to regulate ownership of transmission facilities, provision of services and the terms and conditions under which the Company's services are provided. In addition, the Company is required by federal and state law and regulations to file tariffs listing the rates, terms and conditions of the services it provides. Any failure to maintain proper federal and state tariffs or certification or any finding by the federal or state agencies that the Company is not operating under permissible terms and conditions may result in an enforcement action or investigation, either of which could have a material adverse effect on the Company.

  To originate and terminate calls in connection with providing their services, long distance carriers such as the Company must purchase "access" from the LECs or Competitive Local Exchange Carriers ("CLECs"). Access charges represent a significant portion of the Company's cost of revenue and, generally, such access charges are regulated by the FCC. The FCC has recently reformed its regulation of LEC access charges to better account for increasing levels of local competition. Under the new rules, LECs will be permitted to allow certain volume discounts in the pricing of access charges. While the import of these new rules is not yet certain, it is possible that many long distance carriers, including the Company, could be placed at a significant cost disadvantage to larger competitors.

  The FCC and certain state agencies also impose prior approval requirements on transfers of control, including pro forma transfers of control resulting from corporate reorganizations, and assignments of regulatory authorizations. Such requirements may delay, prevent or deter a change in control of the Company. The FCC has established and administered a variety of international service regulations, including the International Settlements Policy ("ISP") which governs the settlement between U.S. carriers and their foreign correspondents of the cost of terminating traffic over each other's networks, the "benchmark" accounting rates for such settlement and permissible exceptions to these policies. The FCC could find that certain settlement rate terms of the Company's foreign carrier agreements do not meet the ISP requirements, absent a waiver. Although the FCC generally has not issued penalties in this area, it could, among other things, issue a cease and desist order or impose fines if it finds that these agreements conflict with the ISP. The Company does not believe that any such fine or order would have a material adverse effect on the Company. The FCC also regulates the nature and extent of foreign ownership in radio licenses and foreign carrier affiliations of the Company.

  Regulatory requirements pertinent to the Company's operations have recently changed and will continue to change as a result of the WTO Agreement, federal legislation, court decisions, and new and revised policies of the FCC and state public service commissions. In particular, the FCC continues to refine its international service rules to promote competition, reflect and encourage liberalization in foreign countries, and reduce international accounting rates toward cost. Among other things, such changes may increase competition, alter the ability of the Company to compete with other service providers, to continue providing the same services, or to introduce services currently planned for the future. The impact on the Company's operations of any changes in applicable regulatory requirements cannot be predicted.

  Canada. In Canada, telecommunications carriers are regulated generally by the Canadian regulatory agency known as the Canadian Radio-television and Telecommunications Commission ("CRTC"). The CRTC has enacted policies and regulations that affect the Company's ability to successfully compete in the Canadian marketplace. These policies and regulations include the establishment of contribution charges (the equivalent of access charges in the U.S.), deregulation of the international segment of the long-distance market, limitations on switched hubbing, international simple resale ("ISR") and foreign ownership rules for facilities-based carriers. Canada is expected to eliminate many of these regulatory restrictions by October 1998. In addition, Canada has committed in the WTO Agreement to eliminate barriers to competition. Although these policies currently do not apply to resellers such as the Company, this deregulatory trend will likely create new market opportunities for telecommunications companies, thereby increasing competition within Canada. However, there can be no assurance that any future changes in or additions to law, regulations, government policy or administrative rulings will not have a material adverse impact on the Company's competitive position, growth and financial performance.

  Australia. In Australia, the provision of the Company's services is subject to federal regulation. Two primary instruments of regulation have been the Telecommunications Act 1991 and federal regulation of anti-competitive practices pursuant to the Trade Practices Act 1974 (the "Trade Practices Act"). The regulatory climate changed in July 1997 with the implementation of the Telecommunications Act 1997 (the "Telecom Act").

  In connection with the Telecom Act, the Company became one of five licensed carriers permitted to own and operate transmission facilities in Australia, and it is expected that additional licenses will be issued. Under the new regulatory framework, the Company does not require a carriage license in order to supply carriage services to the public using network facilities owned by another carrier. Instead, the Company must comply with legislated "service provider" rules contained in the Telecom Act covering matters such as compliance with the Telecom Act, operator services, regulation of access, directory assistance, provision of information to allow maintenance of an integrated public number database, and itemized billing.

  Also, in connection with the Telecom Act, two federal regulatory authorities now exercise control over a broad range of issues affecting the operation of the Australian telecommunications industry. The Australian Communications Authority ("the ACA") regulates matters including the licensing of carriers and technical matters, and the Australian Competition and Consumer Commission ("the ACCC") has the role of promotion of competition and consumer protection. The Company, as a licensed carrier, will be required to comply with its own license and will be under the regulatory control of the ACA and the ACCC.

  Anti-competitive practices will also continue to be regulated by the Trade Practices Act. In July 1997 these regulations were strengthened to encourage greater competition in the telecommunications industry. The Australian Government has introduced these changes in the belief that they will achieve the Government's long-term objective of an internationally competitive telecommunications industry in Australia through full and open competition. In addition, other federal legislation, various regulations pursuant to delegated authority and legislation, ministerial declarations, codes, directions, licenses, statements of Commonwealth Government policy and court decisions affecting telecommunications carriers also apply to the Company. There can be no assurance that future declarations, codes, directions, licenses, regulations, and judicial and legislative changes will not have a material adverse effect on the Company.

  United Kingdom. In the United Kingdom, the provision of the Company's services is subject to and affected by regulations introduced by the United Kingdom telecommunications regulatory authority, the Office of Telecommunications ("Oftel") under the Telecommunications Act of 1984 (the "United Kingdom Telecommunications Act"). Since the break up of the United Kingdom telecommunications duopoly consisting of British Telecom and Mercury in 1991, it has been the stated goal of Oftel to create a competitive marketplace from which detailed regulation could eventually be withdrawn. The regulatory regime currently being introduced by Oftel has a direct and material effect on the ability of the Company to conduct its business. Oftel has imposed mandatory rate reductions on British Telecom in the past, which reductions are expected to continue for the foreseeable future, and this has had, and may continue to have, the effect of reducing the prices the Company can charge its customers. Primus Telecommunications, Inc., a wholly-owned subsidiary of the Company, holds a license to provide ISR services to all international points from the United Kingdom and its subsidiary, Primus Telecommunications Ltd., has recently been awarded a license to provide international facilities-based voice services. There can be no assurance that future changes in regulation and government will not have a material adverse effect on the Company's business, results of operations and financial condition.

  Other Jurisdictions. The Company currently provides limited services in Mexico and intends to expand its operations into other jurisdictions as such markets deregulate and the Company is able to offer a full range of switched public telephone services to its customers. In addition, in countries that enact legislation intended to deregulate the telecommunications sector or that have made commitments to open their markets to competition in the WTO Agreement, there may be significant delays in the adoption of implementing regulations and uncertainties as to the implementation of the deregulatory programs which could delay or make more expensive the Company's entry into such additional markets. The ability of the Company to enter a particular market and provide telecommunications services, particularly in Mexico and other developing countries, is dependent upon the extent to which the regulations in a particular market permit new entrants. In some countries, regulators may make subjective judgments in awarding licenses and permits, without any legal recourse for unsuccessful applicants. In the event the Company is able to gain entry to such a market, no assurances can be given that the Company will be able to provide a full range of services in such market, that it will not have to significantly modify its operations to comply with changes in the regulatory environment in such market, or that any such changes will not have a material adverse effect on the Company's business, results of operations or financial condition.

CONTROL OF THE COMPANY

  After completion of this Offering, but without giving effect to the exercise in full of the Warrants, the executive officers and directors of the Company will continue to beneficially own 5,402,585 shares of Common Stock, representing 28.7% of the Common Stock, including options to purchase 646,896 shares of Common Stock exercisable on or prior to August 29, 1997. The executive officers and directors have also been granted options to purchase an additional 727,026 shares of Common Stock which vest after August 29, 1997. Of these amounts, Mr. K. Paul Singh, the Company's Chairman and Chief Executive Officer beneficially owns 4,497,730 shares of Common Stock, including options to purchase 112,700 shares of Common Stock exercisable on or prior to August 29, 1997. In addition, Mr. Singh has also been granted options to purchase an additional 225,400 shares which vest after August 29, 1997. The Soros/Chatterjee Group beneficially owns 2,590,274 shares of Common Stock (including shares of Common Stock which may be purchased upon exercise of warrants which may occur within 60 days of the date of this Prospectus, and assuming such warrants were exercised on July 14, 1997). As a result, if they act as a group, the executive officers, directors and the Soros/Chatterjee Group will exercise significant influence over such matters as the election of the directors of the Company, amendments to the Company's charter, other fundamental corporate transactions such as mergers, asset sales, and the sale of the Company, and otherwise the direction of the Company's business and affairs. See "Principal Stockholders" and "Description of Capital Stock."

ABSENCE OF A PRIOR PUBLIC MARKET

  Prior to this Offering, there has been no public market for the Securities (with the exception of the Warrant Shares) and there can be no assurance that an active trading market will develop or be sustained in the future.

There may be significant volatility in the market price of the Securities due to factors that may or may not relate to the Company's performance. The Company does not intend to list any of the Securities (with the exception of the Warrant Shares) on any securities exchange, and there can be no assurance that a trading market for the Securities will develop and continue after this Offering. The Underwriters have advised the Company that they currently intend to make a market in the Securities but they are not obligated to do so and may discontinue market making activities at any time. If a market for the Securities were to develop, the Securities could trade at prices that may be lower than the initial offering price and could be significantly affected by various factors such as economic forecasts, financial market conditions, acquisitions and quarterly variations in the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The liquidity of, and trading market for, the Securities also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company. See "Description of Notes" and "Description of Warrants."

DEVELOPMENT AND MAINTENANCE OF PUBLIC MARKET FOR COMMON STOCK; AND POSSIBLE VOLATILITY OF STOCK PRICE

  The Company completed its Initial Public Offering of Common Stock on November 7, 1996, prior to which there had been no public market for the Common Stock. There can be no assurance that an active trading market for the Common Stock will develop or, if developed, will be maintained. Historically, the market prices for securities of emerging companies in the telecommunications industry have been highly volatile. The market price of the Common Stock could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for the Common Stock, variations in the Company's quarterly operating results, regulatory or other changes (both domestic and international) affecting the telecommunications industry generally, announcements of business developments by the Company or its competitors, the addition of customers in connection with acquisitions, changes in the cost of long distance service or other operating costs and changes in general market conditions.

CONSEQUENCE OF ORIGINAL ISSUE DISCOUNT

  The Notes will be issued at a discount from their principal amount. Consequently, purchasers of the Notes generally will be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain Federal Income Tax Considerations" for a more detailed discussion of the federal income tax consequences to purchasers of the Notes.

  If a bankruptcy is commenced by or against the Company under the United States Bankruptcy Code after the issuance of the Notes, the claim of a holder of Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price for the Notes and
(ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the United States Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

ANTI-TAKEOVER PROVISIONS

  The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated By-Laws (the "By-Laws") include certain provisions which may have the effect of delaying, deterring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Company's Board of Directors. Such provisions may also render the removal of directors and management more difficult. Specifically, the Company's Certificate of Incorporation or By-Laws provide for a classified Board of Directors serving staggered three-year terms, restrictions on who may call a special meeting of stockholders and a prohibition on stockholder action by written consent. In addition, the Company's Board of Directors has the authority to issue up to 2,000,000 additional shares of preferred stock (the "Preferred Stock") and to determine the price, rights, preferences, and privileges of those shares without any further vote or actions by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of such additional shares of Preferred Stock, while potentially providing desirable flexibility in connection with possible acquisitions and serving other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or may discourage a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The Company has no present intention to issue such additional shares of Preferred Stock. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"), which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change of control of the Company. Furthermore, certain provisions of the Company's By-Laws, including provisions that provide that the exact number of directors shall be determined by a majority of the Board of Directors, that vacancies on the Board of Directors may be filled by a majority vote of the directors then in office, though less than a quorum, and that limit the ability of new majority stockholders to remove directors, all of which may have the effect of delaying or preventing changes in control or management of the Company, and which could adversely affect the market price of the Company's Common Stock. Additionally, certain Federal regulations require prior approval of certain transfers of control which could also have the effect of delaying, deferring or preventing a change of control. Any Change of Control (as defined) may require the Company to extend an offer to redeem the Notes. See "Management--Classified Board of Directors," "Description of Capital Stock", "Business--Government Regulation," and "Description of Notes--Repurchase of Notes Upon a Change of Control."

SHARES ELIGIBLE FOR FUTURE SALE

  As of July 24, 1997, the Company had 6,127,621 shares of Common Stock outstanding which are freely tradeable, and an additional 11,651,110 shares which are eligible for public sale subject to the provisions of Rule 144 promulgated under the Securities Act. The volume limitations of Rule 144 will apply to the sale of all of such shares held by affiliates of the Company. Sales of substantial amounts of shares of Common Stock in the public market, or even the potential for such sales, could adversely affect the prevailing market price of the Common Stock and impair the Company's ability to raise capital through the sale of equity securities. See "Principal Stockholders."

                         RECENT QUARTERLY RESULTS

  On July 16, 1997, the Company announced that net revenue for the three months ended June 30, 1997 was $70.0 million as compared to $59.0 million for the three months ended March 31, 1997, a 19% increase. Net revenue for the three months ended June 30, 1997 was comprised of $47.1 million from Australia, $18.3 million from North America, and $4.6 million from the United Kingdom. The cost of revenue and gross margin for the three months ended June 30, 1997 were $64.1 million and $5.9 million, respectively.

  Gross margin as a percentage of net revenue for the three months ended June 30, 1997 was 8.4% as compared to 6.8% for the three months ended March 31, 1997. Included in the results for the three months ended March 31, 1997 was an uncollectible receivable of approximately $0.7 million, and excluding this uncollectible receivable, the gross margin percentage for such period would have been 8.0%. Additionally, gross margin, both in dollars and as a percentage of net revenue, increased in the three months ended June 30, 1997 in each of its three Operating Hubs as compared to the gross margin for the three months ended March 31, 1997.

  The Company's operating loss and net loss for the three months ended June 30, 1997 were $(9.0) million and $(8.9) million, respectively. The loss per share for the three months ended June 30, 1997 was $(0.50) calculated on the basis of 17,778,731 weighted average common shares outstanding. For the three months ended June 30, 1997, the Company's depreciation and amortization expenses were $1.7 million and its EBITDA was negative $7.3 million. As of June 30, 1997, the Company's cash and cash equivalents were $28.3 million.

                                USE OF PROCEEDS

  The net proceeds from the Offering are estimated to be approximately $120 million, after deducting discounts and commissions, and estimated expenses payable by the Company. The Company will use the net proceeds from the Offering as follows: (i) approximately $38.7 million will be used to purchase the Pledged Securities (as defined) which will serve as security for the Notes and will be used to fund the first six scheduled interest payments on the Notes; (ii) approximately $10.3 million will be used to repay certain existing indebtedness of the Company having a weighted average rate of interest of 9.7% per annum and stated maturity dates from February 1998 through May 1998; and
(iii) the balance will be used to fund capital expenditures, operating losses, working capital requirements and general corporate purposes, including potential acquisitions, joint ventures and strategic alliances. Pending use of the net proceeds as set forth in clause (iii) above, the Company may invest such funds in short-term, investment grade securities or shares of investment companies investing primarily in such securities.

  The Company anticipates aggregate capital expenditures of approximately $88 million in 1997 and 1998. Such capital expenditures will be primarily for international and domestic switches and points of presence, international fiber capacity and satellite earth station facilities for new and existing routes and other transmission equipment and support systems. The Company intends to add up to three switches in the United States (expected to be located in Chicago, Dallas and Miami), three switches in Europe (expected to be located in Frankfurt, Paris and Rome), one switch in Mexico (Mexico City) and one switch in Japan (Tokyo), and approximately 15 points of presence in other major metropolitan areas of the Targeted Regions, all by the end of 1998. The Company also expects to continue to acquire additional capacity on both existing and future international fiber cable systems.

  As part of its business strategy, the Company evaluates potential acquisitions, joint ventures and strategic alliances. The Company has no definitive agreement with respect to any acquisition, joint venture, or strategic alliance, although from time to time it has discussions with other companies and assesses opportunities on an on-going basis. A portion of the net proceeds from the Offering may be used to fund any such acquisitions, joint ventures and strategic alliances, subject to the terms of the Indenture.

                           COMMON STOCK PRICE RANGE

  Since completion of the Initial Public Offering on November 7, 1996, the Common Stock has been traded on the Nasdaq National Market under the symbol "PRTL." As of July 24, 1997, there were approximately 17,778,731 shares of Common Stock outstanding. The following table sets forth, for each of the periods indicated, the high and low sales prices per share of the Common Stock as reported on the Nasdaq National Market.

                                                                    HIGH   LOW
                                                                   ------ ------
     YEAR ENDED DECEMBER 31, 1996
       4th Quarter (from November 7).............................. 14 5/8 10 3/8
     YEAR ENDED DECEMBER 31, 1997
       1st Quarter................................................    17   7 3/8
       2nd Quarter ............................................... 11 1/8  7 1/8
       3rd Quarter (through July 24) ............................. 10 5/8  8 3/4

  On July 24, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $8 3/4 per share. See "Risk Factors--Development of Public Market for Common Stock; and Possible Volatility of Stock Price."

                                DIVIDEND POLICY

  To date, the Company has not paid any dividends on its capital stock. The Company currently intends to retain any future earnings to fund operations and the continued development of its business and, therefore, does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. Future cash dividends, if any, will be determined by the Board of Directors, and will be based upon the Company's earnings, capital requirements, financial condition and other factors deemed relevant by the Board of Directors. Cash distributions by the Company are restricted by covenants relating to the Notes, and may also be restricted by covenants relating to any future indebtedness.

                                CAPITALIZATION

  The following table sets forth, as of March 31, 1997, the Company's actual capitalization and capitalization as adjusted to give effect to the sale of the Units offered hereby, less discounts, commissions, and estimated expenses of the Offering payable by the Company, and the application of the estimated net proceeds therefrom. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and notes thereto included elsewhere in this Prospectus.

                                                            MARCH 31, 1997
                                                        -----------------------
                                                        ACTUAL   AS ADJUSTED(1)
                                                        -------  --------------
                                                        (IN THOUSANDS, EXCEPT
                                                            SHARE AMOUNTS)
Cash and cash equivalents.............................. $43,612     $119,971
Restricted cash........................................     --        38,695
Short-term investments.................................   5,359        5,359
                                                        -------     --------
    Total cash, cash equivalents, restricted cash and
     short-term investments............................ $48,971     $164,025
                                                        =======     ========
Debt and capital lease obligations(2):
   % Senior Notes due 2004.............................     --       125,000
  Long-term obligations................................   9,650        1,310
  Capital lease obligations............................   3,485        1,520
                                                        -------     --------
    Total debt and capital lease obligations...........  13,135      127,830
Stockholders' Equity:
  Common Stock, $.01 par value--40,000,000 shares
   authorized; 17,778,731 shares actual and as
   adjusted, issued and outstanding....................     178          178
  Additional paid-in capital...........................  88,106       88,106
  Accumulated deficit.................................. (16,674)     (16,674)
  Cumulative translation adjustment....................    (216)        (216)
                                                        -------     --------
    Total stockholders' equity.........................  71,394       71,394
                                                        -------     --------
    Total capitalization............................... $84,529     $199,224
                                                        =======     ========

--------
(1) For purposes of this presentation, no value has been assigned to the Warrants. Such value will be determined at the time of the pricing of the Offering.
(2) The Company has entered into a commitment letter with respect to a $50 million Senior Credit Facility. There can be no assurance that the Company will obtain the Senior Credit Facility under the terms currently proposed, if at all. See "Description of Senior Credit Commitment."

                            SELECTED FINANCIAL DATA

  The following selected financial data should be read in conjunction with the financial statements and the notes thereto contained elsewhere herein and with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The statement of operations data for the Company for the period from the Company's inception on February 4, 1994 to December 31, 1994 and the years ended December 31, 1995 and 1996, and the balance sheet data as of December 31, 1994, 1995 and 1996, have been derived from the financial statements of the Company which have been audited by Deloitte & Touche LLP, independent auditors. The historical financial data for the Company for the three months ended March 31, 1996 and 1997 have been derived from the Company's unaudited financial statements which, in the opinion of management, include all significant normal and recurring adjustments necessary for fair presentation of the financial position and results of operations for such unaudited period. The statements of operations data for Axicorp for the nine month period ended March 31, 1995 and the twelve months ended March 31, 1996 have been derived from the financial statements of Axicorp, which have been audited by Price Waterhouse, independent chartered accountants. The historical financial data for Axicorp for the period from Axicorp's inception on September 17, 1993 to June 30, 1994 has been derived from Axicorp's unaudited financial statements which, in the opinion of management, include all significant normal and recurring adjustments necessary for a fair presentation of the financial position and results of operations for such unaudited period.

                                                       AXICORP (THE PREDECESSOR)                      THE COMPANY
                                                    ------------------------------- ------------------------------
                                                    PERIOD FROM   NINE     TWELVE   PERIOD FROM
                                                     INCEPTION   MONTHS    MONTHS    INCEPTION      YEAR ENDED
                                                      THROUGH     ENDED     ENDED     THROUGH      DECEMBER 31,
                                                     JUNE 30,   MARCH 31, MARCH 31, DECEMBER 31, -----------------
                                                       1994       1995      1996        1994      1995      1996
                                                    ----------- --------- --------- ------------ -------  --------

                                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net revenue......................                     $12,587    $44,797  $144,345        --     $ 1,167  $172,972
Cost of revenue..................                      11,366     40,405   131,712        --       1,384   158,845
                                                      -------    -------  --------     ------    -------  --------
 Gross margin (deficit)..........                       1,221      4,392    12,633        --        (217)   14,127
Operating expenses:
 Selling, general and
  administrative.................                       1,313      4,277    11,558        557      2,024    20,114
 Depreciation and amortization...                           5         43       235         12        160     2,164
                                                      -------    -------  --------     ------    -------  --------
   Total operating expenses......                       1,318      4,320    11,793        569      2,184    22,278
                                                      -------    -------  --------     ------    -------  --------
Income (loss) from operations....                         (97)        72       840       (569)    (2,401)   (8,151)
Interest expense.................                         --         --        --         (13)       (59)     (857)
Interest income..................                         --          30       219          5         35       785
Other income (expense)...........                         --         --        --         --         --       (345)
                                                      -------    -------  --------     ------    -------  --------
Income (loss) before income
 taxes...........................                         (97)       102     1,059       (577)    (2,425)   (8,568)
Income taxes.....................                         --           4       492        --         --        196
                                                      -------    -------  --------     ------    -------  --------
Net income (loss)................                     $   (97)   $    98  $    567     $ (577)   $(2,425) $ (8,764)
                                                      =======    =======  ========     ======    =======  ========
Net loss per common and common
 share equivalents...............                                                      $(0.07)   $ (0.22) $  (0.63)
                                                                                       ======    =======  ========
Weighted average number of common
 and common share equivalents
 outstanding.....................                                                       8,560     10,892    13,869
                                                                                       ======    =======  ========
Ratio of earnings to fixed
 charges(1)......................                                                         --         --        --
                                                                                       ======    =======  ========

                                                   -----------------------
                                                        THREE MONTHS
                                                            ENDED
                                                          MARCH 31,
                                                   -----------------------
                                                      1996        1997
                                                   ----------- -----------
                                                   (UNAUDITED) (UNAUDITED)

STATEMENT OF OPERATIONS DATA:
Net revenue......................                    $17,137     $59,036
Cost of revenue..................                     15,528      55,034
                                                     -------     -------
 Gross margin (deficit)..........                      1,609       4,002
Operating expenses:
 Selling, general and
  administrative.................                      1,874       8,829
 Depreciation and amortization...                        226         797
                                                     -------     -------
   Total operating expenses......                      2,100       9,626
                                                     -------     -------
Income (loss) from operations....                       (491)     (5,624)
Interest expense.................                        (97)       (151)
Interest income..................                         47         785
Other income (expense)...........                       (213)        119
                                                     -------     -------
Income (loss) before income
 taxes...........................                       (754)     (4,871)
Income taxes.....................                        367          36
                                                     -------     -------
Net income (loss)................                    $(1,121)    $(4,907)
                                                     =======     =======
Net loss per common and common
 share equivalents...............                    $ (0.09)    $ (0.28)
                                                     =======     =======
Weighted average number of common
 and common share equivalents
 outstanding.....................                     12,048      17,779
                                                     =======     =======
Ratio of earnings to fixed
 charges(1)......................                        --          --
                                                     =======     =======

                                                       THE COMPANY
                                            ----------------------------------
                                                DECEMBER 31,
                                            ----------------------  MARCH 31,
                                            1994    1995    1996      1997
                                            -----  ------ -------- -----------
                                                                   (UNAUDITED)
                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term
 investments............................... $ 221  $2,296 $ 60,599  $ 48,971
Working capital (deficit)..................  (295)  1,295   39,282    21,347
Total assets...............................   487   5,042  140,560   144,139
Total long-term obligations (including
 current portion)..........................    13     528   17,248    13,135
Stockholders' equity (deficit).............   (71)  2,562   76,440    71,394

-------
(1) The ratio of earnings to fixed charges is computed by dividing pretax income from operations before fixed charges (other than capitalized interest) by fixed charges. Fixed charges consist of interest charges, whether expensed or capitalized, and that portion of rental expense the Company believes to be representative of interest. For the years 1994, 1995, and 1996, and the three months ended March 31, 1996 and March 31, 1997, earnings were insufficient to cover fixed charges by $0.6 million, $2.4 million, $8.6 million, $0.8 million and $5.1 million, respectively.

           UNAUDITED PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS

  The following unaudited pro forma consolidated statements of operations give effect to the March 1, 1996 acquisition of Axicorp in each case as if it occurred on January 1, 1996. The unaudited pro forma consolidated statement of operations for the three months ended March 31, 1996 includes the operations of the Company for the three months ended March 31, 1996, which includes the results of operations of Axicorp since March 1, 1996 (the date of acquisition), and the operations of Axicorp for the months of January and February 1996. The unaudited pro forma consolidated statement of operations for the year ended December 31, 1996 includes the operations of the Company for the year ended December 31, 1996, which includes the results of operations of Axicorp since March 1, 1996 (the date of acquisition), and the operations of Axicorp for the months of January and February 1996.

  The unaudited pro forma consolidated statements of operations are presented for informational purposes only and are not necessarily indicative of the results of operations that would have been achieved had the acquisition of Axicorp been completed as of the beginning of the periods presented, nor are they necessarily indicative of the Company's future results of operations. The unaudited pro forma consolidated statements of operations should be read in conjunction with the historical financial statements of the Company and Axicorp, including the related notes thereto.

                        PRIMUS TELECOMMUNICATIONS GROUP,
                         INCORPORATED AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1996

                                                         PRO FORMA
                                                        ADJUSTMENTS
                                    THE                  RELATED TO
                                 COMPANY(1) AXICORP(2) ACQUISITION(3) PRO FORMA
                                 ---------- ---------- -------------- ---------
                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net revenue....................   $17,137    $26,368       $   0       $43,505
Cost of revenue................    15,528     23,756           0        39,284
                                  -------    -------       -----       -------
  Gross margin.................     1,609      2,612           0         4,221
Operating Expenses:
  Selling, general and
   administrative..............     1,874      2,084           0         3,958
  Depreciation and
   amortization................       226         48         252           526
                                  -------    -------       -----       -------
    Total operating expenses...     2,100      2,132         252         4,484
                                  -------    -------       -----       -------
Income (loss) from operations..      (491)       480        (252)         (263)
Interest expense...............       (97)         0        (138)         (235)
Interest income................        47        124           0           171
Other income (expense).........      (213)         0           0          (213)
                                  -------    -------       -----       -------
Income (loss) before income
 taxes.........................      (754)       604        (390)         (540)
Income taxes...................       367        281           0           648
                                  -------    -------       -----       -------
Net income (loss)..............   $(1,121)   $   323       $(390)      $(1,188)
                                  =======    =======       =====       =======
Net loss per common and common
 share equivalents.............   $ (0.09)                             $ (0.10)
                                  =======                              =======
Weighted average number of
 common and common share
 equivalents outstanding.......    12,048                               12,385
                                  =======                              =======

--------
(1) Reflects the historical results of operations of the Company for the three months ended March 31, 1996, including Axicorp's operations from March 1, 1996 (acquisition date) to March 31, 1996.
(2) Reflects the historical results of operations of Axicorp for the months of January and February 1996.
(3) The pro forma adjustments to depreciation and amortization reflect the following:

     Increase in amortization of the excess of cost over fair value of net assets acquired related to the purchase of Axicorp (computed using the straight line method over thirty years--represents two months)...  $100
     Increase in amortization of the value associated with the customer list acquired related to the purchase of Axicorp (computed using the estimated run-off of the customer base (approximately five years)--
     represents two months)...............................................   152
                                                                            ----
                                                                            $252
                                                                            ====
   The pro forma adjustment to increase interest expense relates to the issuance of notes payable of $8,110 related to the acquisition of
   Axicorp--represents two months.........................................  $138
                                                                            ====
   The pro forma adjustment to the income tax provision is zero as a valuation reserve was applied in full to the tax benefit associated with the pro forma net loss before income taxes.

                        PRIMUS TELECOMMUNICATIONS GROUP,
                         INCORPORATED AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996

                                                         PRO FORMA
                                                        ADJUSTMENTS
                                    THE                  RELATED TO
                                 COMPANY(1) AXICORP(2) ACQUISITION(3) PRO FORMA
                                 ---------- ---------- -------------- ---------
                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net revenue....................   $172,972   $26,368       $   0      $199,340
Cost of revenue................    158,845    23,756           0       182,601
                                  --------   -------       -----      --------
  Gross margin.................     14,127     2,612           0        16,739
Operating Expenses:
  Selling, general and
   administrative..............     20,114     2,084           0        22,198
  Depreciation and
   amortization................      2,164        48         252         2,464
                                  --------   -------       -----      --------
    Total operating expenses...     22,278     2,132         252        24,662
                                  --------   -------       -----      --------
Income (loss) from operations..     (8,151)      480        (252)       (7,923)
Interest expense...............       (857)        0        (138)         (995)
Interest income................        785       124           0           909
Other income (expense).........       (345)        0           0          (345)
                                  --------   -------       -----      --------
Income (loss) before income
 taxes.........................     (8,568)      604        (390)       (8,354)
Income taxes...................        196       281           0           477
                                  --------   -------       -----      --------
Net income (loss)..............   $ (8,764)  $   323       $(390)     $ (8,831)
                                  ========   =======       =====      ========
Net loss per common and common
 share equivalents.............   $  (0.63)                           $  (0.63)
                                  ========                            ========
Weighted average number of
 common and common share
 equivalents outstanding.......     13,869                              13,953
                                  ========                            ========

--------
(1) Reflects the historical results of operations of the Company for the year ended December 31, 1996, including Axicorp's operations from March 1, 1996 (acquisition date) to December 31, 1996.
(2) Reflects the historical results of operations of Axicorp for the months of January and February 1996.
(3) The pro forma adjustments to depreciation and amortization reflect the following:

     Increase in amortization of the excess of cost over fair value of net assets acquired related to the purchase of Axicorp (computed using the straight line method over thirty years--represents two months)...  $100

     Increase in amortization of the value associated with the customer list acquired related to the purchase of Axicorp (computed using the estimated run-off of the customer base (approximately five years)--
     represents two months)...............................................   152
                                                                            ----
                                                                            $252
                                                                            ====
   The pro forma adjustment to increase interest expense relates to the issuance of notes payable of $8,110 related to the acquisition of
   Axicorp--represents two months.........................................  $138
                                                                            ====
   The pro forma adjustment to the income tax provision is zero as a valuation reserve was applied in full to the tax benefit associated with the pro forma net loss before income taxes.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the financial statements and notes thereto contained elsewhere in this Prospectus.

OVERVIEW

  Primus is a multinational telecommunications company that focuses on the provision of international and domestic long distance services. The Company seeks to capitalize on the increasing business and residential demand for international telecommunications services generated by the globalization of the world's economies and the worldwide trend toward deregulation of the telecommunications sector. The Company has targeted North America, Asia-Pacific and Europe as its Targeted Regions. The Company currently provides services in the United States, Australia and the United Kingdom, which are the most deregulated countries within the Targeted Regions and which serve as regional hubs for expansion into additional markets within the Targeted Regions. As part of the execution of its strategy, the Company also has expanded its operations to include Canada. In April 1997, the Company acquired certain assets (including the customer base and accounts receivable) of the Canadian long-distance provider, Cam-Net, based in Vancouver, Canada, providing the Company with a customer and a sales and marketing presence throughout Canada (including Vancouver, Montreal and Toronto) where it operates as a switch-based reseller. In March 1997, the Company entered into a foreign carrier agreement with CyTA to establish a direct, fiber-optic connection with the Company's London switch for international long distance primarily to countries in the Middle East. The Company also has entered into foreign carrier agreements in Israel, Malaysia, New Zealand and Sri Lanka which are expected to become effective by the end of 1997. The Company expects to expand into additional markets as deregulation occurs and the Company is permitted to offer a full range of switched public telephone services in such markets.

  The Company was founded in February 1994, and through the first half of 1995 was a development stage enterprise involved in various start-up activities, including raising capital, obtaining licenses, acquiring equipment, leasing space, developing markets and recruiting and training personnel. The Company began generating revenue during March 1995. On March 1, 1996 the Company acquired Axicorp, the fourth largest telecommunications provider in Australia. The acquisition of Axicorp has had a material effect on the Company's results of operations for the year ended December 31, 1996 and for the three months ended March 31, 1997. The Company's Australian operations generated approximately $46.9 million, or 79%, of the Company's net revenue for the three months ended March 31, 1997, and approximately $177.6 million, or 89%, of the Company's pro forma net revenue for the year ended December 31, 1996. The acquisition of Axicorp furthers the Company's objectives by providing a substantial customer base and significant hub location in the Asia-Pacific market.

  The Company continues to invest substantial resources to transform Axicorp's strategy and operations to those of a facilities-based carrier focused on the provision of international and domestic long distance services. Prior to the acquisition, Axicorp was a switchless reseller of long distance, local and cellular service. Since the acquisition, the Company has installed and begun to carry traffic on a five-switch network in Australia, has leased fiber capacity connecting Australia with the United States and, in July 1997, became one of five licensed carriers permitted to own and operate transmission facilities in Australia. In addition, the Company has focused on migrating existing traffic onto the Company's Network while increasing the number of higher-margin, higher-volume business customers with significant international long distance traffic. As part of its focus on business customers, the Company has increased Axicorp's direct sales force and reduced its reliance on marketing through associations. The Company has experienced and expects to continue to experience lower gross margin as a percentage of net revenue for Axicorp's local switched and cellular services, as compared to long distance services.

  Net revenue is earned based on the number of minutes billable by the Company and is recorded upon completion of a call, adjusted for sales allowances. The Company generally prices its services at a savings compared to the major carriers operating in the Targeted Regions. The Company's net revenue in the United

States is derived from carrying a mix of business, residential and wholesale carrier long distance traffic. In Australia, net revenue is currently derived from the provision of long distance, local and cellular services, primarily to small- and medium- sized businesses. In the United Kingdom, net revenue is derived from the provision of long distance services, primarily to ethnic residential customers, as well as to small- and medium-sized businesses. In Canada, primarily as a result of its April 1997 acquisition of selected assets of Cam-Net, the Company is a switch based reseller providing long-distance services to small- and medium-sized businesses and residential customers. The Company expects to continue to generate net revenue from internal growth through focused sales and marketing efforts on a retail basis toward small- and medium-sized businesses with significant international long distance traffic and ethnic residential customers and, on a wholesale basis, to other telecommunications carriers and resellers with international traffic in the Company's service areas.

  Prices in the long distance industry in the United States and the United Kingdom have declined in recent years and, as competition continues to increase, the Company believes that prices are likely to continue to decrease. Additionally, the Company believes that because deregulatory influences only recently have begun to affect non-United States and non-United Kingdom telecommunications markets, the deregulatory trend in such markets is expected to result in greater competition which could adversely affect net revenue per minute and gross margin as a percentage of net revenue. The Company believes, however, that such decreases in prices will be at least partially offset by increased telecommunications usage and decreased costs.

  Cost of revenue is primarily comprised of costs incurred from other domestic and foreign telecommunications carriers to access, transport and terminate calls. The majority of the Company's cost of revenue is variable, based upon the number of minutes of use, with transmission and termination costs being the Company's most significant expense. As the Company increases the portion of traffic transmitted over its own facilities, cost of revenue increasingly will reflect lease and ownership costs of the Network. In order to manage such costs, the Company pursues a flexible approach with respect to Network expansion. In most instances, the Company initially obtains transmission capacity on a variable-cost, per-minute leased basis, next acquires additional capacity on a fixed-cost basis when traffic volume makes such a commitment cost-effective, and ultimately purchases and operates its own facilities only when traffic levels justify such investment. The Company also seeks to lower its cost of revenue through (i) optimizing the routing of calls over the least cost routing, (ii) increasing volumes on its fixed cost leased and owned lines, thereby spreading the allocation of fixed costs over a larger number of minutes, (iii) negotiating lower variable usage based costs with domestic and foreign service providers and negotiating additional and lower cost foreign carrier agreements with foreign PTTs and others, and (iv) continuing to expand the Network when traffic volumes justify such investment. See "Risk Factors-- Managing Rapid Growth" and "Business--Network."

  Typical of the long distance telecommunications industry, the Company generally realizes a higher gross margin as a percentage of net revenue on its international as compared to its domestic long distance services and expects to realize a higher gross margin as a percentage of net revenue on its retail (business and residential) services compared to those realized on its wholesale services. In addition, the Company generally realizes a higher gross margin as a percentage of net revenue on its long distance services as compared to those realized on local switched and cellular services. Wholesale services, which generate a lower gross margin as a percentage of net revenue than retail services, are an important part of the Company's net revenue because the additional traffic volume of such wholesale customers improves the utilization of the Network and allows the Company to obtain greater volume discounts from its suppliers than it otherwise would realize. The Company's overall gross margin as a percentage of net revenue may fluctuate based on its relative volumes of international versus domestic long distance services, wholesale versus retail long distance services, and the proportion of traffic carried on the Company's Network versus resale of other carriers' services.

  Selling, general and administrative expenses are comprised primarily of salaries and benefits, commissions, occupancy costs, sales and marketing expenses, advertising and administrative costs. These expenses have been increasing over the past 18 months, which is consistent with the development stage nature of the Company, expansion of the United States and United Kingdom operations, and the transformation of Axicorp's operations. The Company expects this trend to continue and believes that additional selling, general and administrative expenses will be necessary to support the expansion of sales and marketing efforts and operations in current markets as well as new markets in the Targeted Region.

  Since its inception, the Company has made, and expects to continue to make, significant investments in the development of its operations in its Targeted Regions and the development and expansion of the Network. The costs of developing its operations and expanding the Network, including the purchase and installation of switches, sales and marketing expenses and other organizational costs, are significant. In addition, increased capital investment activity in the future can be expected to affect the Company's operating results in the near term due to increased depreciation charges and interest expense in connection with borrowings to fund such expenditures, which costs will be incurred in advance of the realization of the expected improvements in operating results from such investments. Such costs and investment activity have resulted in negative cash flows and operating losses for the Company on an historical basis, which are expected to continue to increase in the near future as the Company uses the proceeds of the Offering to accelerate the expansion of its business and the build-out of the Network. See "--Liquidity and Capital Resources" and "Use of Proceeds."

  Although the Company's functional currency is the United States dollar, the majority of the Company's net revenue is derived from its sales and operations outside the United States. In the future, the Company expects to continue to derive the majority of its net revenue and incur a significant portion of its operating costs outside the United States and changes in exchange rates may have a significant effect on the Company's results of operations. The Company historically has not engaged in hedging transactions, and does not currently contemplate engaging in hedging transactions to mitigate foreign exchange risk. See "Risk Factors--Risk Associated with International Operations."

PRO FORMA RESULTS OF OPERATIONS

  As a result of the Company's acquisition of Axicorp on March 1, 1996 and the development stage nature of the Company in the first quarter of 1995, the Company believes that a comparison of the historical results of operations for the three month periods ended March 31, 1996 and 1997 and for the twelve months ended December 31, 1995 and 1996 is not meaningful and that such results are not necessarily indicative of results for any future period. Accordingly, the historical results of operations are supplemented herein with a more extensive discussion of the pro forma results of operations for the three month period ended March 31, 1996 and for the twelve months ended December 31, 1995 and 1996 and the pro forma quarterly results of operations for each of the six quarters in the period ended March 31, 1997, which results give effect to the acquisition of Axicorp as if it had occurred on January 1, 1995. A discussion of the Company's historical results of operations for the three months ended March 31, 1996 and 1997, the period from inception (February 4, 1994) through December 31, 1994, and the years ended December 31, 1995 and 1996 follow the discussion of the Company's pro forma results of operations.

 Pro Forma Results of Operations for the Three Months Ended March 31, 1996 Compared to the Historical Results of Operations for the Three Months Ended March 31, 1997

  The following table presents certain items from the Company's Unaudited Pro Forma Consolidated Statements of Operations:

                                               THREE MONTHS
                                              ENDED MARCH 31,
                                  ---------------------------------------------
                                         1996                  1997
                                  --------------------- -----------------------
                                      $          %          $            %
                                  ----------  --------- ----------    ---------
                                  (IN THOUSANDS, EXCEPT PERCENTAGE DATA)
Net revenue:
  North America and United
   Kingdom....................... $    1,931       4.4% $   12,150        20.6%
  Australia......................     41,574      95.6      46,886        79.4
                                  ----------  --------  ----------    --------
    Total net revenue............     43,505     100.0      59,036       100.0
Cost of revenue:
  North America and United
   Kingdom.......................      2,448     126.8      11,445(1)     94.2
  Australia......................     36,836      88.6      43,589        93.0
                                  ----------            ----------
    Total cost of revenue........     39,284      90.3      55,034        93.2
                                  ----------            ----------
Gross margin:
  North America and United
   Kingdom.......................       (517)    (26.8)        705(1)      5.8
  Australia......................      4,738      11.4       3,297         7.0
                                  ----------            ----------
    Gross margin, net............      4,221       9.7       4,002         6.8
Operating expenses:
  Selling, general and
   administrative................      3,958       9.1       8,829        15.0
  Depreciation and amortization..        526       1.2         797         1.3
                                  ----------  --------  ----------    --------
    Total operating expenses.....      4,484      10.3       9,626        16.3
                                  ----------  --------  ----------    --------
Loss from operations.............       (263)     (0.6)     (5,624)       (9.5)
Interest expense.................       (235)     (0.5)       (151)       (0.3)
Interest income..................        171       0.4         785         1.3
Other income (expense)...........       (213)     (0.5)        119         0.2
                                  ----------  --------  ----------    --------
Loss before income taxes.........       (540)     (1.2)     (4,871)       (8.3)
Income taxes.....................        648       1.5          36         0.0
                                  ----------  --------  ----------    --------
Net loss......................... $   (1,188)    (2.7)% $   (4,907)      (8.3)%
                                  ==========  ========  ==========    ========

--------
(1) Includes a one-time charge of $0.7 million resulting from non-payment of a receivable due from a single customer.

  Net revenue increased 36%, or $15.5 million, from $43.5 million for the three months ended March 31, 1996 to $59.0 million for the three months ended March 31, 1997. The Australian net revenue for the same period increased 13%, or $5.3 million, from $41.6 million to $46.9 million. The increase was attributable to growth in minutes of traffic primarily from business customers. Non-Australian net revenue was $12.2 million for the three months ended March 31, 1997 as compared to $1.9 million for the three months ended March 31, 1996. The $10.3 million increase is attributable to a $3.8 million increase in the United Kingdom, primarily reflecting additional residential customers and traffic volumes resulting from the Company's marketing efforts to ethnic residential customers, and a $6.5 million increase in the United States resulting primarily from additional wholesale traffic volumes and, to a lesser extent, from residential customers resulting from the ethnic marketing programs and business customers following the Company's build-up of its direct sales force. As the Company continues to build its sales and marketing staff, establish additional carrier arrangements and expand its Network, the Company expects the minutes of traffic and associated net revenue to continue to increase.

  Cost of revenue increased 40.1%, or $15.7 million, from $39.3 million for the three months ended March 31, 1996 to $55.0 million for the three months ended March 31, 1997. The increase was a direct reflection of the increased traffic the Company carried for customers. The Australian cost of revenue increased 18.3%, or $6.8 million, from $36.8 million for the three months ended March 31, 1996 to $43.6 million for the three months ended March 31, 1997 primarily as a result of an increased number of business customers and associated traffic volumes. The Australian cost of revenue as a percentage of Australian net revenue increased from 88.6% for three months ended March 31, 1996 to 93.0% for the three months ended March 31, 1997 primarily as the result of a favorable settlement of claims against Telstra that generated a one-time revenue gain of $1.0 million for the three months ended March 31, 1996. Excluding this one-time gain, the Australian cost of revenue as a percentage of Australian net revenue would have been 90.8% for three months ended March 31, 1996. Additionally, the Australian cost of revenue as a percentage of net revenue was adversely affected in the quarters following the three months ended March 31, 1996 by the lower tariff rate discounts implemented by Telstra in March 1996. The non-Australian cost of revenue increased $9.0 million from $2.4 million for the three months ended March 31, 1996 to $11.4 million for the three months ended March 31, 1997 as a result of increased traffic volumes in the United States and United Kingdom. Non-Australian cost of revenue as a percentage of non-Australian net revenue was 94.2% for the three months ended March 31, 1997 as compared to 126.8% for the three months ended March 31, 1996 primarily as a result of the start-up nature of the Company's network operations during early 1996 in the United States. The non-Australian cost of revenue as a percentage of non-Australian net revenue for the three months ended March 31, 1997 also was adversely affected by $0.7 million resulting from a one-time, non-payment of a single customer accounts receivable in the United States. Excluding the effect of this non-payment, non-Australian cost of revenue as a percentage of non-Australian net revenue would have been 88.4%. Most of the Company's costs of revenue are variable. As the Company continues to expand its worldwide Network through installation of switches, cable ownership and fixed circuit leases, and migrates traffic onto its Network, the Company expects cost of revenue as a percentage of net revenue to decrease.

  Gross margin decreased 5%, or $0.2 million, from $4.2 million for the three months ended March 31, 1996 to $4.0 million for the three months ended March 31, 1997. The Australian gross margin as a percentage of Australian net revenue decreased from 11.4% to 7.0% for the three months ended March 31, 1996 as compared to the same period in 1997, primarily as a result of the favorable settlement of claims against Telstra that occurred in the first quarter of 1996 and Telstra's reduction of tariff discounts beginning in March 1996. Excluding the one-time gain, the Australian gross margin would have been 9.2% for the three months ended March 31, 1996. The non-Australian operations improved from a gross deficit of $0.5 million for the three months ended March 31, 1996 to a gross margin of $0.7 million for the three months ended March 31, 1997. The non-Australian gross margin for the three months ended March 31, 1997 was adversely affected by the non-payment of a $0.7 million accounts receivable from one customer as discussed above. Excluding the effect of the non-payment, non-Australian gross margin as a percentage of non-Australian net revenue would have been 11.6% for the three months ended March 31, 1997 as compared to 5.8%.

  Selling, general and administrative expenses increased 123%, or $4.8 million, from $4.0 million for the three months ended March 31, 1996 to $8.8 million for the three months ended March 31, 1997. Selling, general and administrative expenses for the Australian operations increased 53.8%, or $1.6 million, from $2.9 million for the three months ended March 31, 1996 to $4.5 million for the three months ended March 31, 1997, as a result of increased salaries and benefits, expenses to support the continued build-out of the Network and sales force required for continued growth, and the commencement of a new residential marketing campaign. The Australian selling, general and administrative expenses as a percentage of net revenue increased from 7% for the three months ended March 31, 1996 to 10% for the same period in 1997. The non-Australian operations account for the remaining increase of $3.2 million which is due to the addition of employees in sales and marketing, network operations, and customer service, along with increased marketing expenses associated with ethnic marketing campaigns and the opening of direct sales offices in New York and Los Angeles. The non-Australian selling, general and administrative expenses as a percentage of non-Australian net revenue decreased from 52.4% for the three months ended March 31, 1996 to 35.4% for the three months ended March 31, 1997, as a result of these costs being spread over an increasing revenue base.

  Depreciation and amortization increased 52%, or $0.3 million, from $0.5 million for the three months ended March 31, 1996 to $0.8 million for the three months ended March 31, 1997. The increase reflects depreciation for capital expenditures for network equipment associated with the Company's continued network development.

  Interest expense decreased 36% as a result of the partial repayment of seller notes from the Australian acquisition and the capitalization of interest associated with the construction of the Network.

  Interest income increased from $0.2 million for the three months ended March 31, 1996 to $0.8 million for the three months ended March 31, 1997 as a result of the interest earned on the cash balance generated from the Company's initial public offering in November 1996.

  Other income (expense) is comprised of a foreign currency transaction gain of $0.1 million for the three months ended March 31, 1997 associated with the debt related to the acquisition of Axicorp, which is denominated in Australian dollars. Fluctuations in the currency exchange rates between the Australian and United States dollar will cause currency transaction gains or losses which will be recognized in the current period results of operations.

  Income taxes are based on the income before taxes generated by the operations in the United Kingdom and Australia. For the three months ended March 31, 1996 and 1997, the provision for income taxes related primarily to taxable income generated from the Company's Australian and United Kingdom operations.

 Pro Forma Results of Operations for the Year Ended December 31, 1996 Compared to the Year Ended December 31, 1995

  The following table presents certain items from the Company's Unaudited Pro Forma Consolidated Statements of Operations:

                                           YEAR ENDED DECEMBER 31,
                                  ---------------------------------------------
                                          1995                   1996
                                  ---------------------- ----------------------
                                       $          %           $          %
                                  -----------  --------- -----------  ---------
                                   (IN THOUSANDS, EXCEPT PERCENTAGE DATA)
Net revenue:
  North America and United
   Kingdom....................... $     1,167       0.9% $    21,719      10.9%
  Australia......................     124,461      99.1      177,621      89.1
                                  -----------  --------  -----------  --------
    Total net revenue............     125,628     100.0      199,340     100.0
Cost of revenue:
  North America and United
   Kingdom.......................       1,384     118.6       21,198      97.6
  Australia......................     113,255      91.0      161,403      90.9
                                  -----------            -----------
    Total cost of revenue........     114,639      91.3      182,601      91.6
                                  -----------            -----------
Gross margin:
  North America and United
   Kingdom.......................        (217)    (18.6)         521       2.4
  Australia......................      11,206       9.0       16,218       9.1
                                  -----------            -----------
    Total gross margin...........      10,989       8.7       16,739       8.4
Operating expenses:
  Selling, general and
   administrative................      12,955      10.3       22,198      11.1
  Depreciation and amortization..       1,842       1.5        2,464       1.2
                                  -----------  --------  -----------  --------
    Total operating expenses.....      14,797      11.8       24,662      12.4
                                  -----------  --------  -----------  --------
Loss from operations.............      (3,808)     (3.0)      (7,923)     (4.0)
Interest expense.................        (885)     (0.7)        (995)     (0.5)
Interest income..................         132       0.1          909       0.5
Other income (expense)...........         --        --          (345)      0.2
                                  -----------  --------  -----------  --------
Loss before income taxes.........      (4,561)     (3.6)      (8,354)     (4.2)
Income taxes.....................         124       0.1          477       0.2
                                  -----------  --------  -----------  --------
Net loss......................... $    (4,685)    (3.7)% $    (8,831)    (4.4)%
                                  ===========  ========  ===========  ========

  Net revenue increased 59%, or $73.7 million, from $125.6 million for the year ended December 31, 1995 to $199.3 million for the year ended December 31, 1996. The Australian net revenue increased 43%, or $53.1 million, from $124.5 million to $177.6 million. The increase was attributable to an increase in minutes of traffic from small- to medium-sized business customers, as well as growth in the number of customers. Non-Australian net revenue was $21.7 million for the year ended December 31, 1996 as compared to net revenue of $1.2 million for the year ended December 31, 1995. The $20.5 million increase is the result of an increase of $15.4 million in the United States, primarily associated with increased wholesale traffic volume and, to a lesser extent, from consumer customers resulting from the ethnic marketing program and business customers resulting from the Company's build-up of its direct sales force, and an increase of $5.1 million in the United Kingdom associated with the commencement of operations in late 1995.

  Cost of revenue increased 59%, or $68.0 million, from $114.6 million for the year ended December 31, 1995 to $182.6 million for the year ended December 31, 1996. The increase was the direct result of increased traffic volumes the Company carried for its customers. The Australian cost of revenue increased 43%, or $48.1 million, from $113.3 million for the year ended December 31, 1995 to $161.4 million for the year ended December 31, 1996. The Australian cost of revenue increase is primarily driven by an increased number of business customers and associated traffic volumes. The Australian cost of revenue as a percentage of Australian revenue was essentially flat and reflects the continued resale of carrier services and lack of network facilities. The non-Australian cost of revenue increased $19.8 million from $1.4 million for the year ended December 31, 1995 to $21.2 million for the year ended December 31, 1996, as a result of increased traffic volumes for business, consumer, and wholesale customers in the United States and the commencement of operations in the United Kingdom. Non-Australian cost of revenue as a percentage of non-Australian net revenue was 97.6% in the year ended December 31, 1996 versus 118.6% in the year ended December 31, 1995. The non-Australian cost of revenue as a percentage of non-Australian net revenue reflects the start up nature of network operations in the United States and the United Kingdom, the absence of network facilities, traffic being carried on more expensive carriers until adequate capacity on lower cost carriers could be established, and lack of return traffic on newly initiated foreign carrier agreements.

  Gross margin increased 52%, or $5.7 million, from $11.0 million for the year ended December 31, 1995 to $16.7 million for the year ended December 31, 1996. The Australian gross margin as a percentage of Australian net revenue remained constant for the years ended December 31, 1995 and 1996. The non-Australian gross margin increased from a deficit of $(0.2) million for the year ended December 31, 1995 to a gross margin of $0.5 million for the year ended December 31, 1996.

  Selling, general and administrative expenses increased 71%, or $9.2 million, from $13.0 million for the year ended December 31, 1995 to $22.2 million for the year ended December 31, 1996. The Australian operations increased selling, general and administrative expenses by $2.5 million as a result of increased salaries and benefits for additional sales and operations staff to support construction of a new five city switched network. The Australian selling, general and administrative expenses as a percentage of Australian net revenue decreased from 9% to 8% for the years ended December 31, 1995 and 1996, respectively. The non-Australian operations account for the remaining increase of $6.7 million which is due to increased staffing in sales and marketing, network operations, and customer service. The non-Australian selling, general and administrative expenses as a percentage of non-Australian net revenue decreased to 40% for the year ended December 31, 1996, from 173% for the year ended December 31, 1995, as a result of these costs being spread over an increasing revenue base.

  Depreciation and amortization increased 34%, or $0.7 million, from $1.8 million for the year ended December 31, 1995 to $2.5 million for the year ended December 31, 1996. The increase reflects depreciation for capital expenditures for network equipment associated with the Company's network construction.

  Interest expense increased 12% as a result of additional capital leases to finance network switching equipment.

  Interest income increased from $0.1 million for the year ended December 31, 1995 to $0.9 million for the year ended December 31, 1996 as a result of the interest earned on the cash balance generated from the private placements in February 1996 and July 1996, and the initial public offering in November 1996.

  Other income (expense) is comprised of a foreign currency transaction loss of $0.3 million for the year ended December 31, 1996 associated with the debt related to the acquisition of Axicorp, which is denominated in Australian dollars. Fluctuations in the currency exchange rates between the Australian and United States dollar will cause currency transaction gains or losses which are recognized in the current period results of operations.

  Income taxes are based on the income before taxes generated primarily by the operations in Australia.

 Quarterly Results of Operations

  The following table sets forth unaudited pro forma consolidated statement of operations and other data for each of the six fiscal quarters through the period ended March 31, 1997 and has been prepared assuming the March 1, 1996 acquisition of Axicorp occurred as of January 1, 1995. The pro forma quarterly information has been derived from, and should be read in conjunction with, the Consolidated Financial Statements of the Company, the Financial Statements of Axicorp and the notes thereto included elsewhere in this Prospectus, and in management's opinion, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the quarters presented. The operating results for any quarter are not necessarily indicative of results for any future period.

                       COMBINED PREDECESSOR AND COMPANY

                                                     QUARTER ENDED:
                          -----------------------------------------------------------------------
                          DECEMBER 31, MARCH 31,  JUNE 30,   SEPTEMBER 30, DECEMBER 31, MARCH 31,
                            1995(1)     1996(1)     1996         1996          1996       1997
                          ------------ ---------  --------   ------------- ------------ ---------
                                         (DOLLAR AND MINUTE DATA IN THOUSANDS)
Net revenue:
 North America and
  United Kingdom........    $   670     $1,931    $ 4,229       $ 6,468      $ 9,091     $12,150
 Australia..............     39,559     41,574     44,049        45,351       46,647      46,886
                            -------     ------    -------       -------      -------     -------
   Total net revenues...     40,229     43,505     48,278        51,819       55,738      59,036
Cost of revenue:
 North American and
  United Kingdom........        880      2,448      4,516         5,968        8,265      11,445(2)
 Australia..............     36,250     36,836     40,118        41,242       43,207      43,589
                            -------     ------    -------       -------      -------     -------
   Total cost of
    revenue.............     37,130     39,284     44,634        47,210       51,472      55,034
Gross margin:
 North America and
  United Kingdom........       (210)      (517)      (287)          500          826         705(2)
 Australia..............      3,309      4,738      3,931         4,109        3,440       3,297
                            -------     ------    -------       -------      -------     -------
   Total gross margin...      3,099      4,221      3,644         4,609        4,266       4,002
Operating expenses:
 Selling, general and
  administrative
  expenses..............      3,986      3,958      4,834         6,194        7,212       8,829
 Depreciation and
  amortization..........        490        525        571           637          731         797
                            -------     ------    -------       -------      -------     -------
   Total operating
    expenses............      4,476      4,483      5,405         6,831        7,943       9,626
Operating loss..........    $(1,377)    $ (262)   $(1,761)      $(2,222)     $(3,677)    $(5,624)
                            =======     ======    =======       =======      =======     =======
Net revenue growth
 percentage:
 North America and
  United Kingdom........        --       188.2 %    119.0 %        52.9%        40.6%       33.6%
 Australia..............        --         5.1 %      6.0 %         3.0%         2.9%        0.5%
   Total................        --         8.1 %     11.0 %         7.3%         7.6%        5.9%
 Australia (excluding
  dealership and other
  non-recurring
  items)(3).............        --         1.4 %      3.0 %         6.0%         3.4%        3.0%
Gross margin percentage:
 North America and
  United Kingdom........      (31.3)%    (26.8)%     (6.8)%         7.7%         9.1%        5.8%(2)
 Australia..............        8.4 %     11.4 %      8.9 %         9.1%         7.4%        7.0%
   Total gross margin
    percentage..........        7.7 %      9.7 %      7.5 %         8.9%         7.7%        6.8%
 Australia (excluding
  dealership and other
  non-recurring
  items)(3).............        7.3 %      7.2 %      5.1 %         5.3%         5.2%        5.8%
 Selling, general and
  administrative
  expenses as a
  percentage of net
  revenue...............        9.9 %      9.1 %     10.0 %        12.0%        12.9%       15.0%
EBITDA(4)...............    $  (887)    $  263    $(1,190)      $(1,585)     $(2,946)    $(4,827)
Capital expenditures
 (actual)(5)............    $   205     $  216    $ 3,767       $ 2,162      $ 9,814     $ 9,141
Number of switches
 (actual)...............          1          1          1             1            1           9(6)
Full-time employees.....
                                  *          *          *           285          315         369
Minutes of long distance
 use:
 International:
 North America..........          *          *          *         9,199       12,160      17,693
 Australia..............          *          *          *         1,967        1,876       2,384
 United Kingdom.........          *          *          *         1,713        3,192       4,253
                                                                -------      -------     -------
   Total minutes of long
    distance use
    (international).....          *          *          *        12,879       17,228      24,330
                                                                -------      -------     -------
 Domestic:
 North America..........          *          *          *         3,972        5,533       6,346
 Australia..............          *          *          *        56,932       58,336      59,481
 United Kingdom.........          *          *          *         1,512        3,051       4,533
                                                                -------      -------     -------
   Total minutes of long
    distance use
    (domestic)..........          *          *          *        62,416       66,920      70,360
                                                                -------      -------     -------
   Total minutes of long
    distance use........          *          *          *        75,295       84,148      94,690
                                                                =======      =======     =======

--------
(1) Assuming the March 1, 1996 acquisition of Axicorp occurred as of the beginning of the periods presented.
(2) Includes a one-time charge of $0.7 million resulting from non-payment of a receivable due from a single customer. Excluding this charge, cost of revenue, gross margin and gross margin percentage for North America and the United Kingdom would have been $10.7 million, $1.4 million and 11.6%, respectively.
(3) Excludes dealership revenue from discrete projects relating to marketing and customer activities performed on behalf of Telstra, and non-recurring settlements of claims against Telstra.
(4) EBITDA consists of earnings (loss) before interest, income taxes, depreciation, amortization and other income (expense). It is a measure commonly used in the telecommunications industry and is presented to assist in understanding the Company's operating results. Additionally, certain covenants contained in the Indenture are based upon EBITDA. EBITDA is not intended to report cash flows for the period. See the Consolidated Statement of Cash Flows contained elsewhere in the Prospectus.
(5) Capital expenditures include amounts acquired through capital lease financing and other debt.
(6) Excludes two additional switches now in operation.
*  Data not available.

  Quarterly net revenue increased from $40.2 million in the quarter ended December 31, 1995 to $59.0 million in the quarter ended March 31, 1997. The Australian net revenue growth in each quarter was due to an increase in traffic volumes as a result of an increase in the number of small- to medium-sized business customers. In addition, beginning in the quarter ended March 31, 1996, the Australian revenue included "dealership" revenue from marketing and customer service activities provided on an outsourced basis by Axicorp to Telstra. These revenues resulted from the performance of discrete projects, and thus fluctuated significantly in each quarter. Excluding these dealership revenues, the core Australian telephone business grew at an average rate of approximately 3% per quarter. The lower growth rate in the quarter ended March 31, 1996 was a result of Axicorp management's focus on selling Axicorp to the Company versus generating new sales. The lower sequential quarterly growth rate in the quarter ended March 31, 1997 partially reflects reduced calling volume from business customers during the summer months in January and February in Australia. In addition, the Company's lower growth rate was a result of its efforts to focus on moving current traffic onto the Company's recently developed Network rather than generating new traffic which would not have had direct access to the Company's Network until the Company realized the benefits of deregulation beginning in July 1997. This quarter also includes, however, beginning in March 1997, the impact of the Company's new residential sales channel resulting from a campaign directed towards residential customers who make a high volume of international calls. Revenue in the United Kingdom and North America reflects increasing traffic volumes and number of customers in those regions. In the United Kingdom, the revenue growth has been the result of additional residential customers each quarter, and in North America, additional wholesale, and, to a lesser extent, business and residential traffic volumes.

  Quarterly gross margin percentages have fluctuated during the six quarters from a high of 9.7% in the quarter ended March 31, 1996 to 6.8% in the quarter ended March 31, 1997. The historical gross margin percentages reflect the Company's status as a "switchless" reseller and dependence upon other carriers to switch and transport the Company's traffic. During this period, the Company made significant investments in all three regions in switches and international fiber cable capacity and in the construction of its own Network, which is expected to produce higher overall gross margins as a percentage of net revenue for the Company as traffic volumes and the proportion of on-Network volume increases. In Australia, the Company's quarterly gross margins during this period were favorably affected by dealership projects and non-recurring contingency settlements that had a significantly higher gross margin percentage than the Australian core telephone business. Excluding dealership and non-recurring items, the Australian gross margins over the past four quarters have been approximately 5%, increasing to 5.8% in the quarter ended March 31, 1997 as a result of the Company beginning to carry traffic on its Network in March 1997. The decrease in the Australian gross margin, adjusted for dealership and non-recurring items, in the quarter ended June 30, 1996 versus the previous quarters is due to lower tariff rate discounts implemented by Telstra in March 1996. The gross margin percentages in North America and the United Kingdom during the six quarterly periods has steadily increased from a negative 31.3% during the quarter ended December 31, 1995 to 5.8% during the quarter ended March 31, 1997. This reflects the increasing volume of traffic each quarter over which the fixed network costs can be spread, as well as additional discounts received from underlying carriers on variable costs due to the higher volumes. The gross margin in the quarter ended March 31, 1997 was also adversely affected by a $0.7 million charge for the non-payment of a single customer accounts receivable. Excluding this charge, gross margin percentages in North America and the United Kingdom operations would have been 11.6%.

  The Company's quarterly selling, general and administrative expenses have trended upward during the six quarter period from $4.0 million in the quarter ended December 31, 1995 to $8.8 million in the quarter ended March 31, 1997. The quarterly selling, general and administrative expense increase is reflective of the worldwide growth in the Company's operations, including increased personnel costs for network operations staff in all three regions, and additional costs, sales and marketing staffs and associated expenses. Selling, general and administrative expenses increased as a percentage of net revenue over the six quarter period due to substantial expenditures incurred in developing the Network and sales forces necessary to generate increased future revenues in all three regions. The Company's total full time employee head count has increased from 285 at September 30, 1996 to 369 at March 31, 1997.

  Quarterly depreciation and amortization reflects increases as a result of the Company's substantial continued investment in fixed assets primarily associated with the construction of the Network. This trend is expected to continue in the future as the Company continues to expand its network capacity and scope into additional countries around the world.

HISTORICAL RESULTS OF OPERATIONS

 For the Three Months Ended March 31, 1997 Compared to the Three Months Ended March 31, 1996

  Net revenue increased $41.9 million, from $17.1 million for the three months ended March 31, 1996 to $59.0 million for the three months ended March 31, 1997. Of the increase, $31.7 million was associated with the Company's Australian operations, which were acquired on March 1, 1996, and reflects increased revenue from business customers as well as new residential revenue. The Company's operations reflect the impact of seasonality in the first quarter as the result of reduced activity in the summer months in Australia. The remaining $10.2 million is comprised of increases of $3.8 million in the United Kingdom reflecting additional residential customers and traffic volumes resulting from the Company's marketing efforts to ethnic residential customers, and $6.4 million in the United States primarily from additional wholesale traffic volumes, and to a lesser extent from residential customers resulting from the ethnic marketing program and business customers resulting from the Company's build-up of its direct sales marketing force.

  Cost of revenue increased $39.5 million, from $15.5 million, or 91% of net revenue, for the three months ended March 31, 1996 to $55.0 million, or 93% of net revenue, for the three months ended March 31, 1997. The increase in the cost of revenue is primarily attributable to the increased traffic volumes and associated net revenue. The increase in the percentage of cost of revenue is attributable to a full three months of Australian operations in the first quarter of 1997 versus one month's activity in the first quarter of 1996, which in Australia included non-recurring higher margin dealership revenues. Additionally, the 1997 percentage was adversely affected by a one-time, non-payment of a single customer accounts receivable in the United States amounting to $0.7 million in the first quarter of 1997. Without this occurrence, cost of revenue would have been 92% of net revenue. Most of the Company's cost of revenue are variable. However, as the Company continues to expand its worldwide network through installation of switches, cable ownership and fixed circuit leases, the costs as a percentage of net revenue should decrease.

  Selling, general and administrative expenses increased from $1.9 million to $8.8 million for the three months ended March 31, 1996 to March 31, 1997. Approximately $3.7 million of the increase was attributable to a full quarter of activity associated with the Company's Australian operations in the 1997 results versus only one month in the 1996 results, and the remaining $3.2 million related to increased staffing levels, increased sales and marketing activity and network operations costs in non-Australian operations. The Australian selling, general and administrative expense as a percentage of net revenue was 10% for the three months ended March 31, 1997 compared to 6% for the three months ended March 31, 1996. The increase reflects additional staffing for direct sales, marketing and network operations as well as advertising and promotion costs for a new residential marketing campaign launched in Australia in February 1997. The non-Australian selling, general and administrative costs as a percentage of non-Australian net revenue for the three months ended March 31, 1997 was 35% compared to 17% for the three months ended March 31, 1996. The increase is reflective of the growth in the direct sales, marketing and network operations staff necessary to ensure and support expected future net revenue. Total full time headcount increased to 369 at the end of March 1997.

  Depreciation and amortization increased from $0.2 million for the three months ended March 31, 1996 to $0.8 million for the three months ended March 31, 1997. The majority of the increase is a result of the acquisition of the Australian operations and is comprised of two additional months of asset depreciation and amortization of goodwill and customer lists which totaled $0.4 million. The remaining depreciation is related primarily to increased depreciation expense for the Company as a result of additional capital expenditures for switching and network equipment in North America, United Kingdom and Australia.

  Interest income for the three months ended March 31, 1997 is the result of the investment of the net proceeds from the initial public offering in highly liquid United States Federal Government backed obligations.

  Other income (expense) for the three months ended March 31, 1997 related to foreign currency transaction gains on the Australian dollar-denominated debt incurred by the Company payable to the sellers for its acquisition of Axicorp as a result of a decline in the exchange rate of the Australian dollar against the United States dollar during the period.

  Income taxes were fully attributable to the operations in the United
Kingdom.

 For the Year Ended December 31, 1996 as Compared to the Year Ended December 31, 1995

  Net revenue increased $171.8 million, from $1.2 million for the year ended December 31, 1995 to $173.0 million for the year ended December 31, 1996. Of the increase, $151.3 million was associated with the Company's Australian operations, which were acquired March 1, 1996, while the remaining $20.5 million of net revenue growth was associated primarily with the commencement and expansion of the Company's operations in the United States and the United Kingdom.

  Cost of revenue increased $157.4 million, from $1.4 million for the year ended December 31, 1995 to $158.8 million for the year ended December 31, 1996 as a direct result of the increased net revenue. Most of the Company's cost of revenue are variable, since the Company had limited Network during this period and functioned primarily as a switchless reseller. The cost of revenue in the United States reflects the start-up nature of the network operations and traffic being carried on more expensive carriers until adequate capacity on lower cost carriers could be established.

  Selling, general and administrative expenses increased $18.1 million, from $2.0 million to $20.1 million for the year ended December 31, 1996 as compared to the year ended December 31, 1995. Approximately $11.4 million of the increase was attributable to the ten months of activity associated with the Australian operations and the remaining $6.7 million related to the non-Australia operations as a result of increased staffing levels, increased sales and marketing activity and network operations costs. The Australian selling, general and administrative expense as a percentage of net revenue was 7.5% for the ten months ended December 31, 1996. The non-Australian selling, general and administrative costs as a percentage of net revenue for the year ended December 31, 1996 was 40% of net revenue which reflects the growth in the infrastructure necessary to support future net revenues.

  Depreciation and amortization increased from $0.2 million for the year ended December 31, 1995 to $2.2 million for the year ended December 31, 1996. The majority of the increase is a result of the acquisition of Axicorp and is comprised of amortization of goodwill and the customer lists which totaled $1.3 million. The remaining depreciation is related primarily to Axicorp's assets and increased depreciation expense for the Company as a result of additional capital expenditures for switching and network related equipment.

  Other income (expense) for the year ended December 31, 1996 related to foreign currency transaction losses on the Australian dollar-denominated debt incurred by the Company payable to the sellers for its acquisition of Axicorp as a result of the appreciation of the Australian dollar against the United States dollar during the period.

  Income taxes were primarily attributable to the operations of Axicorp for the ten months from the date of purchase, and represents the amount of expense for Australian taxes.

 For the Year Ended December 31, 1995 Compared to the Period from Inception (February 4, 1994) to December 31, 1994

  Net revenue and cost of revenue in 1995 were $1.2 million and $1.4 million, respectively. During the period ended December 31, 1994, the Company did not have net revenue or cost of revenue as it was in the development stage and involved in various start-up activities including raising capital, obtaining licenses, acquiring equipment, leasing space, developing markets, and recruiting and training personnel. In March 1995, the Company began generating net revenue and associated cost of revenue.

  Gross deficit for 1995 was $0.2 million. As the Company began generating revenue in 1995, there were fixed network costs that were not offset by the net revenue generated.

  Selling, general and administrative expenses increased from $0.6 million in 1994 to $2.0 million in 1995. The increase was primarily due to additional costs incurred to support the formation of the Company's administrative, management, sales and operations personnel.

  Depreciation and amortization was $0.2 million in 1995. The depreciation and amortization expense was directly related to the purchase of Network equipment, including the Company's switch in Washington, D.C.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's liquidity requirements arise from net cash used in operating activities; purchases of network equipment including switches, related equipment, and international fiber cable capacity; and interest and principal payments on outstanding indebtedness, including capital leases. The Company has financed its growth through private placements, the Initial Public Offering and capital lease financing.

  Net cash provided by (used in) operating activities was $1.8 million for the three months ended March 31, 1997, $(6.9) million for the year ended December 31, 1996, and $(2.0) million for the year ended December 31, 1995. The increase in cash provided by operating activities for the three months ended March 31, 1997 was primarily the result from an increase in accounts payable associated with capital expenditures that are expected to be financed. The increased cash usage for the years ended December 31, 1996 and 1995 was the result of an increase in the net loss partially offset by increases in accounts payable and accrued expenses.

  Net cash provided by (used in) investing activities was $11.0 million for the three months ended March 31, 1997, $(39.6) million for the year ended December 31, 1996 and $(0.4) million for the year ended December 31, 1995. Cash provided by investing activities for the three months ended March 31, 1997 was the result of the sale of investments of $19.8 million and capital expenditures of $8.8 million primarily to expand the Network. The cash utilized during the year ended December 31, 1996 includes $12.7 million for capital expenditures to expand the Network and $1.7 million for the purchase of Axicorp, net of cash acquired.

  Net cash provided by (used in) financing activities was $(4.4) million for the three months ended March 31, 1997, $79.5 million for the year ended December 31, 1996 and $4.5 million for the year ended December 31, 1995. Net cash used in financing activities for the three months ended March 31, 1997 resulted from payments on the Axicorp acquisition notes and payments related to other obligations. In January 1996 and July 1996, the Company completed private placements of Common Stock generating net proceeds of approximately $4.7 million and $15.8 million, respectively. In November 1996, the Company completed its Initial Public Offering of its Common Stock and generated net proceeds of approximately $54.4 million.

  The Company anticipates aggregate capital expenditures of approximately $88 million in 1997 and 1998. Such capital expenditures will be primarily for international and domestic switches and points of presence, international fiber capacity and satellite earth station facilities for new and existing routes and other transmission equipment and support systems. The Company also intends to add up to three switches in the United States (expected to be located in Chicago, Dallas and Miami), three switches in Europe (expected to be located in Frankfurt, Paris and Rome), one switch in Mexico (Mexico City) and one switch in Japan (Tokyo), and approximately 15 points of presence in other major metropolitan areas of the Targeted Regions, all by the end of 1998. The Company also expects to continue to acquire additional capacity on both existing and future international fiber cable systems.

  The Company believes that the net proceeds from the Offering, together with its existing cash and available capital lease financing (subject to the limitations contained in the Indenture) will be sufficient to fund the Company's operating losses, debt service requirements, capital expenditures (including the development of the Network as currently contemplated) and other cash needs for its operations for approximately 18 to 24 months. If the Company enters into the Senior Credit Facility, the Company believes it would have sufficient funding to cover planned expansion of the Network and operating losses until such time as the Company begins to generate operating income; however, this is a forward-looking statement and there can be no assurance in this regard. There can be no assurance that the Company will obtain the Senior Credit Facility on the terms set forth in the Commitment Letter, if at all. See "Description of Senior Credit Commitment." Furthermore, there can be no assurance that the Company will be able to obtain a substitute credit facility or capital lease financing on commercially reasonable terms, if at all. Moreover, the Company may need to raise additional cash depending on the development of the Network and the level of the Company's operations and its operating cash flow.

  From time to time the Company evaluates acquisitions of businesses which complement the business of the Company. Depending on the cash requirements of potential transactions, the Company may finance such transactions with bank borrowings, through other debt financing vehicles, or through the issuance of capital stock. The Company, however, presently has no understanding, commitment or agreement with respect to any acquisition. There can be no assurance that if the Company were to pursue such an opportunity, any such acquisition would occur or that the funds to finance any such acquisition would be available on reasonable terms, if at all.

                                   BUSINESS

GENERAL

  Primus is a multinational telecommunications company that focuses on the provision of international and domestic long distance services. The Company seeks to capitalize on the increasing business and residential demand for international telecommunications services generated by the globalization of the world's economies and the worldwide trend toward deregulation of the telecommunications sector. The Company has targeted North America, Asia-Pacific and Europe as its primary service regions. The Company currently provides services in the United States, Australia and the United Kingdom, which are the most deregulated countries within the Targeted Regions and which serve as regional hubs for expansion into additional markets within the Targeted Regions. As part of the execution of its strategy, the Company also has expanded its operations to include Canada. The Company expects to expand into additional markets as deregulation occurs and the Company is permitted to offer a full range of switched public telephone services in such markets. For the three months ended March 31, 1997 and the twelve months ended December 31, 1996, the Company had net revenue of approximately $59 million and pro forma net revenue of approximately $199 million, after giving pro forma effect to the Company's March 1996 acquisition of Axicorp, the fourth largest telecommunications provider in Australia. The Company's Australian operations generated approximately $46.9 million, or 79%, of the Company's net revenue for the three months ended March 31, 1997, and approximately $177.6 million, or 89%, of the Company's pro forma net revenue for the year ended December 31, 1996. The Company has approximately 100,000 customers and, as of June 30, 1997, had 516 full-time employees.

  The Company primarily targets, on a retail basis, small- and medium-sized businesses with significant international long distance traffic and ethnic residential customers and, on a wholesale basis, other telecommunications carriers and resellers with international traffic. The Company provides a broad array of competitively priced telecommunications services, including international long distance to over 200 countries, domestic long distance, and international and domestic private networks, as well as local switched and cellular services in Australia, prepaid and calling cards in the United States, Canada, the United Kingdom and Australia, and toll-free services in the United States and Canada. The Company markets its services through a variety of sales channels, including direct sales, independent agents, direct marketing and associations.

  The Company has constructed and is implementing an international telecommunications network to reduce and control costs, improve service reliability and increase flexibility to introduce new products and services. Management believes that as the volume of telecommunications traffic carried on the Network increases, the Company should improve its profitability as it realizes economies of scale. In July 1997, the Company became one of five licensed carriers permitted to own and operate transmission facilities in Australia. Major components of the Network include the following:

  Switches. Since December 31, 1996, when the Company operated one international gateway switch in Washington, D.C., the Company's Network has grown to consist of eleven switches, including seven international gateway switches (New York, Los Angeles, Washington, D.C., Toronto, Vancouver, London, Sydney) and four domestic switches (Adelaide, Brisbane, Melbourne and Perth). The Company's international gateway switches will serve as the base for its global expansion of the Network into new countries as regulatory rules permit the Company to compete in these new markets. By the end of 1998, the Company intends to add up to three switches in the United States (expected to be located in Chicago, Dallas and Miami), three switches in Europe (expected to be located in Frankfurt, Paris and Rome), one switch in Mexico (Mexico City) and one switch in Japan (Tokyo), and approximately 15 points of presence in other major metropolitan areas of the Targeted Regions.

  Transmission Capacity. The Company owns and leases transmission capacity which connects its switches to each other and to the networks of other international and domestic telecommunications carriers, including MAOUs in two undersea fiber optic cable systems, which are TAT-12/TAT-13 and TPC-5, and IRUs in three undersea fiber optic cable systems, which are CANUS-1, CANTAT-3 and TAT-12/TAT-13. During the first quarter of 1997, the Company's Los Angeles switch was connected to its network in Australia via a trans-

Pacific undersea fiber optic cable system. During the second quarter of 1997, the Company's New York switch was connected to its London switch via trans-Atlantic undersea fiber optic cable systems. This trans-Atlantic connection follows the December 1996 receipt by the Company of a full, facilities-based United Kingdom license which, among other things, allows the Company to own the United Kingdom half of international circuits. In July 1997, the Company became one of five licensed carrier's permitted to own and operate transmission facilities in Australia. The Company expects to continue to acquire additional capacity on both existing and future international fiber optic cable systems.

  Foreign Carrier Agreements. In selected countries where competition with the local PTT is limited or not currently permitted, the Company has entered into foreign carrier agreements with PTTs or other authorized service providers which permit the Company to provide traffic into and receive return traffic from these countries. The Company has existing foreign carrier agreements with the government-controlled PTTs in India, Iran and Honduras and, in April 1997, entered into a foreign carrier agreement with the CyTA to establish a direct, fiber optic connection with the Company's London switch for international long distance primarily to countries in the Middle East. The Company also has entered into foreign carrier agreements in Israel, Malaysia, New Zealand and Sri Lanka which are expected to become effective by the end of 1997. The Company views foreign carrier agreements as viable means of transmitting traffic to countries that have yet to become deregulated. The Company intends to enter into several other foreign carrier agreements by the end of 1998.

INDUSTRY OVERVIEW

  General. The international long distance industry, which involves the transmission of voice and data from the domestic telephone network of one country to another, is undergoing a period of fundamental change that has resulted, and is expected to continue to result, in significant growth in usage of international telecommunications services. In 1995, the international long distance industry accounted for $55 billion in revenues and 60 billion minutes of use, up from $22 billion in revenues and 17 billion minutes of use in 1986. Industry sources estimate that by the year 2000 this market will have expanded to $78 billion in revenues and 117 billion minutes of use, representing compound annual growth rates from 1995 of 7.2% and 14.3%, respectively.

  The Company believes the growth in international long distance services is being driven by (i) increased demand for international telecommunications services generated by the globalization of the world's economies and the worldwide trend toward deregulation of the telecommunications sector, (ii) declining prices and a wider choice of products and services driven by greater competition resulting from privatization and deregulation, (iii) increased telephone density and accessibility resulting from technological advances and greater investment in telecommunications infrastructure, including deployment of wireless networks, and (iv) increased international business and leisure travel.

  The competition spurred by privatization and deregulation, in addition to resulting in a wider choice of products and services, has resulted in lower prices. The Company believes, however, that the lower price environment resulting from the increase in competition has been more than offset by cost decreases, as well as an increase in telecommunications usage. For example, based on FCC data for the period 1989 through 1995, per minute settlement payments by United States-based carriers to foreign PTTs fell 31%, from $0.70 per minute to $0.48 per minute. Over this same period, however, per minute international billed revenue fell only 11%, from $1.02 in 1989 to $0.91 in 1995. Therefore, gross profit per international minute (before local access charges) grew from $0.32 in 1989 to $0.43 in 1995, a 34% increase. Although there can be no assurances, the Company believes that as settlement rates and costs for leased capacity continue to decline, international long distance will continue to provide high revenue and gross profit per minute. See "Risk Factors--Intense Domestic and International Competition."

  Classification of Service Providers. International long distance carriers generally can be categorized according to ownership and use of transmission facilities and switches. Although no carrier utilizes exclusively owned facilities for the transmission of all of its long distance traffic, carriers vary from being primarily facilities-based (i.e. they own and operate their own land based or undersea cable and switches) to those that are purely resellers of another carrier's transmission network. Generally, the first-tier long distance companies (e.g., AT&T, MCI and Sprint in the United States; British Telecom and Mercury in the United Kingdom; Telstra and Optus in Australia; and Stentor in Canada) are transmission facilities-based carriers that own and operate a domestic fiber-based network. Second-tier long distance companies (e.g., Frontier and LCI in the United States; WorldCom and ACC in the United Kingdom; AAPT in Australia; and Call-Net and f ONOROLA in Canada) own switching facilities but generally do not own cable transmission facilities. The third-tier of the market consists of long distance companies that are generally switchless resellers that rely on the transmission facilities of other carriers.

  Regulatory and Competitive Environment. Prior to deregulation, the long distance carriers in any particular country generally were government-owned monopoly carriers, such as British Telecom in the United Kingdom, Telstra in Australia and Telmex in Mexico. Deregulation of a particular telecommunications market typically has begun with the introduction of a second long distance carrier, followed by the authorization of multiple carriers. In the United States, one of the first deregulated markets, deregulation began in the 1960's with MCI's authorization to provide long distance service and was followed in 1984 by AT&T's divestiture of the RBOCs and, most recently, by the passage of the 1996 Telecommunications Act. Deregulation has occurred elsewhere, such as in the United Kingdom, and is being implemented in other countries, including Australia and Mexico. In addition, the United States and 67 other countries participating in the recently signed WTO Agreement are expected to open their telecommunications markets starting January 1, 1998.

  Call Dynamics. A long distance telephone call consists of three parts: origination, transport and termination. Generally, a domestic long distance call originates on a local exchange network and is transported to the network of a long distance carrier. The call is then carried along the long distance network to another local exchange network where the call is terminated. An international long distance call is similar to a domestic long distance call, but typically involves at least two long distance carriers: the first carrier transports the call from the country of origination, and the second carrier terminates the call in the country of termination. These long distance telephone calls are classified as one of three types of traffic. A call made from the United States to the United Kingdom is referred to as outbound traffic for the U.S. carrier and inbound traffic for the United Kingdom carrier. The third type of traffic, international transit traffic, originates and terminates outside a particular country, but is transported through that country on a carrier's network. Since most major international fiber optic cable systems are connected to the United States, and international long distance prices are substantially lower in the United States than in other countries, a large volume of international transit traffic is routed through the United States.

  International calls are transported by land-based or undersea cable or by microwave via satellites. A carrier can obtain voice circuits on cable systems either through ownership or leases. Ownership in cables is acquired either through IRUs or MAOUs. The fundamental difference between an IRU holder and an owner of MAOUs is that the IRU holder is not entitled to participate in management decisions relating to the cable system. Between two countries, a carrier from each country owns a "half-circuit" of a cable, essentially dividing the ownership of the cable into two equal components. Additionally, any carrier generally may lease circuits on a cable from another carrier. Unless a carrier owns a satellite, satellite circuits also must be leased from one of several existing satellite systems.

  Accounting Rate System. Under the accounting rate system (also known as the settlement system), which is the traditional regulatory model, international long distance traffic is exchanged under bilateral foreign carrier agreements between carriers in two countries. Foreign carrier agreements generally are three to five years in length and provide for the termination of traffic in, and return traffic to, the carriers' respective countries at a negotiated accounting rate, known as the Total Accounting Rate ("TAR"). In addition, foreign carrier agreements provide for network coordination and accounting and settlement procedures between the carriers. Both carriers are responsible for their own costs and expenses related to operating their respective halves of the end-to-end international connection.

  Settlement costs, which typically equal one-half of the TAR, are the fees owed to another international carrier for transporting traffic on its facilities. Settlement costs are reciprocal between each party to a foreign carrier agreement at a negotiated rate (which must be the same for all U.S.- based carriers, unless the FCC approves an exception). For example, if a foreign carrier charges a U.S. carrier $0.30 per minute to terminate a call in the foreign country, the U.S. carrier would charge the foreign carrier the same $0.30 per minute to terminate a call in the United States. Additionally, the TAR is the same for all carriers transporting traffic into a particular country, but varies from country to country. The term "settlement costs" arises because carriers essentially pay each other on a net basis determined by the difference between inbound and outbound traffic between them. The following chart illustrates an international long distance call using the settlement system:

                             [GRAPH APPEARS HERE]

[TRADITIONAL METHOD OF TRANSPORTING INTERNATION TRAFFIC -- USING FOREIGN CARRIER AGREEMENTS CHART APPEARS HERE]

  Foreign carrier agreements typically provide that a carrier will return terminating traffic ("return traffic") in proportion to the traffic it receives. Return traffic generally is more profitable than outgoing traffic because the settlement rate per minute is substantially greater than the incremental cost of terminating a call in the country due to the lack of marketing expense and billing costs, as well as the lower cost structure associated with terminating calls in the United States. Generally, there is a six-month lag between outbound traffic and the allocation of the corresponding return traffic and, in certain instances, a minimum volume commitment must be achieved before qualifying for receipt of return traffic.

  Alternative Calling Procedures. As the international long distance market has deregulated, long distance companies have devised alternative calling procedures ("ACPs") in order to complete calls more economically than under the accounting rate system. Some of the more significant ACPs include (i) transit,
(ii) refiling or "hubbing," (iii) international simple resale ("ISR"), and (iv) call-back. The most common method is transit which allows traffic between two countries to be carried through a third country on another carrier's network. This procedure, which requires agreement among the particular long distance companies and the countries involved, generally is used either for overflow traffic during peak periods or where the direct circuit may not be available or justified based on traffic volume. Refiling or "hubbing" of traffic, which takes advantage of disparities in settlement rates between different countries, allows traffic to a potential country to be treated as if it originated in another country that enjoys lower settlement rates with the destination country, thereby resulting in a lower overall costs on an end-to-end basis. U.S. based carriers are beneficiaries of refiling on behalf of other carriers because of low international rates. The difference between transit and refiling is that, with respect to transit, the carrier in the destination country has a direct relationship with the originating carrier, while with refiling, the carrier in the destination country is likely not to even know the identity of the originating carrier.
The choice between transit and refiling is determined primarily by cost. With ISR, a carrier may completely bypass the settlement system by connecting an international leased line to the public switch telephone network ("PSTN") of a foreign country or directly to a customer premise. ISR currently is allowed by applicable regulatory authorities between a limited number of international routes, including Canada-United Kingdom, United States-United Kingdom, United States-Sweden and United Kingdom-Australia and is currently experiencing increasing usage. Call-back avoids the high international rates in a particular country of origin by providing dial tone in a second country with a lower rate, typically the United States.

  Industry Strategies. Strategies to provide international long distance services are driven by the emergence of ACPs and the increased demand for seamless services on a global basis. First-tier service providers primarily utilize foreign carrier agreements in order to provide international service. Second-tier carriers and new entrants primarily are utilizing ACPs and are developing networks to compete with the first-tier carriers and gain market share. In response, first-tier carriers have formed alliances to provide seamless services and one-stop shopping on a global basis. Examples include Global One (an alliance among Sprint, Deutsche Telekom, France Telecom and others), Concert (an alliance between British Telecom and MCI) and WorldPartners (an alliance among AT&T, Unisource and others). Certain new entrants, including the Company, are establishing their own operations in multiple countries and, to the extent required to serve other selected markets, alliances or other arrangements with other carriers.

  Description of Operating Markets. The following is a summary of the size, growth prospects and competitive and regulatory environments of the domestic and international long distance industries in the principal jurisdictions in which the Company provides its services:

    UNITED STATES. The United States long distance market is highly deregulated and is the largest in the world. According to the FCC, in 1995 long distance telephone revenue was $72.5 billion, including $14.0 billion from international services (representing 19.3% of the total market). AT&T has remained the largest long distance carrier in the United States market, with market share of 53.0%, while MCI and Sprint have market shares of 17.8% and 10.0%, respectively. AT&T, MCI and Sprint constitute what generally is regarded as the first-tier in the United States long distance market. Other large long distance companies with more limited ownership of transmission capacity, such as WorldCom, Frontier and LCI, constitute the second-tier of the industry. The remainder of the United States long distance market is comprised of several hundred smaller companies, largely resellers, which are known as third-tier carriers.

    CANADA. The market for international and domestic long distance services in Canada accounted for approximately C$8.0 billion in revenues. In Canada, Stentor, a partnership of Canadian regional telephone companies, is the largest provider of long distance services with a market share of approximately 56%. Two types of long distance providers compete with Stentor. The first, which includes AT&T LDS, f ONOROLA and Sprint Canada, own and operate interexchange circuits and offer essentially the same services as Stentor. The second type of competitor consists of other long distance providers that lease but do not own interexchange circuits and sell their services primarily to distinct niche markets, such as ethnic communities, affinity associations or small business associations.

    AUSTRALIA. In 1996, the market for international and domestic long distance services in Australia accounted for approximately A$4.7 billion in revenues. Telstra and Optus are classified as "carriers" because they can own and operate local, national and international transmission networks. Telstra, which is owned by the Australian government, is a traditional facilities-based carrier with a market share of approximately 73.4% in 1995. In addition to the Company and Optus, Telstra currently competes against switched-based resellers such as AAPT, and several switchless resellers and call-back service providers, including CorpTel. Australia has further deregulated its long-distance market in recent legislation, which became effective in July 1997, by allowing service providers other than Telstra and Optus to own domestic transmission facilities and mandating Telstra to provide equal (non-code) access to customers of select service providers such as the Company. As a result of this legislation, both the Company and AAPT are now licensed carriers permitted to own and operate transmission facilities in Australia.

    UNITED KINGDOM. Oftel estimates that the market for international and domestic long distance services in the United Kingdom accounted for approximately (Pounds)1.4 billion and (Pounds)2.1 billion in revenues, respectively, for the fiscal year ended March 31, 1996. In the United Kingdom, British Telecom historically has dominated the telecommunications market and is the largest carrier. Mercury, which owns and operates interchange transmission facilities, is the second largest carrier. The remainder of the United Kingdom long distance market is comprised of an emerging market of licensed telecommunications service providers, such as Energis, and switch-based resellers, such as AT&T, WorldCom, MFS, ACC and Esprit.

    MEXICO. The market for long distance voice and data telephone services in Mexico accounted for approximately 29.7 billion pesos in 1996. As of January 1, 1997, the local and long distance market was opened to facilities-based competition in Mexico. Mexico, however, imposes foreign ownership restrictions that limit the ownership of facilities-based carriers by non-Mexican persons to below 50%. The Mexican government has granted licenses to ten companies (many of them affiliated with U.S.-based long distance carriers such as AT&T and MCI) to operate as facilities-based long distance carriers. Resale of basic switched voice long distance services, however, is still not allowed in Mexico. Primus provides United States-Mexico cross border private line services, but is prohibited by the private ownership limitations from providing other services.

PRIMUS STRATEGY

  The Company's objective is to become a leading provider of international and domestic long distance voice, data and value-added services to its target customers. The Company's strategy to achieve this objective is to focus on providing a full range of competitively priced, high-quality services in the Targeted Regions. Key elements in the Company's strategy include:

  . Focus on Customers with Significant International Long Distance
    Usage. The Company's primary focus is providing telecommunications services to small- and medium-sized businesses with significant international long distance traffic and to ethnic residential customers and, on a wholesale basis, to other telecommunications carriers and resellers with international traffic. The Company believes that the international long distance market offers an attractive business opportunity given its size and, as compared to the domestic long distance market, its higher revenue per minute, gross margin and expected growth rate. Although the Company expects to obtain a significant percentage of its revenues from offering international long distance services, the Company currently generates, and expects to continue to generate over the near term, a greater percentage of net revenue from domestic long distance services in an effort to build traffic volumes more quickly to achieve economies of scale.

  . Pursue Early Entry into Selected Deregulating Markets. Primus seeks to be an early entrant into selected overseas deregulating telecommunications markets where it believes there is significant demand for international long distance services, substantial growth and profit potential, and the opportunity to establish a customer base and achieve name recognition. The Company intends to use each Operating Hub as a base to expand into deregulating markets within the Targeted Regions and will focus its expansion efforts on major metropolitan areas with a high concentration of target customers with international traffic. The Company believes that management's international telecommunications experience will assist it in successfully identifying and launching operations in deregulating markets.

  . Implement Intelligent International Network. The Company expects that the strategic development of the Network will lead to reduced transmission and other operating costs as a percentage of net revenue, reduced reliance on other carriers and more efficient network utilization. The Network consists of (i) a global backbone network connecting intelligent gateway switches in the Targeted Regions, (ii) a domestic long distance network presence in each of the Operating Hubs and certain additional countries within the Targeted Regions, and (iii) a combination of owned and leased transmission facilities, resale arrangements and foreign carrier agreements. In an effort to manage transmission costs, the Company pursues a flexible approach with respect to Network expansion. In most instances, the Company initially obtains additional capacity on a variable cost, per-minute basis, next acquires additional capacity on a fixed cost basis when traffic volumes make such a commitment cost-effective, and ultimately purchases and operates its own facilities only when traffic levels justify such investment.

  . Deliver Quality Services at Competitive Prices. Management believes that the Company delivers high-quality services at competitive prices and provides a high level of customer service. The Company intends to maintain a low-cost structure in order to offer its customers international and domestic long distance services priced below that of its major competitors. In addition, the Company intends to maintain strong customer relationships through the use of trained and experienced service representatives and the provision of customized billing services.

  . Provide a Comprehensive Package of Services. The Company seeks to provide a comprehensive package of services to create "one-stop shopping" for its targeted customers' telecommunications needs, particularly for small- and medium-sized businesses and ethnic residential customers that prefer a full service telecommunications provider. The Company believes this approach strengthens its marketing efforts and increases customer retention.

  . Grow through Selected Acquisitions. As part of its business strategy, the Company frequently evaluates potential acquisitions, joint ventures and strategic alliances. The Company views acquisitions as a means to enter additional markets and expand its operations within existing markets. The Company's acquisition criteria include long-distance service providers with an established customer base, complementary operations, licenses to operate as an international carrier, an experienced management team, and businesses in countries into which the Company seeks to enter.

NETWORK

  Network Design. Once completed, the Company's Network will consist of (i) a global backbone network connecting intelligent gateway switches in the Targeted Regions, (ii) a domestic long distance network presence within each of the Operating Hubs and certain additional countries within the Targeted Regions, and (iii) a combination of owned and leased transmission facilities, resale arrangements and foreign carrier agreements.

  The Company has targeted North America, Asia-Pacific and Europe for the development of the Network. Within each of these Targeted Regions, the Company has selected the United States (North America), Australia (Asia-Pacific) and the United Kingdom (Europe) as regional hubs for expansion into additional markets within the Targeted Regions. These countries were selected based on their market size, potential growth and favorable regulatory environments. The Company has a domestic presence within each of these countries and has begun to construct its global backbone network by interconnecting these countries via international gateway switches, and owned and leased transmission facilities. The Company has an established customer base in Australia and is in the process of building its customer base in major metropolitan areas in the Targeted Regions, which will provide the Company with separate points of originating traffic that experience peak network usage at different times of the day, thereby allowing the Company to attain higher utilization of the Network. The Company expects to expand into additional markets as deregulation occurs and the Company is permitted to offer a full range of switched public telephone services. For instance, the Company has used its U.S. operations to initiate operations with and into Mexico, and recently, the Company has expanded its operations in Canada by acquiring certain assets of Cam-Net. The Company intends to use its United Kingdom operations to coordinate efforts to enter other major metropolitan European markets in the European Union in conjunction with the scheduled deregulation of the telecommunication industry in certain European Union countries in 1998.

  The following chart illustrates an international long distance call using the Network from the United States to another market where the Company has an international gateway switch:


                             [GRAPH APPEARS HERE[

  DIRECT METHOD OF TRANSPORTING INTERNATIONAL TRAFFIC -- PRIMUS CONNECTIONS


  Network Implementation. Since December 31, 1996, when the Company operated one international gateway switch in Washington, D.C., the Company's Network has grown to eleven switches in 1997, including seven international gateway switches (New York, Los Angeles, Washington, D.C., Toronto, Vancouver, London, Sydney) and four domestic switches (Adelaide, Brisbane, Melbourne and Perth). By the end of 1998, the Company intends to add up to three switches in the United States (expected to be located in Chicago, Dallas and Miami), three switches in Europe (expected to be located in Frankfurt, Paris and Rome), one switch in Mexico (Mexico City) and one switch in Japan (Tokyo), and approximately 15 points of presence in other major metropolitan areas of the Targeted Regions. The Company's international gateway switches will serve as the base for the Company's global expansion of the Network as more countries deregulate their telecommunications industries. In addition, the Company owns and leases transmission capacity connecting its switches with one another and connecting its Network to the networks of other international and domestic carriers, and has entered into foreign carrier agreements with PTTs and other authorized service providers in other regions. The Company intends to install additional points of presence and switches in major metropolitan areas of the Targeted Regions as the traffic usage warrants the expenditure.

  Each of the international gateway switches will be connected to the domestic and international networks of both the Company and other carriers in a particular market, allowing the Company to (i) provide seamless service, (ii) package and market the voice and data services purchased from other carriers under the "Primus" brand name, and (iii) divert a portion of that market's U.S.-bound return traffic through the Company's switches in the United States. In addition, until the Company's customer base grows and it penetrates other deregulating telecommunications markets, the Company intends to transit a significant portion of its traffic through the United States. Where the Company's customer base has developed sufficient traffic, the Company has purchased and leased transmission capacity to connect to its various switches. Where traffic is light or moderate, the Company obtains capacity to transmit traffic on a per-minute variable cost basis. When traffic volume increases and such commitments are cost effective, the Company intends to either lease or purchase lines on a monthly or longer term basis at a fixed cost and acquire economic interests in transmission capacity through IRUs to international points.

  In countries with highly regulated markets and significant inbound traffic from its customers and targeted customer segments, the Company intends to use foreign carrier agreements when necessary. Assuming significant levels of inbound and outbound traffic, foreign carrier agreements may allow the Company to offer better value to customers calling these markets by improving the Company's economics over these routes.

    UNITED STATES. In December 1996, the Network in the United States consisted of one switch located in Washington, D.C. servicing a small number of business customers. Since then, the Company's network in the United States has expanded through the purchase of two new Northern Telecom international gateway switches which were installed in Los Angeles for calls to the Asia-Pacific region and the New York City area for calls to Europe. These switches were interconnected via leased fiber optic lines within the United States, and regional service has started in New York and Los Angeles. In the first quarter of 1997, the Los Angeles switch was connected to Primus's network in Australia via a trans-Pacific underseas fiber optic cable system. The New York switch was connected to Primus's London switch during the second quarter of 1997 via trans-Atlantic underseas fiber optic cable systems.

    CANADA. In the first quarter of 1997, the Company furthered its development of the Network in Canada by installing and activating its Siemen's switch in Toronto. In April 1997, the Company acquired selected assets, including the customer base and accounts receivable, of Cam-Net, expanding its points of presence in Canada to include the Vancouver and Montreal metropolitan areas.

    AUSTRALIA. Following the acquisition of Axicorp in March 1996, the Company has invested substantial resources to transform Axicorp's strategy and operations to those of a facilities-based carrier focused on the provision of international and domestic long distance services, including the acquisition and installation of five Northern Telecom switches for use in Sydney, Melbourne, Perth, Adelaide, and Brisbane (which became operational during the first quarter of 1997), and has been focusing on increasing the number of higher-margin, higher-volume business customers with significant international long distance traffic. In the first quarter of 1997, Axicorp's switch was connected to the Company's U.S. network through leased undersea trans-Pacific fiber circuits. In July 1997, the Company became one of five licensed carriers permitted to own and operate transmission facilities in Australia.

    UNITED KINGDOM. The Company's start-up operation in the United Kingdom initially provided services on a resale basis using a switch operated by Telia, the monopoly carrier in Sweden. Recently, the Company purchased an AXE-10 telephone switch from Ericsson which was installed in London, is operational, and has begun carrying commercial traffic. In December 1996, the Company's subsidiary Primus Telecommunications Ltd. was awarded a full facilities-based telecommunication carrier license, pursuant to which the Company may operate its own switches and own fiber optic cables. In addition, the license allows direct access to certain satellite systems (INTELSAT, EUTELSAT, and INMARSAT), and permits the Company to enter into direct foreign carrier agreements with carriers in other countries. In 1997, the Company also expects to develop its Network in the United Kingdom by securing additional international fiber capacity to other European countries and the United States.

    OTHER REGIONS. In 1996, the Company entered into foreign carrier agreements with PTTs in India, Iran and Honduras. In an effort to expand the Network, the Company entered into a foreign carrier agreement in April 1997 with CyTA to establish a direct fiber-optic connection between the companies for international long distance service. The new link will connect the Company's international gateway switch in London with CyTA's gateway switch in Cyprus which is linked to countries in the Middle East including Israel, Syria, and Lebanon. The Company has also entered into foreign carrier agreements in Israel, Malaysia, New Zealand and Sri Lanka which are expected to become effective by the end of 1997. The Company views foreign carrier agreements as viable means of transmitting traffic to countries that have yet to become deregulated. The Company intends to enter into several other foreign carrier agreements by the end of 1998.

    FUTURE DEVELOPMENT OF THE NETWORK. In conjunction with the scheduled deregulation of the telecommunication industry in certain European Union countries in 1998, the Company intends to use its United Kingdom operations to coordinate efforts to enter other major metropolitan European markets, including those in Denmark, France, Germany, Ireland, Italy, Sweden and Spain. In Mexico, the Company provides United States-Mexico cross border private line services and, as deregulation occurs, the Company intends to add additional services. In addition, as the telecommunications industry in Japan begins to deregulate, the Company intends to apply for a license that will enable it to operate as a carrier. By the end of 1998, the Company intends to add up to three switches in the United States (expected to be located in Chicago, Dallas and Miami), three switches in Europe (expected to be located in Frankfurt, Paris and Rome), one switch in Mexico (Mexico City) and one switch in Japan (Tokyo), and approximately 15 points of presence in other major metropolitan areas of the Targeted Regions. There can be no assurances that Company will be able to obtain the necessary licenses or purchase the necessary equipment on favorable terms, or if it does, that the development of the Network in these regions will be successful.

  Network Management and Control. The Company owns and operates a network management control center (a "NMCC") in Sydney, Australia which is used to monitor and control all switches and other transmission equipment used in its Australia Network. This NMCC operates seven days a week, 24 hours per day, 365 days a year. In the United States, United Kingdom and Canada, the Company currently monitors and controls each switch locally. The Company plans to use a portion of the net proceeds of this Offering to build new NMCCs in London and Vienna, Virginia, and to upgrade the existing Sydney NMCC. Each of the NMCCs will be capable of monitoring and controlling the Network in all regions.

SERVICES

  Primus offers a broad array of telecommunications services through the Network and through interconnection with the networks of other carriers. While over time the Company intends to offer a broad range of bundled telecommunication services, the availability of services within a particular market will depend upon regulatory constraints and the availability of services for resale. In order to create a global brand identity, the Company operates under the name "Primus" in all of the Targeted Regions. In addition, the Company operates under the name "Axicorp" in Australia.

  The Company offers the following services in the United States, United Kingdom, Australia and Canada:

  . International and Domestic Long Distance. The Company provides international long distance voice services to its customers to over 200 countries and provides domestic long distance voice services within each of the Operating Hubs. On a market-by-market basis, access methods required to originate a call vary according to regulatory requirements and the existing domestic telecommunications infrastructure. In the United States, access methods available to the Company's customers include "1+", toll-free, dedicated (private line) and prefix code access. In the United Kingdom, dedicated and prefix code access are used to originate calls. In Australia, the Company currently is a reseller of services provided by Telstra. Since the Company now operates its own switches in Australia, its services can also be accessed through the use of toll-free, dedicated and prefix code access. Pursuant to the Telecom Act, the Australian long distance industry is undergoing deregulation whereby in September 1997 equal (non-code) access is expected to be available to service providers including the Company.

  . Private Network Services. For business customers, the Company designs and implements international private network services that may be used for voice, data and video applications. These services are provided on a turnkey basis whereby the Company installs and operates equipment necessary to provide end-to-end services at the customer's premises. The Company's Mexican operations consist exclusively of the provision of private network services to selected multinational corporations.

  . Prepaid and Calling Cards. The Company offers prepaid and calling cards that may be used by customers for domestic and international telephone calls within and from their home country. Recently, the Company has introduced global prepaid and calling cards that enable customers to make telephone calls in most major countries while they are outside their home country. With the Company's prepaid card service, a customer purchases a card that entitles the customer to make phone calls on the card up to some monetary limit. The customer is provided an access number (local or toll free phone number) and personal identification number ("PIN"). The customer dials the access number that accesses the Company's switch and an attached voice response unit. The unit confirms the authority of the user to use the account by requiring the PIN to be entered and confirms that a balance is available on the card. With the Company's calling card service, the customer selects a PIN. The account is then billed by Primus on a monthly basis as calls are made using the card.

  In addition, on a market-by-market basis, the Company provides on a stand alone and/or bundled basis the following services which the Company expects to introduce over time in all of its markets:

  . Cellular and Local Switched Service. The Company provides cellular and local service in Australia on a resale basis as part of its "one-stop shopping" marketing approach, subject to commercial feasibility and regulatory limitations. The Company is one of four national dealers selling Telstra analog and digital cellular services in Australia and currently provides local service in Australia. As regulatory rules permit, the Company may offer cellular and local services on a resale basis in other markets.

  . Toll-free Services. The Company currently provides domestic and international toll-free services in the United States, United Kingdom and Canada and intends to offer such services in Australia.

  . Data Services. The Company intends to offer Asynchronous Transfer Mode, a transmission standard which utilizes statistical multiplexing technology and frame relay and other data services in selected markets. Frame relay enables multiple users to share communication bandwidth for enhanced data transmission. The Company also expects to introduce Internet access services.

  . Value-Added Services. The Company intends to offer enhanced facsimile services, audio and video conferencing, and voice-mail. The Company has introduced enhanced facsimile services in Mexico, and video and audio conferencing in the United States.

  The Company strives to provide personalized customer service and believes that the quality of its customer service is one of its competitive advantages. The Company's larger customers are actively covered by dedicated account and service representatives who seek to identify, prevent and solve problems. The Company provides toll-free, 24-hour a day customer service in the United States, Canada, the United Kingdom and Australia. As of June 30, 1997, the Company employed 88 full-time customer service employees.

CUSTOMERS

  The Company's primary focus is providing telecommunications services, on a retail basis, to small- and medium-sized businesses with significant international long distance traffic and ethnic residential customers and, on a wholesale basis, to other carriers and resellers with international traffic. During the Company's initial growth phase in each service market, however, the Company expects that it will build revenue from a variety of customers with either local or long distance (domestic or international) service needs. As of June 30, 1997, the Company had 230 sales and marketing personnel operating in 17 offices.

  Businesses. The Company's business sales and marketing efforts target small- and medium-sized businesses with significant international long distance traffic. The Company believes that these users are attracted to Primus primarily due to its significant price savings compared to first-tier carriers and, secondarily, its personalized approach to customer service and support, including customized billing and bundled service offerings. The Company also sells its services to large multinational corporations on an opportunistic basis. As of June 30, 1997, the Company employed 133 full-time direct sales representatives focused on the business market.

  Residential Customers. The Company's residential sales and marketing strategy targets ethnic residential customers who generate high international traffic volumes. The Company believes that these consumers will be attracted to Primus because of its significant price savings as compared to first-tier carriers, simplified pricing structure, multilingual customer service and support, and bundled service offerings. As of June 30, 1997, the Company employed 74 full-time direct sales representatives focused on the ethnic residential customers.

  Telecommunications Carriers and Resellers. The Company competes for the business of other telecommunications carriers and resellers primarily on the basis of price and, to a lesser extent, service quality. The Company believes that long distance services, when sold to telecommunications carriers and other resellers, are, generally, a commodity product and therefore do not benefit from special sales or promotional efforts. Sales to these other carriers and resellers, however, help the Company maximize the use of the Network and thereby minimize fixed costs per minute of use. As of June 30, 1997, the Company employed 8 direct sales professionals focused on telecommunications carriers and resellers.

SALES AND MARKETING

  The Company markets its services through a variety of sales channels as summarized below. The Company's use of these channels may vary from market to market.

                                                      AGENTS AND                               MEDIA
                                             DIRECT   INDEPENDENT                               AND
                                             SALES       SALES                                 DIRECT
                                             FORCE  REPRESENTATIVES TELEMARKETING ASSOCIATIONS  MAIL
                                             ------ --------------- ------------- ------------ ------
Small/Medium Businesses..................   (SYMBOL   (SYMBOL         (SYMBOL       (SYMBOL    (SYMBOL
                                            APPEARS   APPEARS         APPEARS       APPEARS    APPEARS
                                            HERE)     HERE)           HERE)         HERE)      HERE)

Residential Customers....................   (SYMBOL   (SYMBOL         (SYMBOL       (SYMBOL    (SYMBOL
                                            APPEARS   APPEARS         APPEARS       APPEARS    APPEARS
                                            HERE)     HERE)           HERE)         HERE)      HERE)
Telecommunications
 Carriers/Resellers......................   (SYMBOL
                                            APPEARS
                                            HERE)

Multinational Businesses.................   (SYMBOL
                                            APPEARS
                                            HERE)

  Direct Sales Force. The Company's direct sales force is comprised of 133 full-time employees who focus on small- to medium-sized business customers with substantial international telecommunications traffic or traffic potential. The Company also employs 74 full-time direct sales representatives focused on ethnic residential customers and 8 direct sales representatives who exclusively sell wholesale services to other long distance carriers and resellers. Direct sales personnel are compensated with a base salary plus sales commissions.

  The Company's direct sales efforts are organized around regional hubs supported by sales offices. The Company currently has 17 sales offices, including nine in the North America region (Washington, D.C., New York, Los Angeles, Tampa, Toronto, Vancouver, Montreal, Ottawa and Mexico City), three in Europe (London, Manchester and Glasgow), and five in the Asia-Pacific region (Melbourne, Sydney, Adelaide, Brisbane, and Perth). The Company intends to open additional offices in other major metropolitan areas. These targeted metropolitan areas have a large number of small- and medium-sized businesses and significant ethnic populations.

  Agents and Independent Sales Representatives. The Company supplements its direct sales efforts with a network of agents and independent sales representatives. These agents and representatives, who typically focus on small- and medium-sized businesses, as well as ethnic residential customers, are paid commissions based on long distance revenue generated. Within major metropolitan regions, the Company usually grants only nonexclusive sales rights, requires its agents and representatives to maintain minimum quotas and prohibits them from selling competitors' products.

  Telemarketing. The Company employs 15 full-time telemarketing sales persons to supplement sales efforts to ethnic residential customers and small- and medium-sized business customers. From time to time, the Company also engages outside telemarketing agents to supplement its internal telemarketing efforts.

  Associations. Axicorp successfully markets telecommunications services in Australia to members of trade and professional associations. Axicorp develops tailored marketing materials jointly with each association, attends meetings and trade shows, sponsors events and advertises in newsletters. These associations receive a fee based on revenue generated by sales to its members. The Company has started to employ similar marketing programs in the United Kingdom and the United States and expects to do so in other markets as appropriate.

  Media and Direct Mail. The Company uses a variety of print, television and radio to increase name recognition in new markets. The Company uses targeted media and direct mail primarily to reach specific small business or consumer groups. For example, the Company reaches ethnic residential customers by advertising campaigns in ethnic newspapers, and on ethnic radio and television programs.

MANAGEMENT INFORMATION AND BILLING SYSTEMS

  The Company uses various management information, network and customer billing systems in its different operating subsidiaries to support the functions of network and traffic management, customer service and customer billing. For financial reporting, the Company utilizes a common system in each of its markets. Management believes that its systems are adequate to meet the Company's needs in the near term, but as the Company continues to grow, it will invest additional capital to purchase hardware and software, license more specialized software, increase capacity and link its systems among different countries.

  United States. In the United States, the Company operates systems for billing and financial reporting. The Company uses a customer billing system developed by Electronic Data Systems Inc. ("EDS"). Under an agreement with EDS through the year 2000, EDS supplies, operates and maintains this system and is responsible for providing back-up facilities and disaster recovery. The EDS system is widely used in the telecommunications industry and has been customized to meet the Company's specific needs. The Company direct bills its business, resellers and the majority of its residential customers. The Company also has capabilities established through suppliers to bill certain residential customers through their respective LECs, which charge for the Company's service in a monthly, all inclusive invoice. In addition, the Company has developed a proprietary, local area network-based customer service and support information system which is on-line with the EDS platform. The Company believes that using an EDS billing platform ensures access to one of the most technologically advanced and feature rich multi-functional platforms in the industry. In addition to the billing capabilities, the platform includes on-line customer service, fraud control and the ability to generate a variety of reports.

  Canada. In Canada, the Company utilizes an in-house proprietary system for customer billing and customer service and support. The Company direct bills its residential and business customers using calling data provided by the switches.

  Australia. In Australia, prior to its acquisition by the Company, Axicorp had developed an in-house proprietary system for customer billing and customer service and support. The Axicorp billing system is technologically advanced and possesses features that allow Axicorp to provide its customers with a single integrated invoice for long distance, local and cellular services. The Company believes that it is the only provider in Australia with the capability to provide its customers with such an integrated invoice. All customers are billed directly by Axicorp.

  United Kingdom. In the United Kingdom, the Company direct bills its residential and business customers through an in-house billing system using calling data provided by Telia, the Company's main network provider. The Company has also entered into an agreement with an outside service bureau to provide billing services with respect to the wholesale carrier and reseller customers.

COMPETITION

  The international telecommunications industry is highly competitive and significantly affected by regulatory changes, marketing and pricing decisions of the larger industry participants and the introduction of new services made possible by technological advances. The Company believes that long distance service providers compete on the basis of price, customer service, product quality and breadth of services offered. Within each of its markets, the Company faces numerous competitors and there are limited barriers to entry in these markets. The Company believes that as international telecommunications markets continue to deregulate, competition in these markets will increase, similar to the competitive environment that has developed in the United States following the AT&T divestiture in 1984. Prices for long distance calls in several of the markets in which the Company competes have declined in recent years and are likely to continue to decrease.

  Many of the competitors are significantly larger, have substantially greater financial, technical and marketing resources and larger networks than the Company. These competitors include, among others, AT&T, MCI, Sprint, WorldCom, Frontier and LCI in the United States; Telstra and Optus in Australia; Stentor, Sprint Canada and AT&T LDS in Canada; and British Telecom, Mercury, WorldCom and ACC in the United Kingdom. Additionally, many larger competitors have formed global alliances, including WorldPartners (AT&T and others), Concert (MCI and British Telecom) and Global One (Sprint, France Telecom, Deutsche Telekom and others), in an attempt to capture market share on a global basis.

  Privatization and deregulation have had, and are expected to continue to have, significant effects on competition in the industry. For example, as a result of legislation recently enacted in the United States, RBOCs will be allowed to enter the long distance market, AT&T, MCI and other long distance carriers will be allowed to enter the local telephone services market, and cable television companies and utilities will be allowed to enter both the local and long distance telecommunications markets. In addition, competition has begun to increase in the European Union telecommunications markets in anticipation of the scheduled 1998 deregulation of the telecommunications industry in most European Union countries. This increase in competition could adversely affect net revenue per minute and gross margin as a percentage of net revenue.

  The following is a brief summary of the competitive environment in each of the principal jurisdictions in which the Company provides its services:

  United States. In the United States, which is the most competitive and among the most deregulated long distance markets in the world, competition is based upon pricing, customer service, network quality and the ability to provide value-added services. AT&T is the largest supplier of long distance services, with MCI and Sprint being the next largest providers. In the future, under provisions of recently enacted federal legislation, the Company anticipates that it will also compete with RBOCS, LECs and Internet providers in providing domestic and international long distance services.

  Canada. The Canadian telecommunications market is highly competitive and is dominated by a few established carriers whose marketing and pricing decisions have a significant impact on the other industry participants including the Company. The Company competes with facilities-based carriers, other resellers and rebillers, primarily on the basis of price. The principal facilities-based competitors include the Stentor group of companies, in particular, Bell Canada, the dominant supplier of local and long-distance services in Canada, AT&T LDS, Sprint Canada and f ONOROLA. The Company also competes with ACC Canada, one of the large resellers. Based upon current market share estimates, the Stentor Companies control approximately 70% of the entire Canadian long distance market and approximately 66% of the business long distance market.

  Australia. Australia is one of the most deregulated and competitive telecommunications markets in the Asia-Pacific region. The Company's principal competitors in Australia are Telstra, the dominant carrier, Optus, AAPT and WXL, and a number of switchless resellers, including CorpTel. The Company believes that, with service providers other than Telstra and Optus able to operate as carriers, competition in Australia will increase. The Company competes in Australia by offering a comprehensive menu of competitively-priced products and services, including value-added services, and by providing superior customer service and support.

  United Kingdom. The Company's principal competitors in the United Kingdom are British Telecom, the dominant supplier of telecommunications services in the United Kingdom, and Mercury, a subsidiary of Cable & Wireless. The Company also faces competition from licensed public telephone operators (which are constructing their own facilities-based networks) such as Energis, Colt and MFS, from cable companies such as Telewest and SBC CableComms, and from switch-based resellers such as WorldCom, ACC and Esprit. Other U.S.-based carriers also may enter the United Kingdom market. The Company competes in the United Kingdom by offering competitively-priced bundled and stand-alone services, personalized customer service and value-added services.

GOVERNMENT REGULATION

  As a multinational telecommunications company, Primus is subject to varying degrees of regulation in each of the jurisdictions in which it provides its services. Local laws and regulations, and the interpretation of such laws and regulations, differ significantly among the jurisdictions in which the Company operates. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on the Company, that domestic or international regulators or third parties will not raise material issues with regard to the Company's compliance or noncompliance with applicable regulations or that regulatory activities will not have a material adverse effect on the Company. See "Risk Factors--Potential Adverse Effects of Regulation." The regulatory framework in certain jurisdictions in which the Company provides its services is briefly described below.

  United States. In the United States, the provision of the Company's services is subject to the provisions of the Communications Act, the 1996 Telecommunications Act and the FCC regulations thereunder, as well as the applicable laws and regulations of the various states and state regulatory commissions. The FCC exercises jurisdiction over all facilities of, and services offered by, telecommunications common carriers to the extent such services involve jurisdictionally interstate communications, while state regulatory authorities retain jurisdiction over jurisdictionally intrastate communications.

  As a carrier offering services to the public, the Company must comply with the requirements of common carriage under the Communications Act, including the offering of service on a non-discriminatory basis at just and reasonable rates, and obtaining FCC approval prior to any assignment of authorizations or any transfer of de jure or de facto control of the Company. The Company is classified as a non-dominant common carrier for domestic service and is not required to obtain specific prior FCC approval to initiate or expand domestic interstate services. Pursuant to authority granted to the FCC in the 1996 Telecommunications Act, the FCC has issued an order eliminating the requirement that non-dominant interexchange carriers, including the Company, maintain tariffs for their interstate, domestic interexchange services on file at the FCC. The FCC ruled that after a nine-month transition period, non-dominant carriers like the Company need not file domestic interstate tariffs. During such nine-month period, the Company may maintain its interstate tariff filed pursuant to the FCC's earlier tariff filing rules. Non-dominant carriers will be required, however, to provide rate and service information to customers, as well as maintain price and service information to make such information available on a timely basis to the FCC upon request. The FCC order establishing de-tariffing has been appealed to the U.S. Court of Appeals for the District of Columbia, and the FCC's order has been stayed pending resolution of the appeal.

    DOMESTIC SERVICE REGULATION. The 1996 Telecommunications Act is intended to increase competition in the U.S. telecommunications markets. The legislation opens the local services markets by requiring LECs to permit interconnection to their networks and by establishing LEC obligations with respect to unbundled access, resale, number portability, dialing parity, access to rights-of-way, mutual compensation and other matters. In addition, the legislation codifies the LECs' equal access and nondiscrimination obligations and preempts inconsistent state regulation. The legislation also contains special provisions that eliminate the restrictions on the RBOCs and the GTE Operating Companies (the "GTOCs") from providing long distance services. These new provisions permit an RBOC to enter the "out-of-region" long distance market immediately upon the receipt of any state and/or federal regulatory approvals otherwise applicable to the provision of long distance service. These new provisions also permit an RBOC to enter the "in-region" long distance market if it satisfies procedural and substantive requirements, including obtaining FCC approval upon a showing that in certain situations facilities-based competition is present in its market, and that it has entered into interconnection agreements which satisfy a 14-point "checklist" of competitive requirements. The GTOCs are permitted to enter the long distance market as of the date of enactment of the 1996 Telecommunications Act, without regard to limitations by region, although necessary regulatory approvals to provide long distance services must be obtained, and the GTOCs are subject to the provisions of the 1996 Telecommunications Act that impose interconnection and other requirements on LECS. The 1996 Telecommunications Act also addresses a wide range of other telecommunications issues that may potentially impact the Company's operations. It is unknown at this time precisely the nature and extent of the impact that the legislation will have on the Company. As required by the legislation, the FCC has been conducting a large number of proceedings to adopt rules and regulations to implement the new statutory provisions and requirements. On August 1, 1996, the FCC adopted an Interconnection Order implementing the requirements that incumbent LECs make available to new entrants interconnection and unbundled network elements, and offer retail services for resale at wholesale rates. The FCC is considering several petitions for reconsideration of its order. The U.S. Court of Appeals for the Eighth Circuit recently struck down portions of the FCC's order on the grounds that the 1996 Telecommunications Act does not give the FCC jurisdiction over intrastate issues, including local rates, and that certain rules were contrary to Congressional intent. This ruling impacts those companies seeking to provide local service in the United States. The decision could also result in inconsistent regulation by state commissions and increase the uncertainty concerning the impact of the 1996 Telecommunications Act on the development of local competition.

    STATE REGULATION. The Company's intrastate long distance operations are subject to various state laws and regulations including, in most jurisdictions, certification and tariff filing requirements. The vast majority of the states require the Company to apply for certification to provide intrastate telecommunications services, or at least to register or to be found exempt from regulation, before commencing intrastate service. Certificates of authority can generally be conditioned, modified, canceled, terminated, or revoked by state regulatory authorities for failure to comply with state law and/or the rules, regulations. and policies of the state regulatory authorities. Fines and other penalties also may be imposed for such violations.

  The Company has received the necessary certificate and tariff approvals to provide intrastate long distance service in 45 states. Applications for certification are pending or will be filed in 3 other states. Although the Company intends and expects to obtain operating authority in each jurisdiction in which operating authority is required, there can be no assurance that one or more of these jurisdictions will not deny the Company's request for operating authority. The Company monitors regulatory developments in all 50 states to ensure regulatory compliance. The Company provides interstate service nationwide under FCC interstate tariffs. To the extent that any incidental intrastate service is provided in any state where the Company has not yet obtained any required certification, the state commissions in that state may impose penalties for any such unauthorized provision of service.

  PSCs also regulate access charges and other pricing for telecommunications services within each state. The RBOCs and other local exchange carriers have been seeking reduction of state regulatory requirements, including greater pricing flexibility. This could adversely affect the Company in several ways. If regulations are changed to allow variable pricing of access charges based on volume, the Company could be placed at a competitive disadvantage over larger long distance carriers. The Company also could face increased price competition from the RBOCs and other local exchange carriers for intra-LATA and inter-LATA long distance services, which competition may be increased by the removal of former restrictions on long distance service offerings by the RBOCs as a result of the 1996 Telecommunications Act.

    INTERNATIONAL SERVICE REGULATION. International common carriers, such as the Company, are required to obtain authority under Section 214 of the Communications Act and file a tariff containing the rates, terms, and conditions applicable to their services prior to initiating their international telecommunications services. The Company has obtained all required authorizations from the FCC to use, on a facilities and resale basis, various transmission media for the provision of international switched services and international private line services.

  Non-dominant international carriers such as the Company must file their international tariffs and any revisions thereto with one day's notice in lieu of the 14-day notice previously required. The Company has filed international tariffs for switched and private line services with the FCC. Additionally, international telecommunications service providers are required to file copies of their contracts with other carriers, including foreign carrier agreements, with the FCC within 30 days of execution. The Company has filed each of its foreign carrier agreements with the FCC. The FCC's rules also require the Company to file periodically a variety of reports regarding its international traffic flows and use of international facilities. The FCC has recently proposed to reduce certain reporting requirements of common carriers, although the Company is unable to predict the outcome of this proposal.

  In addition to the general common carrier principles, the Company must conduct its international business in compliance with the ISP which establishes the permissible boundaries for U.S.-based carriers and their foreign correspondents to settle the cost of terminating each other's traffic over their respective networks. Unless prior approval is obtained, the amount of payment or the "settlement rate" generally must be one-half of the accounting rate. Carriers must obtain waivers of the FCC's rules if they wish to vary the settlement rate from one-half of the accounting rate. The FCC could find that certain settlement rate terms in certain of the Company's foreign carrier agreements do not meet the ISP requirements, absent a waiver. Although the FCC generally has not issued penalties in this area, it could, among other things, issue a cease and desist order or impose fines if it finds that these agreements conflict with the ISP. The Company does not believe that any such fine or order would have a material adverse effect on the Company.

  The ISP is also designed to eliminate foreign carriers' incentives and opportunities to discriminate in their foreign carrier agreements among different U.S.-based carriers through "whipsawing". Whipsawing refers to the practice of a foreign carrier favoring one U.S.-based carrier over another in exchange for an accounting and/or other terms that benefits the foreign carrier, but may otherwise be inconsistent with the U.S. public interest. Under the ISP, U.S.-based carriers can only enter into foreign carrier agreements that contain the same accounting rate offered to all U.S.-based carriers. When a U.S.-based carrier negotiates an accounting rate with a foreign correspondent that is lower than the accounting rate offered to another U.S.-based carrier for the same service, the U.S.-based carrier with the lower rate must file a waiver of notification letter with the FCC. If a U.S.-based carrier varies the terms and conditions of its foreign carrier agreement in addition to lowering the accounting rate, then the U.S.-based carrier must request a waiver of the FCC's rules. Both the notification and the waiver requests are designed to ensure that all U.S.-based carriers have an opportunity to compete for foreign correspondent return traffic.

  Among other efforts to prevent the practice of whipsawing and inequitable treatment of similarly situated U.S.-based carriers, the FCC adopted the principle of proportionate return to ensure that competing U.S.-based carriers have roughly equitable opportunities to receive the return traffic that reduces the marginal cost of providing international service. Consistent with its pro-competition policies, the FCC prohibits U.S.-based carriers from bargaining for special concessions from foreign partners.

  The FCC continues to refine its international service rules, including ISP requirements, to promote competition, reflect and encourage liberalization in foreign countries and reduce accounting rates toward cost. In that regard, the FCC has determined that it would permit U.S. carriers to enter into "flexible" international termination arrangements where such arrangements promote competition. Under this new policy, the FCC has allowed the Company to enter into an alternative termination arrangement with its Australian subsidiary Axicorp, which allows the Company and Axicorp to terminate each other's traffic under favorable terms that deviate from the ISP.

    FOREIGN OWNERSHIP AFFILIATIONS AND LIMITATIONS. The Communications Act limits the ownership of an entity holding a common carrier radio license by non-U.S. citizens, foreign corporations and foreign governments. The Company does not currently hold any radio licenses. These ownership restrictions currently do not apply to non-radio facilities, such as fiber optic cable. The United States commitment in the WTO may effectively repeal the United States foreign ownership requirements as of January 1, 1998 and legislation has been proposed to amend the Communications Act to reflect relaxation of foreign ownership limits. The FCC has also proposed new rules that will reflect the WTO policies relating to the entry and participation of foreign entities in the United States telecommunications market. Under existing rules, the FCC scrutinizes ownership interests greater than 25%, or a controlling interest at any level in a U.S. carrier by a dominant foreign carrier, to determine whether the destination market of the foreign carrier offers "effective, competitive opportunities" ("ECO"). The Commission imposes the same ECO test and affiliation standard on U.S.-based carriers that invest in dominant foreign carriers. The FCC may impose restrictions on affiliated carriers not meeting the ECO test. FCC rules also require international carriers to notify the FCC 60 days in advance of an acquisition of a 10% or greater interest by a foreign carrier in that U.S. carrier. The FCC has discretion to determine that unique factors require application of the ECO test or a change in regulatory status of the U.S. carrier even though the foreign carrier's interest is less than 25%. The proposed new rules, if adopted, would eliminate the ECO test for foreign carriers from WTO countries proposing to enter the U.S. market, establish certain safeguards, and substantially relax the foreign ownership rules. The effect on the Company of the WTO Agreement or other new legislation, or the outcome of the FCC's rulemaking regarding implementing WTO regulations which may become applicable to the Company, cannot be determined.

    CHANGING UNITED STATES REGULATIONS. Regulation of the telecommunications industry is changing rapidly. As mentioned, the FCC is considering a number of international service issues in the context of several policy rule making proceedings and in response to specific petitions and applications filed by other international carriers. The FCC's resolution of some of these issues in other proceedings may adversely affect the Company's international business (by, for example, permitting larger carriers to take advantage of accounting rate discounts for high traffic volumes). The Company is unable to predict how the FCC will resolve the pending international policy issues or how such resolution will affect its international business. There can be no assurance that future regulatory changes will not have a material adverse impact on the Company.

  Canada. In Canada, telecommunications carriers are regulated generally by the CRTC which has enacted policies and regulations that include the establishment of contribution charges (the equivalent of access charges in the U.S.), deregulation of the international segment of the long-distance market, limitations on switched hubbing, ISR and foreign ownership rules for facilities-based carriers. Canada is expected to eliminate many of these regulatory restrictions by October 1998. Teleglobe Canada, Inc. ("Teleglobe"), which currently has a monopoly over international services until October 1, 1998, offers international carrier service on a nondiscriminatory basis to both facilities-based carriers and resellers, who may have direct access to its international gateways. The Company is not permitted to provide international services other than transborder service to the United States. The Company also is permitted to provide ISR of private leased lines to carry switched traffic to certain countries, such as the United States, the United Kingdom, Australia, New Zealand and Sweden on a reciprocal basis. Routing of basic intra-Canada traffic or basic traffic destined to third countries through U.S. facilities is, however, prohibited. Facilities-based long distance competition became a reality in 1992, when the CRTC mandated interconnection of competitive networks.

  Despite these restrictions, Primus as a reseller is virtually unregulated by the CRTC. In order to enter the Canadian resale market, resellers need only to file a brief registration letter. Primus is a registered reseller in Canada and, as such, is authorized to provide resold Canadian long distance service without rate, price or tariff regulation, ownership limitations, or other regulatory requirements.

  As the global deregulatory trend continues, Canada is expected to deregulate further as demonstrated by the recent adoption of several CRTC decisions to open the local telecommunications market to competition. Although these policies currently do not apply to foreign resellers such as the Company, this deregulatory trend will likely create new market opportunities for the Company to acquire facilities and expand its services as October 1998 approaches.

    COMPETITION. Long distance competition has been in place in Canada since 1990 for long distance resellers and since 1992 for facilities-based carriers. Since 1994, the ILECs have been required to provide "equal access" which eliminated the need for customers of competitive long distance providers to dial additional digits when placing long distance calls. In June 1992, the CRTC issued its ground-breaking Telecom Decision CRTC 92-12 requiring the largest telephone companies to interconnect their networks with their facilities-based as well as resale competitors. The dominant Stentor group of companies, including Bell Canada, offers both local and long distance services in the respective regions of each of the group's member telephone companies. Other nationwide providers are AT&T LDS, Sprint Canada and fONOROLA, Inc. Additional long distance services competition is provided by a substantial resale long distance industry in Canada. Although resellers such as the Company do not own facilities, they are able to provide the same range of domestic services and long distances as facilities-based carriers by leasing capacity and other services from the facilities-based carriers.

  The Canadian government had granted Teleglobe a 10-year exclusive monopoly over international traffic, which Teleglobe advised the government should be allowed to expire in April 1997. However, based on Canada's commitment in the WTO Agreement on Telecommunications, Teleglobe's monopoly will extend until October 1, 1998, whereupon an international license regime will be adopted. As a result, private telecommunications operators such as Primus may be allowed to provide international switched voice and other services.

    FOREIGN OWNERSHIP RESTRICTIONS. As a result of legislation enacted in 1993, foreign ownership restrictions are applicable to facilities-based carriers (known as "Canadian carriers"), but not resellers such as Primus, which may be wholly foreign-owned. Where applicable, the law limits direct foreign investment in Canadian facilities-based carriers to 20%, and indirect investment to 33 1/3%.

  Under the implementing regulations, if nonvoting stock is utilized, foreign investors could hold a majority of the equity in a Canadian carrier, so long as the interest is carefully structured so that it would not be deemed to otherwise convey control to non-Canadians. In order to maintain the requisite "Canadian" status under the law, the non-Canadian investor must not have "control in fact" of the carrier. Based on Canada's commitment in the WTO Agreement, the restriction on foreign investment in facilities-based telecommunications service providers remains largely intact, but will be eliminated as of October 1, 1998 for operations conducted under an international submarine cable license and for certain satellites.

  Australia. In Australia, the provision of the Company's services is subject to federal regulation. Two primary instruments of regulation have been the Telecommunications Act 1991 and federal regulation of anti-competitive practices pursuant to the Trade Practices Act. The regulatory climate changed in July 1997 with the implementation of the Telecom Act. These latest changes to the regulatory framework have been described by the Australian Government as the achievement of the Government's long-term objective of an internationally competitive telecommunications industry in Australia through full and open competition.

  In connection with the Telecom Act, the Company became one of five licensed carriers permitted to own and operate transmission facilities in Australia. Under the new regulatory framework, the Company does not require a carriage license in order to supply carriage services to the public using network facilities owned by another carrier. Instead, with respect to carriage services, the Company must comply with legislated "service provider" rules contained in the Telecom Act covering matters such as compliance with the Telecom Act, operator services, regulation of access, directory assistance, provision of information to allow maintenance of an integrated public number database, and itemized billing.

  Also, in connection with the Telecom Act, two federal regulatory authorities now exercise control over a broad range of issues affecting the operation of the Australian telecommunications industry. The ACA is the authority regulating matters including the licensing of carriers and technical matters, and the ACCC has the role of promotion of competition and consumer protection. The Company will be required to comply with the terms of its own license, will be subject to the greater controls applicable to licensed facilities based carriers and will be under the regulatory control of the ACA and the ACCC.

  Anti-competitive practices will continue to be regulated by The Trade Practices Act. These regulations were strengthened by the Telecom Act to encourage greater competition in the telecommunications industry. In addition, other federal legislation, various regulations pursuant to delegated authority and legislation, ministerial declarations, codes, directions, licenses, statements of Commonwealth Government policy and court decisions affecting telecommunications carriers also apply to the Company. There can be no assurance that future declarations, codes, directions, licenses, regulations, and judicial and legislative changes will not have a material adverse effect on the Company.

  In the Australian context, a distinction is drawn in the Telecom Act between carriers and other providers of telecommunications services. However distinctions are no longer drawn between types of carriers such as fixed or mobile. Carriers are the providers of telecommunications infrastructure and carriage service providers extend service to the end-users. In practice, most carriers are expected also to be carriage service providers. There is now no limit to the number of carriers who may be licensed, and it is expected that additional licenses will be granted. Under the Telecom Act, Telstra, Optus and Vodafone Pty Ltd. ("Vodafone") have automatically remained as licensed carriers. New carriers seeking a licence must provide an industry development plan approved by the Australian Government. Carriers are licensed individually, are subject to charges that are intended to cover the costs of regulating the telecommunications industry, and are obliged to comply with licence conditions (including obligations to comply with the Telecom Act, with certain commitments made in their industry development plan and with the telecommunications access regime and related facilities access obligations). The Company has submitted its industry development plan to the Australian Government. The plan includes relevant particulars of the carrier's strategic commercial relationships, R&D activities, export development plans, and arrangements aimed at encouraging employment in industries involved in the manufacture, development or supply of facilities. A summary of the plan must be made available to the public. Carriers must also meet the universal service obligation, to assist in providing all Australians, particularly in remote areas, with reasonable access to standard telephone services. The costs required to be paid by the Company in connection with this obligation have not yet been determined by the Australian government, but they are not expected to be material.

    TARIFFS. The ACCC has access to various information on market conduct. The ACCC's information gathering powers include a requirement on Telstra to continue to file tariffs with the ACCC about its basic carriage services, unless the ACCC exempts it from this obligation; an ability to direct any carrier or carriage service provider with a substantial degree of market power to file tariff information; and an ability to set rules regarding the way carriers or carriage service providers keep records so that, e.g., information is kept in a form that will assist the ACCC in determining terms and conditions of access under the telecommunications access regime.

  Tariff filing will essentially be an information gathering tool to supplement the ACCC's general information gathering powers, and to assist in identifying anti-competitive conduct such as predatory pricing and preferential pricing to a related person. If, on the basis of the information provided in a tariff filing, the ACCC forms the view that a carrier is engaging in anti-competitive conduct, it may use its powers to stop that conduct.

  The ACCC may make tariff information publicly available if it is satisfied there would be a public benefit (e.g., by enabling other industry players to scrutinise the tariffs for anti-competitive purpose or effect, or to inform the public). The ACCC will balance concerns about commercial confidentiality and the promotion of competition against dealing with anti-competitive conduct and informing the public.

    FAIR TRADING PRACTICES. The ACCC will enforce legislation for the promotion of competition and consumer protection, particularly rights of access (including pricing for access) and interconnection. The ACCC will be able to issue a competition notice to a carrier which has engaged in anti-competitive conduct. Where a competition notice has been issued, the ACCC will be able to seek pecuniary penalties, and other carriers will be able to seek damages, if the carrier continues to engage in the specified conduct.

  The Telecom Act package of legislation includes a telecommunications access regime that provides a framework for regulating access rights for specific carriage services and related services. The regime establishes mechanisms within which the terms and conditions of access can be determined. The Australian Government intends the access regime to reduce the power of Telstra and Optus (as the former protected fixed line carriers) and other carriers who may come to own or control important infrastructure or services necessary for competition.

  The regime establishes access rights through the declaration of services by the ACCC. The ACCC may declare services to be the subject of regulated access--either on the recommendation of the industry self-regulatory body or where, following a public inquiry, the ACCC is satisfied that a declaration would be in the long-term interests of end-users of telecommunications services. Once a service is declared, carriers supplying that service are, unless otherwise exempt, under an obligation to supply the declared service to other carriers and service providers.

  Access providers must comply with their access obligations on conditions negotiated between the access provider and access seeker; as detailed in an access undertaking; or as determined by the ACCC through arbitration.

  It is expected that in many areas, the industry will negotiate, on a multilateral basis, standard terms and conditions for access to declared services. The access regime establishes a mechanism for the industry to develop an access code containing model terms and conditions for access to particular declared services. Once approved by the ACCC, those model terms and conditions may be adopted in an undertaking by individual carriers who are under an access obligation.

  Carrier licence conditions will include an obligation to provide other carriers with access to certain facilities and network information. A carrier must provide other carriers with access to its facilities for the purpose of enabling the other carriers to provide competitive facilities and competitive carriage services or to establish their own facilities; to certain information relating to the operation of its telecommunications network; and to its infrastructure, including transmission towers, the sites of transmission towers and underground facilities that are designed to hold lines, if technically feasible.

  In July 1997, the Australian government mandated that Telstra provide access to its facilities at specified rates to other service providers including the Company. The Company is negotiating various access arrangements with Telstra which will be substituted for the mandated arrangements.

    FOREIGN OWNERSHIP LIMITATIONS. Foreign investment in Australia is regulated by the Foreign Acquisitions and Takeovers Act 1975. Administration of the Australian Government's policy on foreign investment is based on guidelines published in 1992 providing for notification of proposals for the establishment of new businesses involving total investment of at least A$10 million and proposals for the acquisition of existing business with total assets valued at more than A$5 million. The Company notified the Australian Government of its proposed acquisition of Axicorp in 1996 and was informed at that time that there were no objections to the investment in terms of Australia's foreign investment policy. There can be no assurance, however, that additional foreign ownership restrictions will not be imposed on the telecommunications industry or other foreign investors, including the Company, in the future.

  United Kingdom. In the United Kingdom, the provision of the Company's services is subject to the provisions of the United Kingdom Telecommunications Act. The Secretary of State for Trade and Industry, acting on the advice of the United Kingdom Department of Trade and Industry (the "DTI"), is responsible for granting UK telecommunications licenses, while the Director General of Telecommunications (the "Director General") and Oftel are responsible for enforcing the terms of such licenses. Oftel attempts to promote effective competition both in networks and in services to redress anti-competitive behavior. The Company is also subject to general European Union law.

  Until 1981, British Telecom was virtually the sole provider of public telecommunications services throughout the United Kingdom. This virtual monopoly ended when, in 1981, the British government granted Mercury a license to run its own telecommunications system under the British Telecommunications Act 1981. Both British Telecom and Mercury are licensed under the subsequent United Kingdom Telecommunications Act to run transmission facilities-based telecommunications systems and provide telecommunications services. In 1991, the British government established a "multi-operator" policy to replace the duopoly that had existed between British Telecom and Mercury. Under the multi-operator policy, the DTI recommends the grant of a license to operate a telecommunications network to any applicant that the DTI believes has a reasonable business plan and where there are no other overriding considerations not to grant such license. All public telecommunications operators and international simple resellers operate under individual licenses granted by the Secretary of State for Trade and Industry pursuant to the United Kingdom Telecommunications Act. Any telecommunications system with compatible equipment that is authorized to be run under an individual license is permitted to interconnect to British Telecom's network. Under the terms of British Telecom's license, it is required to allow any such licensed operator to interconnect its system to British Telecom's system, unless it is not reasonably practicable to do so (e.g., due to incompatible equipment).

  The Company's subsidiary, Primus Telecommunications, Inc., holds an ISR license that authorizes it to provide switched voice services over leased private lines to all international points. In addition, the Company's subsidiary, Primus Telecommunications Limited, has received a license from the United Kingdom Secretary for Trade and Industry to provide international facilities-based voice services to all international points from the United Kingdom. This license also allows the holder to acquire ownership interests in or construct the United Kingdom half circuit of any IRU as well as backhaul facilities. The international facilities-based license together with the international simple resale license authorize the provision of every voice and data service, except the provision of broadcasting and mobile services. While the international facilities-based license authorizes the Company to acquire ownership interests in the United Kingdom half-circuit of international cables as well as satellite space segment in order to provide satellite based services, it is also necessary to apply for a Wireless Telegraphy Act 1949 License which authorizes the use of the spectrum.

    TARIFFS. Telecommunications tariffs on operators in the United Kingdom (excluding British Telecom) are generally not subject to prior review or approval by regulatory authorities, although Oftel has historically imposed price caps on British Telecom. The current price caps on British Telecom's 10 major retail services expire at the end of July 1997 and the revised price caps will apply effective August 1, 1997. The current retail price cap on British Telecom requires British Telecom to reduce prices on a basket of the 10 major retail services by the Retail Price Index ("RPI") minus 7.5%. However, effective August 1, 1997, the number of retail services in the basket to which the price cap applies has been reduced and applies to line rental, local, international and operator assisted calls. British Telecom is required to reduce its pricing on the revised basket by RPI minus 4.5%. However, this basket does not apply to the 20% highest spending customers in respect of which Oftel has deemed the market to be competitive. Oftel is considering whether it will be able to police anti-competitive behavior effectively and is currently conducting a price control review of the United Kingdom telecommunications industry. Key elements of Oftel's final proposals in connection with this review include terminating price controls on British Telecom in 2001, limiting increases in telecommunications services charges for residential customers to the rate of inflation, and continued regulation of access charges by British Telecom to its competing telecommunications service providers. With respect to the creation of a detailed effective regulatory regime for the future, Oftel has published its proposals in July 1995 in a document entitled "Effective
Competition: Framework for Action." Key elements of Oftel's plans included (1) moving to an incremental cost basis for interconnection charges from 1997, (2) withdrawing from detailed setting of some interconnection charges, (3) providing for industry-wide contribution to the cost of maintaining "universal service," (4) eliminating access deficit charges, (5) moving towards pricing based on capacity charging for interconnection services and (6) developing an interconnection regime for service providers. There can be no assurances that such proposals will be implemented, in whole or in part, in the time frame specified.

  Oftel has initiated five stages of consultation as to the pricing methodology to be used to calculate British Telecom's costs of providing interconnection services. Oftel's consultative document of March 1996 indicated that costs should be calculated on an incremental, as opposed to an historical cost basis. That document identified two models--"top down" developed by British Telecom and "bottom up" favored by a broader portion of the industry. In May 1997 in what is expected to be the fifth and final consultative document on this issue, Oftel set out its proposals to use incremental costs calculated by means of a hybrid of the "top down" and "bottom up" models. The interconnection charges calculated by means of this hybrid model are due to become effective in October 1997. At present, British Telecom charges for interconnection on a fully-allocated historic cost basis. The forward-looking long run incremental cost basis that is to become effective in October 1997, is expected by Oftel, but it is by no means certain, to impose lower interconnection charges. There is a risk that if agreement as to the costing methodology to be used by British Telecom is further delayed or does not occur the matter will be referred to the Monopolies and Mergers Commission. If so, this could mean that the implementation of proper transparency and allocation of costs for operators seeking interconnection with British Telecom could be further delayed.

    FAIR TRADING PRACTICES. Oftel is the principal regulator of the competitive aspects of the United Kingdom telecommunications industry. Oftel's limited authority in this area is derived from the powers given to Oftel under the United Kingdom Telecommunications Act and from the terms of the licenses granted under the United Kingdom Telecommunications Act. Any dispute between Oftel and a telecommunications service provider may be referred on appeal to the United Kingdom Monopolies and Mergers Commission, which may conduct a detailed and lengthy review of the facts surrounding such dispute. Furthermore, Oftel has no authority to impose fines for a breach of the terms of a license issued under the United Kingdom Telecommunications Act, and third parties have no right to damages for a past breach. Oftel has expressed its view that the current regulatory regime is both obscure and uncertain. Oftel has, however, been successful in its efforts to introduce a general competition provision into British Telecom's license and those of all other Telecommunications Act licensees modeled on European law so as to better police any potential anti-competitive conduct harmful to the Company. The Fair Trading condition is already incorporated in all international facilities-based licenses and will be incorporated in all international simple resale licenses beginning in July 1997. There are no foreign ownership restrictions that apply to telecommunication company licensing in the United Kingdom although the DTI does have a discretion as to whether to award licenses on a case by case basis. The Company is also subject to general European law, which, among other things, prohibits certain anti-competitive agreements and abuses of dominant market positions through Articles 85 and 86 of the Treaty of Rome. The European Commission is entrusted with the principal enforcement powers under European Union competition law. It has the power to impose fines of up to 10% of a group's annual revenue in respect of breaches of Articles 85 and 86. In most cases notification of potentially infringing agreements to the Commission under
Article 85 with a request for an exemption protects against the risk of fines from the date of notification.

  European Union. Finland, Sweden and the United Kingdom all enjoy competition for telecommunications services generally and the Netherlands is due to undergo deregulation in July 1997. Starting in January 1998, the remaining member states of the European Union will be obligated to permit competition for the provision of voice telephony services to the public which, to date, have been reserved to the respective national monopoly carriers (the "Reserved Services"), except that there are derogations of more than one year in implementing competition in Ireland, Luxembourg, Greece and Portugal, and Spain is due to undergo deregulation in December 1998. Applications to provide Reserved Services in those member states where competition is required, may be made currently, and it is expected that licenses will be granted to providers which will become effective starting in January 1998. However, Austria has not yet finalized its procedures for license applications to provide Reserved Services. Non-Reserved Services, such as closed user group services and value-added services, are already subject to competition throughout the European Union, although in most member states it is necessary to file a registration with the applicable regulatory authority for the provision of these non-Reserved Services.

AXICORP

  The Company acquired Axicorp, the fourth largest telecommunications provider in Australia, in March 1996. Axicorp provides the Company early entry into the deregulating Australian telecommunications market and serves as the Company's gateway to the Asia-Pacific region. The Company believes that the ongoing transformation of Axicorp's strategy and operations to a facilities-based carrier focused on the provision of international and domestic long distance services is an example of the execution of the Company's business model. For the year ended December 31, 1996 and for the three months ended March 31, 1997, Axicorp generated net revenue of approximately $151.3 million and $46.9 million, respectively.

  Axicorp began operations in September 1993 in order to capitalize on the opportunities arising from the advent of the deregulation of the telecommunications industry in Australia. Prior to the acquisition, Axicorp pursued a strategy of reselling long distance, local switched and cellular services at a discount to the prices charged by Telstra, the former monopoly telecommunications provider in Australia. Axicorp originally marketed and sold its services through sales agents to professional and trade associations. All of Axicorp's billing and collection functions were conducted by Telstra.

  Since acquiring Axicorp in March 1996, Primus has invested substantial resources to transform Axicorp's strategy and operations to those of a facilities-based carrier focused on the provision of international and domestic long distance services. The Company has acquired and installed five switches for use in Australia, which became operational during the first quarter of 1997, has focused on increasing the number of higher-margin, higher-volume business customers with significant international long distance traffic and, in July 1997, became one of five licensed carriers permitted to own and operate transmission facilities in Australia. As part of its increasing focus on business customers, the Company has increased Axicorp's direct sales force and reduced its reliance on marketing through associations. Since January 1, 1997, the Company has increased Axicorp's direct sales force by a total of 36 persons to 94 persons at May 31, 1997. In addition, Axicorp's switch network has been integrated into the Network through leased undersea trans-Pacific fiber optic cable systems. Additionally, the Company has expanded Axicorp's service offerings in Australia, including prepaid and calling cards.

  The Company believes that the integration of Axicorp into the Company's operations and strategy will be enhanced by certain Australian regulatory changes that became effective in July 1997. Only Telstra, Optus, AAPT, the Company and Vodafone are licensed as full service facilities-based carriers. The Australian government, however, has begun implementing plans to deregulate the Australian telecommunications market and it is expected that others will be permitted to own transmission facilities. See "--Government Regulation."

  The Company acquired Axicorp for $5.7 million in cash, including transaction costs, 455,000 shares of Series A Stock (which were converted into 1,538,355 shares of Common Stock upon the Initial Public Offering) and seller financing recorded on a discounted basis (the "Seller Financing"), consisting of $4.1 million payable to Fujitsu Australia Limited and $4.0 million payable to the individual stockholder sellers (of which $2.0 million was paid in February
1997). As security for payment of the Seller Financing, the sellers currently have collateral security interests in all of the outstanding Axicorp shares, 13.3% as registered owner, which will be registered in the Company's name upon payment of the Seller Financing, and 86.7% pursuant to a share mortgage. Upon completion of the Offering, the Seller Financing will be repaid, the security will be released, and Axicorp will become a wholly-owned subsidiary of the Company.

EMPLOYEES

  The following table summarizes the number of full-time employees of the Company as of June 30, 1997, by region and classification:

                                                  UNITED KINGDOM/  ASIA-
                                    NORTH AMERICA     EUROPE      PACIFIC TOTAL
                                    ------------- --------------- ------- -----
Management and Administrative......       47              7          21     75
Sales and Marketing................       62             75          93    230
Customer Service and Support.......       32             19          37     88
Technical..........................       48             12          63    123
                                         ---            ---         ---    ---
  Total............................      189            113         214    516
                                         ===            ===         ===    ===

  The Company never has experienced a work stoppage, and none of its employees is represented by a labor union or covered by a collective bargaining agreement. The Company considers its employee relations to be good.

PROPERTIES

  The Company currently leases its corporate headquarters which is located in Vienna, Virginia. Additionally, the Company also leases administrative and sales office space in Washington D.C., New York, Los Angeles, Tampa, Mexico City, Toronto, Melbourne, Sydney, Brisbane, Perth, Adelaide, and London. Total leased space approximates 110,000 square feet and the total annual lease costs are approximately $1.7 million. The operating leases expire at various times through 2006.

  Certain communications equipment which includes network switches and transmission lines are leased through operating and capital leases.

  Management believes that the Company's present administrative and sales office facilities are adequate for its anticipated operations, and that similar space can readily be obtained as needed. The Company believes the current leased facilities to house the communications equipment is adequate. However, as the Company's network of switches grows, the Company will have to lease additional locations to house the new equipment.

LEGAL PROCEEDINGS

  The Company is from time to time involved in litigation incidental to the conduct of its business. There is no pending legal proceeding to which the Company is a party which the Company believes is likely to have a material adverse effect on the Company's business, financial condition or results of operations.

                                  MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

  The executive officers, directors and key employees of the Company are as follows:

                                                              YEAR OF EXPIRATION
             NAME              AGE         POSITION           OF TERM AS DIRECTOR
             ----              ---         --------           -------------------
 K. Paul Singh(1)............  46  Chairman of the Board of          1999
                                   Directors, President,
                                   and Chief Executive
                                   Officer
 Neil L. Hazard..............  45  Executive Vice President           N/A
                                   and Chief Financial
                                   Officer
 John F. DePodesta...........  52  Executive Vice                    1999
                                   President, Law and
                                   Regulatory Affairs, and
                                   Director
 George E. Mattos............  47  Vice President of                  N/A
                                   Operations
 John Melick.................  38  Vice President of Sales            N/A
                                   and Marketing
 Ravi Bhatia.................  48  Chief Operating Officer,           N/A
                                   Axicorp
 Yousef Javadi...............  41  President and Chief                N/A
                                   Operating Officer of
                                   Primus North America
 Herman Fialkov(2)(3)........  75  Director                          2000
 David E. Hershberg(2).......  60  Director                          2000
 John Puente(1)(3)...........  67  Director                          1998
 Thomas R. Kloster...........  37  Corporate Controller               N/A
 Sim Thiam Soon..............  43  General Manager of                 N/A
                                   Operations, Axicorp
 Ali Yazdanpanah.............  40  Managing Director,                 N/A
                                   Primus U.K.

--------
(1) Member of Nominating Committee
(2) Member of Compensation Committee
(3) Member of Audit Committee

  K. Paul Singh co-founded the Company in 1994 with Mr. DePodesta and serves as its Chairman, President and Chief Executive Officer. From 1991 until he co-founded the Company, he served as the Vice President of Global Product Marketing for MCI. Prior to joining MCI, Mr. Singh was the Chairman and Chief Executive Officer of OTI, a provider of private digital communications in over 26 countries which he founded in 1984 and was purchased by MCI in 1991. See "Certain Transactions."

  Neil L. Hazard joined the Company in 1996 as its Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Hazard was employed by MCI in several executive positions, most recently as its Director of Corporate Accounting and Financial Reporting, responsible for consolidation of MCI's financial results, external reporting to stockholders and SEC reporting. Mr. Hazard served as acting Controller of MCI for six months and as Director of Global Product Marketing. Prior to joining MCI in 1991, Mr. Hazard served as the Chief Financial Officer of OTI.

  John F. DePodesta co-founded the Company in 1994 with Mr. Singh, and serves as a director and its Executive Vice President Law and Regulatory Affairs. In addition to his position with the Company, Mr. DePodesta also currently serves as the Senior Vice President, Law and Public Policy for Genesis Health Ventures, Inc. and the Chairman of the Board of Iron Road Railways Incorporated, which he co-founded in 1994. Additionally, since 1994 he has been "of counsel" to the law firm of Pepper, Hamilton & Scheetz llp, where he was previously a partner since 1979. Before joining Pepper, Hamilton & Scheetz llp, Mr. DePodesta served as the General Counsel of Consolidated Rail Corporation. See "Certain Transactions."

  George E. Mattos joined the Company in 1994 as its Vice-President of Operations. Prior to joining the Company, Mr. Mattos held several positions with MCI for over 10 years, most recently as a Senior Manager responsible for the development of a software monitoring system for customer service, installation, operation and maintenance of MCI's international telecommunications network. Mr. Mattos previously was part of MCI's switching and network intelligence facilities where be was responsible for commencing switched voice service to various countries.

  John Melick joined the Company in 1994 as its Vice President of Sales and Marketing. Prior to joining the Company, he was a Senior Manager with MCI responsible for the day-to-day management of its global product portfolio in the Latin American and the Caribbean region. He joined MCI in 1991 at the time of the acquisition of OTI where he managed the development of OTI's service expansion into Mexico and Latin America.

  Ravi Bhatia joined the Company in October 1995 as the Managing Director of Primus Telecommunications Pty., Ltd. (Australia) and in March 1996 became the Chief Operating Officer of Axicorp and as such is responsible for implementing the Company's business strategy in Australia. Mr. Bhatia has over 26 years of international experience in the telecommunications industry, which includes 9 years of employment with MCI in various sales and marketing positions. Most recently, he served as the Director of Sales and Marketing for MCI in the South Pacific Region, based in Sydney.

  Yousef Javadi joined the Company in March 1997 as President and Chief Operating Officer of Primus North America. Prior to joining the Company, Mr. Javadi was Vice President of Business Development at GE America (a GE Capital company). Prior to joining GE, Mr. Javadi served as Director of Global Services at MCI from 1991 to 1995. From 1985-1991 he was at OTI as Vice President of Sales and Marketing. Prior to OTI, Mr. Javadi worked at Hughes Network Systems.

  Herman Fialkov became a director of the Company in 1995. He is currently the General Partner of PolyVentures Associates, L.P., a venture capital firm and has been associated with various venture capital firms since 1968. Previously, he was an officer and director of General Instrument Corporation which he joined in 1960 as a result of its acquisition of General Transistor Corporation, a company Mr. Fialkov founded.

  David E. Hershberg became a director of the Company in 1995. Mr. Hershberg is the founder, President and CEO of GlobeComm Systems, Inc., a system integrator of satellite earth stations. From 1976 to 1994, Mr. Hershberg was the President and Chief Executive Officer of Satellite Transmission Systems, Inc., a global provider of satellite telecommunications equipment, and became a Group President of California Microwave, Inc., a company that acquired Satellite Transmission Systems, Inc.

  John Puente became a director of the Company in 1995. From 1987 to 1995, he was Chairman of the Board and CEO of Orion Network Systems, a satellite telecommunications company. Mr. Puente is currently Chairman of the Board of Telogy Networks, Inc., a privately-held company. Prior to joining Orion, Mr. Puente was Vice Chairman of M/A-Com Inc., now known as Hughes Network Systems, Inc., a diversified telecommunications and manufacturing company, which he joined in 1978 when M/A-Com acquired Digital Communications Corporation, a satellite terminal and packet switching manufacturer of which Mr. Puente was a founder and Chief Executive Officer.

  Thomas R. Kloster joined the Company in 1996 as its Corporate Controller. Prior to joining the Company, Mr. Kloster was employed by MCI as Senior Manager of Corporate Accounting and Reporting, responsible for various facets of MCI's consolidation of financial results, external and internal reporting, and accounting for ventures and emerging businesses. Prior to joining MCI in 1994, Mr. Kloster had been employed by Price Waterhouse LLP since 1988, most recently serving as a Senior Manager.

  Sim Thiam Soon joined the Company in 1996 as General Manager of Operations of Axicorp. Mr. Sim co-founded Axicorp in 1993 and served as its General Manager of Operations until joining the Company. Prior to co-founding Axicorp, Mr. Sim had been a Manager with Paxus Australia since 1990.

  Ali Yazdanpanah joined the Company in 1995, and is the Managing Director of Primus U.K. Prior to joining the Company, Mr. Yazdanpanah was an independent telecommunications consultant from 1992 to 1994, and from 1986 to 1991, he served as Controller of OTI. Prior to OTI, Mr. Yazdanpanah was with Coopers and Lybrand in their London office. He is both a Chartered Accountant and a Certified Public Accountant.

CLASSIFIED BOARD OF DIRECTORS

  Pursuant to the Company's By-Laws, the Board of Directors is divided into three classes of directors each containing, as nearly as possible, an equal number of directors. Directors within each class are elected to serve three-year terms and approximately one-third of the directors sit for election at each annual meeting of the Company's stockholders. A classified board of directors may have the effect of deterring or delaying any attempt by any group to obtain control of the Company by a proxy contest since such third party would be required to have its nominees elected at two separate annual meetings of the Board of Directors in order to elect a majority of the members of the Board of Directors. Directors who are elected to fill a vacancy (including vacancies created by an increase in the number of directors) must be confirmed by the stockholders at the next annual meeting of stockholders whether or not such director's term expires at such annual meeting. See "Description of Capital Stock-Takeover Protection."

DIRECTOR COMPENSATION

  The Company pays cash compensation to outside board members who are not otherwise consultants to the Company. Each such board member is entitled to receive $500 for each meeting of the Board of Directors, or any committee thereof, attended by such board member in person or by telephone. The Company also has adopted a Director Stock Option Plan under which options for up to a total of 338,100 shares of Common Stock will be issued to those directors of the Company that are not also employees of the Company. Under the Director Stock Option Plan, each of the current non-employee directors has received options with respect to a total of 50,715 shares at an exercise price of $2.96 per share.

COMMITTEES OF THE BOARD

  The Company's Board of Directors has appointed an Audit Committee, Nominating Committee and a Compensation Committee.

  Audit Committee. The Audit Committee, which currently consists of Mr. Puente and Mr. Fialkov, has the authority and responsibility to hire one or more independent public accountants to audit the Company's books, records and financial statements and to review the Company's systems of accounting (including its systems of internal control), to discuss with such independent public accountants the results of such audit and review; to conduct periodic independent reviews of the systems of accounting (including systems of internal control); and to make reports periodically to the Board of Directors with respect to its findings.

  Nominating Committee. The Nominating Committee, which currently consists of Messrs. Puente (Chairman) and Singh, is responsible for selecting those persons to be nominated to the Company's Board of Directors.

  Compensation Committee. The Compensation Committee, which currently consists of Messrs. Fialkov (Chairman) and Hershberg, is responsible for fixing the compensation of the Chief Executive Officer and the other executive officers, deciding other compensation matters such as those relating to the operation of the Company's Employee Stock Option Plan and Director Stock Option Plan, including the award of options under the Employee Stock Option Plan, and approving certain aspects of the Company's management bonus plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  None of the members of the Compensation Committee has any interlocking or other relationship with the Company that would call into question his independence with respect to his duties.

EXECUTIVE COMPENSATION

  The following table sets forth, for the fiscal years ended December 31, 1996 and 1995 certain compensation information with respect to the Company's Chief Executive Officer and the other Company officers named therein.

                          SUMMARY COMPENSATION TABLE

                                    ANNUAL COMPENSATION         LONG-TERM COMPENSATION
                                  -------------------------- -----------------------------
                                                                    AWARDS         PAYOUTS
                                                             --------------------- -------
                                                                        SECURITIES
                                                      OTHER               UNDER-
                                                     ANNUAL  RESTRICTED   LYING            ALL OTHER
                                                     COMPEN-   STOCK     OPTIONS/   LTIP    COMPEN-
                                  SALARY      BONUS  SATION   AWARD(S)     SARS    PAYOUTS  SATION
NAME AND PRINCIPAL POSITION  YEAR   ($)        ($)     ($)      ($)        (#)       ($)      ($)
            (A)              (B)    (C)        (D)     (E)      (F)        (G)       (H)      (I)
---------------------------  ---- -------    ------- ------- ---------- ---------- ------- ---------
K. Paul Singh--Chairman      1996 185,000    100,000   --       --       338,100     --       --
 of the Board of             1995 185,000(1)     --    --       --           --      --       --
 Directors, President
 and Chief Executive
 Officer
Neil L. Hazard--             1996 118,461     60,000   --       --       304,290     --       --
 Executive Vice
 President and Chief
 Financial Officer
                             1995     --         --    --       --           --      --       --
Ravi Bhatia--Chief           1996  96,740     30,000   --       --        33,810     --       --
 Operating Officer--
 Axicorp Pty., Ltd.
                             1995  21,580        --    --       --        67,620     --       --
George E. Mattos--Vice       1996  89,615     25,000   --       --           --      --       --
 President of Operations
                             1995  79,808     15,000   --       --       111,573     --       --
John Melick--Vice            1996 101,538     10,000   --       --           --      --       --
 President of Sales and
 Marketing
                             1995  90,000        --    --       --       114,954     --       --

--------
(1) Of this amount, payment of $77,200 was deferred and subsequently paid on July 31, 1996.

STOCK PLANS

  Employee Stock Option Plan. The Company established the Employee Stock Option Plan for its employees and consultants on January 2, 1995. Recently, the Board adopted and the stockholders approved an amendment to the Employee Stock Option Plan that, among other things, increased the number of options available for grant and expanded the category of plan participants. The Employee Stock Option Plan provides for the grant to selected full and part-time employees and consultants of the Company and its Subsidiaries who contribute to the development and success of the Company and its Subsidiaries of both "incentive stock options" within the meaning of Section 422 of the Code ("ISOs") and options that are non-qualified for federal income tax purposes ("NQSOs"); provided, however, that consultants are eligible for the grant of NQSOs only. The total number of shares of Common Stock for which options may be granted pursuant to the Employee Stock Option Plan is 3,690,500, of which 2,086,961 are available for future grants, subject to certain adjustments reflecting changes in the Company's capitalization. No individual may receive, over the term of the Employee Stock Option Plan, Options for more than an aggregate of 25 percent of the shares authorized for grant under the Employee Stock Option Plan. The Employee Stock Option Plan is currently administered by the Compensation Committee of the Board which is comprised of directors who are not also employees of the Company. The Compensation Committee determines, among other things, which employees and consultants will receive options under the Employee Stock Option Plan; the time when options will be granted; the type of option (ISO or NQSO, or both) to be granted, the number of shares subject to each option, the time or times when the options will become exercisable and expire, and, subject to certain conditions discussed below, the option price and duration of the option. Board members administering the Employee Stock Option Plan may vote on any matters affecting the administration of the Plan, except that no member may act upon the granting of an option to himself or herself.

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

  The exercise price of the options granted under the Employee Stock Option Plan is determined by the Board of Directors, but may not be less than the fair market value per share of the Common Stock on the date the option is granted. If, however, an ISO is granted to any person who, at the time of the grant, owns capital stock possessing more than 10% of the total combined voting power of all classes of the Company's capital stock, then the exercise price for such ISO may not be less than 110% of the fair market value per share of the Common Stock on the date the option is granted. The Board of Directors also determines the method of payment for the exercise of options under the Employee Stock Option Plan, and may consist entirely of cash, check, promissory notes or Common Stock having a fair market value on the date of surrender equal to the aggregate exercise price. The Board of Directors, in its sole discretion, may cooperate with an optionee to complete a cashless exercise transaction.

  Options are not assignable or transferrable other than by will or the laws of descent and distribution. In general, if an employee's employment with or a consultants's engagement by the Company is terminated for any reason, such employee's or consultant's options exercisable on the date of termination are exercisable for three months following the date of termination. If the Board of Directors makes a determination that a terminated employee or consultant engaged in disloyalty to the Company, disclosed proprietary information, is convicted of a felony, or breached the terms of a written confidentiality agreement or non-competition agreement, all unexercised options held by such employee or consultant terminate upon the earlier of the date of such determination or the date of termination. If the employment or service of an employee or consultant terminates because of disability or death, such employee's or consultant's options that are exercisable on the date of disability or death will remain exercisable for 12 months following the date of disability or death; provided, however, that if a disabled employee or consultant commences employment or service with a competitor of the Company during that 12-month period, all options held by the employee or consultant terminate immediately.

  Options issued pursuant to the Employee Stock Option Plan outstanding on the date of a "change in control" of the Company become immediately exercisable on such date. A change in control for purposes of the Employee Stock Option Plan includes the acquisition by any person or entity of the beneficial ownership of 50% or more of the voting power of the Company's stock, the approval by the Company's stockholders of a merger, reorganization or consolidation of the Company in which the Company's stockholders do not own 50% or more of the voting power of the stock of the entity surviving such a transaction, the approval of the Company's stockholders of an agreement of sale of all or substantially all of the Company's assets, and the acceptance by the Company's stockholders of a share exchange in which the Company's stockholders do not own 50% or more of the voting power of the stock of the entity surviving such exchange.

  There are no federal income tax consequences to the Company on the grant or exercise of an ISO. If an employee disposes of stock acquired through the exercise of an ISO within one year after the date such stock is acquired or within two years after the grant of the ISO (a "Disqualifying Disposition"), the Company will be entitled to a deduction in an amount equal to the difference between the fair market value of such stock on the date it is acquired and the exercise price of the ISO. There are no tax consequences to the Company if an ISO lapses before exercise or is forfeited. The grant of a NQSO has no immediate tax consequences to the Company. Upon the exercise of a NQSO by an employee or consultant, the Company is entitled to a deduction in an amount equal to the difference between the fair market value of the share acquired through exercise of the NQSO and the exercise price of the NQSO. There are no tax consequences to the Company if a NQSO lapses before exercise or is forfeited.

  An employee who receives an ISO is not subject to federal income tax on the grant or exercise of the ISO; however, the difference between the option price and the fair market value of the Common Stock received on the exercise of the ISO ("ISO Stock") is an adjustment for purposes of the alternative minimum tax. Upon the exercise of an ISO, an employee will have a basis in the ISO Stock received equal to the amount paid. An employee will be subject to capital gain or loss upon the sale of ISO Stock, unless such sale constitutes a Disqualifying Disposition, equal to the difference between the amount received for the stock and the employee's basis in such. The gain or loss will be long- or short-term, depending on the length of time the ISO Stock was

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

held prior to disposition. There are no tax consequences to an employee if an ISO lapses before exercise or is forfeited.

  In the event of a Disqualifying Disposition, an employee will be required to recognize (1) taxable ordinary income in an amount equal to the difference between the fair market value of the ISO Stock on the date of exercise of the ISO and the exercise price; and (2) capital gain or loss (long- or short-term, as the case may be) in an amount equal to the difference between (a) the amount realized by the employee upon the Disqualifying Disposition and (b) the exercise price paid by the employee for the stock, increased by the amount of ordinary income recognized by the employee, if any. If the disposition generates an allowable loss (e.g., a sale to an unrelated party not within 30 days of purchase of Common Stock), then the amount required to be recognized by the employee as ordinary income will be limited to the excess, if any, of the amount realized on the sale over the basis of the stock.

  The Employee Stock Option Plan allows an employee or consultant to pay an exercise price in cash or shares of the Company's Common Stock. If the employee pays with shares of the Company's Common Stock that are already owned, the basis of the newly acquired ISO Stock will depend on the tax character and number of shares of the previously owned stock used as payment. If an employee pays with shares acquired upon other than the exercise of an ISO ("non-ISO Stock"), the transaction will be tax-free to the extent that the number of shares received does not exceed the number of shares of non-ISO Stock paid. The basis of the number of shares of newly acquired ISO Stock which does not exceed the number of shares of non-ISO Stock paid will be equal to the basis of the shares paid. The employee's holding period with respect to such shares will include the holding period of the shares of non-ISO Stock paid. To the extent that the employee receives more new shares than shares surrendered, the "excess" shares of ISO Stock will take a zero basis. If an employee exercises an ISO by using stock that is previously acquired ISO Stock, however, certain special rules apply. If the employee has not held the previously acquired ISO Stock for at least two years from the date of grant of the related ISO and one year from the date the employee acquired the previously acquired ISO Stock, the use of such ISO Stock to pay the exercise price will constitute a Disqualifying Disposition and subject the employee to income tax with respect to the ISO Stock as described above. In such circumstances, the basis of the newly acquired ISO Stock will be equal to the fair market value of the previously acquired ISO Stock used as payment.

  The grant of a NQSO has no immediate tax consequences to an employee or consultant. The exercise of a NQSO requires an employee or consultant to include in gross income the amount by which the fair market value of the acquired shares exceeds the exercise price on the exercise date. The Company is required to withhold income and employment taxes from an employee's wages on account of this income. The employee's or consultant's basis in the acquired shares will be their fair market value on the date of exercise. Upon a subsequent sale of such shares, the employee or consultant will recognize capital gain or loss equal to the difference between the sales price and the basis in the stock. The capital gain or loss will be long- or short-term, depending on whether the employee or consultant has held the shares for more than one year. There are no tax consequences to an employee or consultant if a NQSO lapses before exercise or is forfeited. If an employee or consultant uses previously owned Common Stock as payment for the exercise price of a NQSO, to the extent the employee or consultant surrenders the same number of shares received, the exchange is tax-free and the new shares will have a basis equal to that of the shares surrendered. The holding period for the new shares will include the period the employee or consultant held the surrendered shares. To the extent the employee or consultant receives more new shares than shares surrendered, the excess shares are treated as having been acquired for no consideration and the fair market value of such excess shares is includible in the employee's or consultant's income as compensation. The basis of the excess shares is their fair market value at the time of receipt. If the previously owned shares consist of ISO Stock for which the holding requirements were not met such that their use as payment of the exercise price constituted a Disqualifying Disposition, the employee will have the income tax consequences described above.

  The Board of Directors has authority to suspend, terminate or discontinue the Employee Stock Option Plan or revise or amend it in any manner with respect to options granted after the date of revision. No such revision, however, can change the aggregate number of shares subject to the Employee Stock Option Plan, change the

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

designation of employees eligible thereunder, or decrease the price at which options may be granted. The Board may not grant any options under the Employee Stock Option Plan after January 2, 2005.

  Director Stock Option Plan. The Company also established a Director Stock Option Plan on July 27, 1995. The purpose of the Director Stock Option Plan is to encourage ownership in the Company by outside directors (present or future incumbent directors who are not employees of the Company or any subsidiary) whose services are considered essential to the Company's continued progress. Options granted under the Director Stock Option Plan are NQSOS. The Director Stock Option Plan is administered by a committee of the Board of Directors consisting of those directors who are not eligible to receive grants thereunder. The total number of shares of Common Stock for which options may be granted pursuant to the Director Stock Option Plan is 338,100. On the effective date of the Director Stock Option Plan or the first date thereafter that any director becomes eligible to receive an award under the Director Stock Option Plan, each eligible director will automatically receive an option to purchase 50,715 shares of Common Stock, exercisable for 16,905 shares immediately, and 16,905 on each of the next two anniversary dates of the grant date. All options become immediately exercisable, however, upon the retirement of a director in accordance with any mandatory retirement policy of the Board, upon the death or permanent disability of a director, or if the Company merges with another Company and is not the surviving corporation, the Company enters into an agreement to sell or otherwise dispose of all or substantially all of its assets, or any person or group acquires more than 20% of the Company's outstanding voting stock.

  The option price is the fair market value at the date on which an option is granted. Payment for the exercise of options may consist of cash or Common Stock. Options issued under the Director Stock Option Plan are not transferrable other than by will or the laws of descent and distribution. Options expire upon the earlier of five years from the date they were granted or three years following either the retirement or resignation of the director, the failure of the director to be re-elected, or the permanent disability or death of the director. No options may be granted under the Director Stock Option Plan after December 31, 2005.

  The grant of a NQSO has no immediate tax consequences to the Company. Upon the exercise of a NQSO by a director, the Company is entitled to a deduction in an amount equal to the difference between the fair market value of the share acquired through exercise of the NQSO and the exercise price of the NQSO. There are no tax consequences to the Company if a NQSO lapses before exercise or is forfeited.

  The tax consequences to a director upon the grant and exercise of a NQSO, and the sale of Common Stock acquired upon exercise thereof, are identical to those described for NQSOs under "--Employee Stock Option Plan" above, except that the Company has no withholding obligations upon the exercise of a NQSO by a director.

  Employee Stock Purchase Plan. Recently, the Board adopted and the stockholders approved an Employee Stock Purchase Plan (the "ESP Plan"). The ESP Plan provides employees with the right to purchase shares of Common Stock through payroll deduction. A total of 2,000,000 shares of Common Stock are available for purchase under the ESP Plan, subject to adjustment in the number and price of shares of Common Stock available for purchase in the event the outstanding shares of Common Stock are increased or decreased through stock dividends, recapitalizations, reorganizations or similar changes. The Plan is to be administered by the Board, which may delegate responsibility for such administration to a committee of the Board (the "Committee"). Subject to the terms of the ESP Plan, the Board or the Committee shall have authority to interpret the ESP Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable in administering the ESP Plan.

  An employee of a Participating Company is eligible to participate in the ESP Plan if the employee, as of the last day of the month immediately preceding the effective date of an election to purchase shares of Common Stock pursuant to the ESP Plan: (1) has been employed on a full-time basis for at least six consecutive months; or (2) has been employed on a part-time basis for at least 24 consecutive months. Presently, only employees of the Company residing in the United States are eligible to participate in the ESP Plan. An employee is considered to be a part-time employee if the employee is scheduled to work at least 20 hours per week. Notwithstanding the

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

foregoing, any employee who, after purchasing Common Stock under the ESP Plan, would own five percent or more of the total combined voting power or value of all classes of stock of the Company or any parent corporation or subsidiary corporation thereof is not eligible to participate. Ownership of stock is determined in accordance with the provisions of Section 424(d) of the Internal Revenue Code. Further, an employee is not eligible to participate if such participation would permit such employee's rights to purchase stock under all employee stock purchase plans of the Participating Companies which meet the requirements of section 423(b) of the Code to accrue at a rate which exceeds $25,000 in fair market value (as determined pursuant to section 423(b)(8) of the Code) for each calendar year in which such option is outstanding.

  Eligible employees may elect to participate in the ESP Plan during an offering which starts on the first day of each month beginning on or after adoption of the ESP Plan by the Board ("Offering Commencement Date") and ends on the last day of each month ("Offering Termination Date"). Shares will be deemed to have been purchased on the Offering Termination Date. The purchase price per share offered under the ESP Plan will be 85 percent of the lesser of: (1) the fair market value per share on the Offering Commencement Date, or if such date is not a trading day, then on the next trading day thereafter; or
(2) the fair market value per share on the Offering Termination Date, or if such date is not a trading day, then on the next trading day thereafter.

  An eligible employee who wishes to participate in the ESP Plan shall file an election form with the Board or Committee at least 15 days before the Offering Commencement Date for the first offering for which such election form is effective, on which he may elect to have payroll deductions made from his compensation on each regular payday during the time he is a participant in the ESP Plan. All payroll deductions shall be credited to the participant's account under the ESP Plan. A participant who is on an approved leave of absence may authorize continuing payroll deductions.

  If the total number of shares of Common Stock for which purchase rights are exercised on any Offering Termination Date exceeds the maximum number of shares of Common Stock available, the Board or Committee shall make a pro rata allocation of shares available for delivery and distribution in as nearly a uniform manner as practicable, and as it shall determine to be fair and equitable, and the unapplied account balances shall be returned to participants as soon as practicable following the Offering Termination Date.

  A participant may discontinue his participation in the ESP Plan at any time, but no other change can be made during an offering, including, but not limited to, changes in the amount of payroll deductions for such offering. A participant may change the amount of payroll deductions for subsequent offerings by giving written notice of such change to the Board or Committee on or before the 15th day of the month immediately preceding the Offering Commencement Date for the offering for which such change is effective.

  A participant may elect to withdraw the balance credited to the participant's account by providing a termination form to the Board or the Committee at any time before the Offering Termination Date applicable to any offering. A participant may withdraw all, but not less than all, of the amounts credited to the participant's account. All amounts credited to such participant's account shall be paid as soon as practicable following the Committee's receipt of the participant's termination form, and no further payroll deductions will be made with respect to the participant. A participant who elects to withdraw from an offering shall be deemed to have elected not to participate in each of the four succeeding offerings following the date on which the participant gives a termination form to the Committee.

  Upon termination of a participant's employment for any reason other than death, including termination due to disability or continuation of a leave of absence beyond 90 days, all amounts credited to such participant's account shall be returned to the participant. In the event of a participant's (1) termination of employment due to death or (2) death after termination of employment but before the participant's account has been returned, all amounts credited to such participant's account shall be returned to the participant's successor-in-interest. A participant who is on an approved leave of absence shall remain eligible to participate in the ESP Plan until the end of the first offering ending after commencement of such approved leave of absence. A participant who has been on an approved leave of absence for more than 90 days shall not be eligible to participate in any offering that begins on or after the commencement of such approved leave of absence so long as such leave of absence continues.


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

  All funds held or received by the Company under the ESP Plan may be used for any corporate purpose until applied to the purchase of shares of Common Stock or refunded to employees and shall not be segregated from the general assets of the Company. Shares of Common Stock purchased under the ESP Plan will be issued from the Company's treasury stock or from the Company's authorized but unissued shares. The Participating Companies shall pay all fees and expenses incurred (excluding individual Federal, state, local or other taxes) in connection with the ESP Plan.

  An employee's rights under the ESP Plan belong to the employee alone and may not be transferred or assigned to any other person during the employee's lifetime. After the shares of Common Stock have been issued under the ESP Plan, such shares may be assigned or transferred the same as any other shares.

  The Plan is not qualified under Section 401(a) of the Internal Revenue Code. The Company generally will not be entitled to a deduction with respect to stock purchased under the ESP Plan, unless the stock is disposed of less than one year after the Common Stock is purchased by the employee, or less than two years after each Offering Commencement Date.

  Generally, no tax consequences arise at the time the participant purchases shares of Common Stock. If a participant does not dispose of shares of Common Stock purchased under the ESP Plan for at least one year after the date of purchase and at least two years after the grant of the purchase right, he will be deemed to have received compensation taxable as ordinary income for the taxable year in which the disposition occurs in an amount equal to the lesser of (a) the 15% discount originally allowed, or (b) the excess over the purchase price of (i) the amount actually received for the shares if sold or exchanged or (ii) the fair market value of the shares on the date of any other termination of his ownership (such as by gift). The amount of such ordinary income is then added to the participant's basis in his shares for purposes of determining capital gain or loss.

  If a participant disposes of shares of Common Stock purchased under the ESP Plan less than one year after the date of purchase, or more than one year after the date of purchase but within two years after the grant of the purchase right, he will be deemed to have received compensation taxable as ordinary income in the amount of the difference between the amount paid for the shares and the value of the shares at the time of purchase. If the shares are sold or exchanged, the amount of such ordinary income is added to the participant's basis in his shares for purposes of determining capital gain or loss. If a participant dies before disposing of the shares purchased under the ESP Plan, he will be deemed to have realized compensation income taxable as ordinary income in the taxable year closing with his death in an amount equal to the lesser of clauses (a) and (b)(ii) as set forth in the immediately preceding paragraph. He is deemed not to have realized any capital gain or loss because of death.

  The Board or the Committee shall have the right to amend, modify or terminate the ESP Plan at any time without notice, provided that no employee's then existing rights are adversely affected without his or her consent, and provided further, that upon any amendment of the ESP Plan, stockholder approval will be obtained if required by law.

EMPLOYMENT CONTRACT

  The Company has entered into an employment agreement with Mr. Singh (the "Singh Agreement"). The Singh Agreement is a five-year contract, with a term beginning on June 1, 1994 and continuing until May 30, 1999, and from year to year thereafter unless terminated. Under the terms of the Singh Agreement, Mr. Singh is required to devote his full time efforts to the Company as Chairman of the Board, President and CEO. The Company is required to compensate Mr. Singh at an annual rate of $250,000 effective January 1, 1997 (which amount is reviewed annually by the Board of Directors and is subject to increase at their discretion). Mr. Singh agreed to defer payment of his base salary from June 1, 1994 through May 31, 1995, which was subsequently paid to him on July 31, 1996. The Company is also obligated to (i) allow Mr. Singh to participate in any bonus or incentive compensation plan approved for senior management of the Company, (ii) provide life insurance in an amount equal to three times Mr. Singh's base salary and disability insurance which provides monthly payments in an amount equal to one-twelfth of his then applicable base salary,
(iii) provide medical insurance, and (iv) pay up to $2,500 annually for Mr. Singh's personal tax and financial planning services.

  The Company may terminate the Singh Agreement at any time in the event of his disability or for cause, each as defined in the Singh Agreement. Mr. Singh may resign from the Company at any time without penalty (other than the non-competition obligations discussed below). If the Company terminates the Singh Agreement for disability or cause, the Company will have no further obligations to Mr. Singh. If, however, the Company terminates the Singh Agreement other than for disability or cause, the Company will have the following obligations: (i) if the termination is after May 30, 1999, the Company must pay Mr. Singh one-twelfth of his then applicable base salary as severance pay; and (ii) if the termination is before June 1, 1999, the Company must pay to Mr. Singh, as they become due, all amounts otherwise payable if he had remained employed by the Company until June 1, 1999. If Mr. Singh resigns, he may not directly or indirectly compete with the Company's business until six months after his resignation. If the Company terminates Mr. Singh's employment for any reason, Mr. Singh may not directly or indirectly compete with the Company's business until six months after the final payment of any amounts owed to him under the Singh Agreement become due.

                             CERTAIN TRANSACTIONS

PRIVATE EQUITY SALE

  In July 1996, Primus completed the sale of 965,999 shares of Common Stock to the (i) Quantum Industrial Partners LDC, the principal operating subsidiary of Quantum Industrial Holdings Ltd., an investment fund advised by Soros Fund Management, a private investment firm owned by Mr. George Soros, (ii) Winston Partners II LDC, the principal operating subsidiary of Winston Partners II Offshore Ltd., an investment fund advised by Chatterjee Management Company, a private entity owned by Dr. Purnendu Chatterjee, (iii) Winston Partners II LLC, an investment fund advised by Chatterjee Management Company and (iv) S-C Phoenix Holdings, L.L.C., an investment vehicle owned by affiliates of Mr. Soros and Dr. Chatterjee (collectively, the "Soros/Chatterjee Group"), for an aggregate purchase price of approximately $8.0 million. The Soros/Chatterjee Group also purchased, for an additional $8.0 million, the right to receive, upon exercise, an indeterminate number of shares of Common Stock with a fair market value of $10.0 million as of the date of exercise, plus up to 624,275 additional shares of Common Stock (the "Soros/Chatterjee Warrants"). The Soros/Chatterjee Warrants are exercisable until July 31, 1999. The Soros/Chatterjee Warrants are entitled to certain customary antidilution protection in the event of stock splits, stock dividends, reorganizations and other similar events.

  The Soros/Chatterjee Group was granted registration rights pursuant to a registration rights agreement with the Company (the "Registration Rights Agreement"). Under the Registration Rights Agreement, the Soros/Chatterjee Group is entitled to demand registration of its shares after July 31, 1998, a maximum of three times, the third demand being available only if the Soros/Chatterjee Group has not registered 80% of its shares of Common Stock after the first demand registration. The Company is not required to effect any demand registration within 180 days after the effective date of a previous demand registration and may postpone, on one occasion in any 365-day period, the filing or effectiveness of a registration statement for a demand registration for up to 120 days under certain circumstances, including pending material transactions or the filing by the Company of a registration statement relating to the sale of shares for its own account. The Soros/Chatterjee Group is also entitled to unlimited piggyback registrations. All such registrations would be at the Company's expense, exclusive of underwriting discounts and commissions, and legal fees (up to $25,000 for each such offering) incurred by the holders of the registrable securities. The Company and the Soros/Chatterjee Group have entered into customary indemnification and contribution provisions.

  Additionally, members of the Soros/Chatterjee Group are entitled to tagalong rights to participate with Mr. Singh and members of his family in sales of capital stock on the same terms and conditions as Mr. Singh and members of his family. The Soros/Chatterjee Group shares are also subject to drag along rights in the event holders of a majority of the Common Stock decide to sell 80% or more of the outstanding capital stock of the

Company. The Securityholders Agreement provides that members of the Soros/Chatterjee Group will not transfer shares of Common Stock to a company, or any affiliate, that competes with the Company to a material extent in the provision of telecommunications services in the United States, Australia, the United Kingdom, France, Germany, Mexico, Canada, Italy or Hong Kong.

TELEGLOBE

  The Company entered into an agreement in January 1996 with Teleglobe, pursuant to which Teleglobe purchased 410,808 shares of Common Stock for a total of $1,458,060. The equity investment was consummated in February 1996 as was a loan by Teleglobe of $2.0 million to the Company. The loan, which bears interest at 6.9% per annum (payable quarterly) and matures on February 9, 1998, is secured by all the assets of the Company, comprised principally of the stock of the subsidiaries (65% of the stock of foreign subsidiaries was pledged). The Company will prepay this balance of this loan with proceeds from this Offering. Related to the Teleglobe investments, the Company and a number of its subsidiaries have entered into trading agreements with Teleglobe with respect to their respective service offerings. The parties have also agreed to cooperate in an effort to maximize efficiencies with respect to network facilities.

  As part of the transaction, Teleglobe, the Company and Mr. Singh are parties to a stockholders' agreement (the "Teleglobe Agreement") providing Teleglobe the same consent, preemptive and registration rights as may be granted in the future to other stockholders of an equal or lesser percentage ownership in the Company, and participation and tag-along rights whereby Teleglobe is entitled to sell its shares of Common Stock when certain other stockholders sell or when the Company issues equity securities that would result in a change of control of the Company. The Teleglobe Agreement also obligates Teleglobe to sell its shares if certain other stockholders sell and specified conditions are met, and grants the Company a right of first refusal upon a sale of the Teleglobe-owned Common Stock to any competitor of the Company. Teleglobe waived any preemptive rights and registration rights that arose as a result of the Private Equity Sale.

NSI PRIVATE PLACEMENTS

  In 1995 and 1996, the Company engaged Northeast Securities, Inc. ("NSI") to serve as the placement agent for two private placements of the Company's Common Stock. Mr. Andrew B. Krieger, a former director of Primus, served as a broker-dealer in the private placements through an affiliation with NSI. In connection with these offerings, the Company paid Mr. Krieger cash commissions aggregating approximately $1.0 million. The Company also retained Krieger Associates, of which Mr. Krieger is the President and Chief Executive Officer, to perform certain financial and other consulting services and paid a total of approximately $105,828 for the performance of such services during 1995 and 1996. In addition, in connection with these private placements, the Company issued a total of 193,718 shares of Common Stock to Krieger Associates and Mr. Krieger, and at the direction of Mr. Krieger issued a total of 74,003 shares of Common Stock to other individuals associated with the transaction. The Company also issued, in connection with these private placements, a total of 245,555 shares of Common Stock to NSI and certain of its employees associated with the transactions.

LOAN FROM CHAIRMAN AND CHIEF EXECUTIVE OFFICER

  In connection with the initial organization of the Company, K. Paul Singh, the Company's Chairman of the Board and Chief Executive Officer, loaned the Company approximately $320,000, accruing interest at a variable rate tied to the prime rate. On March 31, 1995, the Company and Mr. Singh converted all then outstanding principal and interest due ($350,000) into 555,559 shares of Common Stock, at a price per share of $0.63, which shares were issued on such date.

MANAGEMENT FEES

  Prior to the Company's acquisition of Axicorp , Axicorp paid a management fee based on a percentage of revenue to a company owned primarily by certain officers of the Company, including Paul Keenan, Sim Thiam

Soon and Peter Slaney. Mr. Keenan and Mr. Slaney are no longer employed by the Company. Total management fees for the nine month period ended March 31, 1995, and the twelve month period ended March 31, 1996 were $616,000 and $426,000, respectively.

LEGAL SERVICES

  From time to time, the Company has retained the law firm of Pepper, Hamilton & Scheetz llp, of which John F. DePodesta, a director and an Executive Vice President of the Company, is "of counsel," to perform legal services for the Company.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth information, as of June 30, 1997 (except as otherwise noted), with respect to the beneficial ownership of shares of the Common Stock by each person or group who is known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, by each director or nominee for director, by each of the officers named on the Summary Compensation Table, and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting power and sole investment power.

                                                     AMOUNT AND NATURE
                                                            OF
                                                        BENEFICIAL     PERCENT
      NAME AND ADDRESS OF BENEFICIAL OWNER(1)          OWNERSHIP(2)    OF CLASS
      ---------------------------------------        ----------------- --------
K. Paul Singh.......................................   4,497,730(3)      25.1%
Quantum Industrial Partners LDC.....................     796,950(4)       4.4%
 c/o Curacao Corporation Company N.V.
 Kaya Flamboyan 9
 Willemstad, Curacao
 Netherlands Antilles
S-C Phoenix Holdings, L.L.C. .......................     478,169(5)       2.7%
 c/o The Chatterjee Group
 888 Seventh Avenue
 New York, New York 10106
Winston Partners II LLC.............................      99,618(6)         *
 c/o Chatterjee Advisors LLC
 c/o The Chatterjee Group
 888 Seventh Avenue
 New York, New York 10106
Winston Partners II LDC ............................     215,537(7)       1.1%
 c/o Curacao Corporation Company N.V.
 Kaya Flamboyan 9
 Willemstad, Curacao
 Netherlands Antilles
John F. DePodesta...................................     319,690(8)       1.8%
Herman Fialkov......................................      49,715(9)         *
David E. Hershberg..................................      42,262(10)        *
John Puente.........................................     152,855(11)        *
Neil L. Hazard......................................     103,430(12)        *
Ravi Bhatia.........................................      36,309(13)        *
George E. Mattos....................................      97,920(14)        *
John Melick.........................................      99,674(15)        *
All executive officers and directors as a group (10
 people)............................................   5,401,585(16)     28.7%

--------
*   Less than 1% of the outstanding Common Stock.
 (1) Except as otherwise indicated, the address of each person named in the table is: c/o Primus Telecommunications Group, Incorporated, 2070 Chain Bridge Road, Suite 425, Vienna, Virginia, 22182.

 (2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to the shares beneficially owned. Shares of Common Stock subject to options or warrants currently exercisable or exercisable on or prior to August 29, 1997 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

 (3) Includes 377,786 shares of Common Stock owned by Mr. Singh's spouse and children, 500,000 shares of Common Stock held by a private foundation of which Mr. Singh is the president and a director, and 396,828 shares of Common Stock held of record by a series of revocable trusts of which Mr. Singh is the trustee and pursuant to which Mr. Singh has sole voting power and shared dispositive power. Also includes 112,700 shares of Common Stock issuable upon the exercise of options granted to Mr. Singh and exercisable on or prior to August 29, 1997.
 (4) Based on an amended Schedule 13D dated June 1, 1997, Quantum Industrial Partners LDC ("Quantum Industrial") has reported that it may be deemed to be the beneficial owner of 652,050 shares of Common Stock. QIH Management Investor, L.P., the sole general partner of which is QIH Management, Inc. ("QIH Management"), is vested with investment discretion with respect to portfolio assets held for the account of Quantum Industrial. Mr. George Soros, the sole shareholder of QIH Management, has entered into an agreement with Soros Fund Management LLC, a Delaware limited liability company ("SFM LLC"), pursuant to which Mr. Soros has, among other things, agreed to use his best efforts to cause QIH Management to act at the direction of SFM LLC (the "QIP Contract"). Mr. Soros is Chairman of SFM LLC and as a result of such position and the QIP Contract, may be deemed to be the beneficial owner of shares of Common Stock held for the account of Quantum Industrial. Mr. Stanley F. Druckenmiller, the Lead Portfolio Manager of SFM LLC, by virtue of such position and the QIP Contract, also may be deemed to be the beneficial owner of the shares of Common Stock held for the account of Quantum Industrial. Dr. Purnendu Chatterjee may be deemed to be the beneficial owner of the shares of Common Stock held for the account of Quantum Industrial by virtue of his position as a sub-investment manager to Quantum Industrial with respect to its shares of Common Stock. Excludes an indeterminate number of shares having a fair market value of $5 million as of the date of exercise.
 (5) Based on an amended Schedule 13D dated June 1, 1997, S-C Phoenix Holdings, L.L.C. ("Phoenix Holdings") has reported that it may be deemed to be the beneficial owner of 391,230 shares of Common Stock. According to the Schedule 13D, George Soros and Winston Partners, L.P. are the managing members of Phoenix Holdings with respect to its investment in the shares of Common Stock, and as a result of their ability to exercise investment discretion, each may be deemed to be a beneficial owner of the shares of Common Stock. Dr. Chatterjee, who is the sole general partner of Chatterjee Fund Management ("CFM"), and CFM, which is the sole general partner of Winston Partners, L.P., each may be deemed to have beneficial ownership in the shares of Common Stock held by Phoenix Holdings. Excludes an indeterminate number of shares having a fair market value of $3 million as of the date of exercise.
 (6) Based on an amended Schedule 13D dated June 1, 1997, Winston Partners II LLC ("Winston LLC") has reported that it may be deemed to be the beneficial owner of 81,506 shares of Common Stock. According to the
     Schedule 13D, Chatterjee Management Company ("Chatterjee Management"), an entity over which Dr. Chatterjee may be deemed to have sole and ultimate control, has investment discretion over the shares of Common Stock held by Winston LLC, and as such may be deemed to have beneficial ownership over such shares. In addition, Chatterjee Advisors LLC ("Chatterjee Advisors"), which also may be deemed under the management and control of Dr. Chatterjee, as manager of Winston LLC and by reason of its ability to terminate the contract between Winston LLC and Chatterjee Management may be deemed to be the beneficial owner of the shares of Common Stock held by Winston LLC. Excludes an indeterminate number of shares having a fair market value of $625,000 as of the date of exercise.
 (7) Based on an amended Schedule 13D dated June 1, 1997, Winston Partners II LDC ("Winston LDC") has reported that it may be deemed to be the beneficial owner of 179,313 shares of Common Stock. According to the
     Schedule 13D, Chatterjee Management has investment discretion over the shares of Common Stock held by Winston LDC, and as such may be deemed to have beneficial ownership over such shares. In addition, Chatterjee Advisors, as manager of Winston LDC and by reason of its ability to terminate the contract between Winston LDC and Chatterjee Management, may be deemed to be the beneficial owner of the shares of Common Stock held by Winston LDC. Excludes an indeterminate number of shares having a fair market value of $1.375 million as of the date of exercise.

 (8) Includes 101,430 shares of Common Stock issuable upon the exercise of options granted to Mr. DePodesta and exercisable on or prior to August 29, 1997.

 (9) Includes 33,810 shares of Common Stock issuable upon the exercise of options granted to Mr. Fialkov and exercisable on or prior to August 29, 1997.

(10) Includes 33,810 shares of Common Stock issuable upon the exercise of options granted to Mr. Hershberg and exercisable on or prior to August 29, 1997 and 8,453 shares of Common Stock owned by a partnership of which Mr. Hershberg is a general partner.

(11) Includes 33,810 shares of Common Stock issuable upon the exercise of options granted to Mr. Puente and exercisable on or prior to August 29, 1997.

(12) Includes 101,430 shares of Common Stock issuable upon the exercise of options granted to Mr. Hazard and exercisable on or prior to August 29, 1997.

(13) Includes 33,810 shares of Common Stock issuable upon the exercise of options granted to Mr. Bhatia and exercisable on or prior to August 29, 1997.

(14) Includes 96,920 shares of Common Stock issuable upon the exercise of options granted to Mr. Mattos and exercisable on or prior to August 29, 1997.

(15) Includes 99,174 shares of Common Stock issuable upon the exercise of options granted to Mr. Melick and exercisable on or prior to August 29, 1997.

(16) Includes 646,896 shares of Common Stock issuable upon the exercise of options granted to directors and executive officers and exercisable on or prior to August 29, 1997.

                         DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

  The Company is authorized to issue up to 40,000,000 shares of Common Stock, par value $0.01 per share. As of July 24, 1997, the Company had 17,778,731 shares outstanding and 6,103,600 shares of Common Stock reserved for issuance under the ESP Plan and the Company's 401(k) Plan and upon exercise of options granted pursuant to the Employee Stock Option Plan and the Director Stock
Option Plan. An additional     shares of Common Stock will be reserved for
issuance upon the exercise of the Warrants issued in this Offering at $    per
share. An additional 1,624,275 shares of Common Stock may be issued pursuant to the Soros/Chatterjee Warrants assuming such warrants were exercised on July 14, 1997. The actual number of shares of Common Stock issuable under the Soros/Chatterjee Warrants will be up to 624,275 shares, plus an indeterminate number of shares of Common Stock having a fair market value of $10 million as of the date of exercise. Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to such preferential rights of the issued and outstanding Series A Stock more particularly described below, and such preferential rights as the Company's Board of Directors may grant in connection with future issuances of Preferred Stock, holders of shares of Common Stock are entitled to receive such dividends as the Board of Directors may declare in its discretion out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, after payment of liabilities and any liquidation preference on any shares of Preferred Stock then outstanding, the holders of shares of Common Stock are entitled to a distribution of any remaining assets of the Company. Holders of shares of Common Stock have no cumulative voting or preemptive rights. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, when issued and paid for, will be, fully paid and nonassessable.

PREFERRED STOCK

  The Company's Board of Directors may determine the timing, series, designation and number of shares of Other Preferred Stock to be issued, as well as the rights, preferences and limitations of such shares, including those related to voting power, redemption, conversion, dividend rights and liquidation preferences. The issuance of Other Preferred Stock could adversely affect the voting power of the holders of Common Stock of the Company or have the effect of deterring or delaying any attempt by a person, entity or group to obtain control of the Company. See "--Takeover Protection."

WARRANTS

  The Soros/Chatterjee Warrants provide for the right to receive, upon exercise, up to 624,275 shares of Common Stock plus an indeterminate number of shares having a fair market value of $10 million as of the date of exercise. Of the Soros/Chatterjee Warrants, warrants to purchase 338,100 shares of Common Stock are currently exercisable, with the remainder being exercisable on or after July 31, 1997 and until July 31, 1999. The Soros/Chatterjee Warrants are entitled to certain customary antidilution protection in the event of stock splits, stock dividends, reorganizations and other similar events. The shares of Common Stock issued pursuant to the Soros/Chatterjee Warrants are entitled to certain registration rights described below. See "Certain Transactions--Private Equity Sale."

REGISTRATION RIGHTS

  Soros/Chatterjee Group. Pursuant to a Registration Rights Agreement dated July 31, 1996, the Soros/Chatterjee Group is entitled to demand registration of its shares of Common Stock after July 31, 1998, up to three times, the third demand being available only if the first two did not result in the Soros/Chatterjee Group having registered 80% of its shares of Common Stock. The Company is not required to effect any demand registration within 180 days after the effective date of a previous demand registration and may postpone, on one occasion in any 365-day period the filing or effectiveness of a registration statement for a demand registration for up to 120 days under certain circumstances, including pending material transactions or the filing by the Company of a registration statement relating to the sale of shares for its own account. The Soros/Chatterjee Group is also entitled to unlimited piggyback registrations. Such rights with respect to this Offering have been waived. All such registrations would be at the Company's expense, exclusive of underwriting discounts and commissions, and legal fees (up to $25,000 for each such offering) incurred by the holders of registrable securities. The Company and the Soros/Chatterjee Group have entered into customary indemnification and contribution provisions.

  Teleglobe. Under a stockholders' agreement between the Company, Mr. Singh and Teleglobe, Teleglobe has the same consent, preemptive and registration rights as may be granted in the future to other stockholders of an equal or lesser percentage ownership in the Company. No such rights have been granted to other stockholders other than in one instance in which Teleglobe waived its rights. The stockholders' agreement also provides Teleglobe participation and tag-along rights whereby Teleglobe is entitled to sell its shares of Common Stock when certain other stockholders sell or when the Company issues equity securities that would result in a change of control of the Company. The agreement also obligates Teleglobe to sell its shares if certain other stockholders sell and specified conditions are met, and grants the Company a right of first refusal upon a sale of the Teleglobe-owned Common Stock to any competitor of the Company.

  Other Registration Rights. Pursuant to the terms of the private placements of Common Stock through NSI as placement agent, purchasers of such shares in each such private placement (an aggregate of 4,042,084 shares) are entitled to demand registration of such shares on one occasion (or a total of two demand registrations) and to piggyback registration rights.

TAKEOVER PROTECTION

  The Company is subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a Delaware corporation, the voting stock of which is generally publicly traded (i.e., listed on a national securities exchange or authorized for quotation on an inter-dealer quotation system of a registered national securities association) or held of record by more than 2,000 stockholders, from engaging in any "business combination" (as defined below) with any "interested stockholder" (as defined below) for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers, and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66.3% of the outstanding voting stock which is not owned by the interested stockholder.
Section 203 of the DGCL defines "business combination" to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
(iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder, or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an "interested stockholder" as any person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of a Delaware corporation.

  Pursuant to the Company's Certificate of Incorporation, the Company's Board of Directors is divided into three classes of directors each containing, as nearly as possible, an equal number of directors. Directors within each class are elected to serve three-year terms and approximately one-third of the directors sit for election at each annual meeting of the Company's stockholders. A classified board of directors may have the effect of deterring or delaying any attempt by any group to obtain control of the Company by a proxy contest since such third party would be required to have its nominees elected at two separate annual meetings of the Board of Directors in order to elect a majority of the members of the Board of Directors. Directors who are elected to fill a vacancy (including vacancies created by an increase in the number of directors) must be confirmed by the stockholders at the next annual meeting of stockholders whether or not such director's term expires at such annual meeting. In addition, the Company's Certificate of Incorporation provides that stockholders may only act at stockholders' meetings and that stockholders may not act by written consent.

  The Company's By-Laws allow the Board of Directors to increase the number of directors from time to time (though a decrease in the number of directors may not have the effect of shortening the term of any incumbent director) and to fill any vacancies on the Board of Directors, including vacancies resulting from an increase in the number of directors. This provision is designed to provide the Board of Directors with flexibility to deal with an attempted hostile takeover by a stockholder who may acquire a majority voting interest in the Company without paying a premium therefor. This provision allows the Board of Directors to increase its size and prevent a "squeeze-out" of any remaining minority interest soon after a new majority stockholder gains control over the Company. Further, the By-Laws limit the new majority stockholder's power to remove a current or all current directors before the annual meeting in the absence of "cause." Cause for removal of a director is limited to (i) a judicial determination that a director is of unsound mind,
(ii) a conviction of a director of an offense punishable by imprisonment for a term of more than one year, (iii) a breach or failure by a director to perform the statutory duties of said director's office if the breach or failure constitutes self-dealing, willful misconduct or recklessness, or (iv) a failure of a director, within 60 days after notice of his or her election, to accept such office either in writing or by attending a meeting of the Board of Directors and fulfilling such other requirements of qualification as the By-Laws or Articles of Incorporation may provide.

  Options under the Employee Stock Option Plan outstanding on the date of a "change in control" of the Company become immediately exercisable on such date. A change in control for purposes of this exercise right includes the acquisition by any person or entity of the beneficial ownership of 50% or more of the voting power of the Company's stock, the approval by the Company's stockholders of a merger, reorganization or consolidation of the Company in which the Company's stockholders do not own 50% or more of the voting power of the stock of the entity surviving such a transaction, the approval of the Company's stockholders of an agreement of sale of all or substantially all of the Company's assets, and the acceptance by the Company's stockholders of a share exchange in which the Company's stockholders do not own 50% or more of the voting power of the stock of the entity surviving such exchange. See "Risk Factors--Anti-Takeover Provisions."

FOREIGN OWNERSHIP RESTRICTIONS

  The Company's Certificate of Incorporation, as amended, permits the Company to limit the number of shares of capital stock which may be owned by non-U.S. citizens or entities. Under the Certificate of Incorporation, the Board of Directors is empowered to implement such limitations as it deems necessary. Under the Communications Act, non-U.S. citizens or their representatives, foreign governments or their representatives, or corporations organized under the laws of a foreign country may not own, in the aggregate, more than 20% of a common carrier radio licensee, or more than 25% of the parent of a common carrier radio licensee if the FCC determines that the public interest would be served by prohibiting such ownership. The Company does not hold any radio licenses. See "Business--Government Regulation."

DIRECTOR LIABILITY

  As permitted by Section 102(b)(7) of the DGCL, Article 11 of the Company's Amended and Restated Certificate of Incorporation provides that no director of the Company shall be liable to the Company for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends on or redemption of the Company's capital stock, or (iv) for any transaction from which the director derived an improper personal benefit.

LISTING

  The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "PRTL."

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is StockTrans, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

  As of July 24, 1997, the Company had 17,778,731 shares of Common Stock outstanding. Of these shares, 5,750,000 shares of Common Stock issued in the Initial Public Offering and 377,621 shares of Common Stock sold by stockholders pursuant to the exemption provided by Rule 144 under the Securities Act are freely tradeable without restriction or further registration, except for shares purchased by "affiliates" or "underwriters" of the Company, as these terms are defined under the Securities Act, which may be sold subject to the resale limitations of Rule 144 under the Securities Act and the regulations promulgated thereunder. The remaining 11,651,110 shares of Common Stock are restricted securities (the "Restricted Shares") and may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act.

  In general, Rule 144 allows a person who has beneficially owned Restricted Shares for at least one year, including persons who may be deemed affiliates of the Company, to sell, within any three-month period, up to the number of Restricted Shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock, and (ii) the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. A person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned his or her Restricted Shares for at least two years would be entitled to sell such Restricted Shares without regard to the volume limitations described above and certain other conditions of Rule 144.

  Under Rule 701, any employee, officer or director or consultant to the Company who purchased shares pursuant to a written compensatory plan or contract before the initial public offering, including the Employee Stock Option Plan and the Director Stock Option Plan, who is not an affiliate of the Company, is entitled to sell such shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell such shares without having to comply with the Rule 144 period restrictions.

  The Company intends to file one or more registration statements under the Securities Act to register Common Stock to be issued pursuant to the exercise of options, including options granted or to be granted under the Employee Stock Option Plan and the Director Stock Option Plan and pursuant to the ESP Plan.

  The holders of approximately 5,041,270 shares of Common Stock, and the holders of the Soros/Chatterjee Warrants and their permitted transferees, are entitled to certain demand and piggyback registration rights in respect of their shares of Common Stock. The holders of Units are also entitled to obtain registration rights. See "Description of Capital Stock--Registration Rights."


  Prior to the completion of the Initial Public Offering in November 1996, there was no public market for the securities of the Company. No predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of a substantial number of such shares by stockholders could have a negative impact on the market price of the Common Stock.

                    DESCRIPTION OF SENIOR CREDIT COMMITMENT

  The Company has entered into the Commitment Letter with LCPI, an affiliate of one of the underwriters, pursuant to which LCPI has indicated its commitment, subject to the terms and conditions set forth in the Commitment Letter (including the consummation of the Offering and the negotiation of definitive loan documents), to provide to the Company the Senior Credit Facility of initially $50 million to be used for working capital and other purposes, including capital expenditures and permitted acquisitions. In the event the Offering is not consummated (or until such time as the Offering is consummated), the Commitment Letter contemplates that the size of the Senior Credit Facility will be $31 million. There can be no assurance that the Company will obtain the Credit Facility on the terms set forth in the Commitment Letter, if at all. The following summary of the material provisions of the Commitment Letter does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Commitment Letter, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Because the terms, conditions and covenants of the Senior Credit Facility are subject to the negotiation, execution and delivery of the definitive loan documents, certain of the actual terms, conditions and covenants thereof may differ from that described below.

  The Commitment Letter contemplates that the Senior Credit Facility will be due and payable in full on the fifth anniversary of its closing, with availability thereunder to be reduced in quarterly installments of $1.25 million in year three, $2.5 million in year four and $8.75 million in year five. Amounts drawn under the Senior Credit Facility will bear interest, at the Company's option, at either the Base Rate (as defined in the Commitment Letter) or the Eurodollar Rate (as defined in the Commitment Letter), plus an Applicable Margin (as defined in the Commitment Letter) which will be an annual percentage rate (between 1.50% and 2.00% for the Base Rate borrowings and between 2.50% and 3.00% for the Eurodollar Rate borrowings) which will fluctuate based on the Company's Total Leverage Ratio (as defined in the Commitment Letter).

  The Commitment Letter contemplates that the Company will be required to repay indebtedness outstanding under the Senior Credit Facility with the net cash proceeds from sales of assets other than in the ordinary course of the business and from certain issuances of debt by the Company or its subsidiaries, and that the Company's obligations will be guaranteed by the Company's domestic subsidiaries and foreign subsidiaries (subject to there not being any adverse tax consequences), and will be secured by a first priority lien on all domestic assets, as well as the assets of each foreign subsidiary of Primus that is a borrower under the Credit Facility, and a first priority pledge of the stock of the Company's domestic subsidiaries and foreign subsidiaries (subject to there not being any adverse tax consequences).

  The Commitment Letter also contemplates that the Senior Credit Facility will contain a number of covenants, including, among others, covenants limiting the ability of the Company and the Company's present and future subsidiaries to incur debt, create liens, pay dividends, make distributions or stock repurchases, make investments or capital expenditures, change their business, engage in transactions with affiliates, sell assets and engage in mergers and acquisitions. In addition, the Commitment Letter contemplates that the Senior Credit Facility will contain affirmative covenants, including, among others, covenants requiring compliance with laws, maintenance of corporate existence, licenses and insurance, payment of taxes and performance of other material obligations, and the delivery of financial and other information.

  The Commitment Letter also contemplates that the Company will be required to comply with certain financial tests and to maintain certain financial ratios on a consolidated basis. The Company must: (i) maintain a Total Leverage Ratio no greater than 7.0:1.0 beginning in 2000 and 5.0:1.0 in 2001 and thereafter;
(ii) maintain an Interest Coverage Ratio (as defined in the Commitment Letter) no less than 2.0:1.0 beginning in 2000 and 3.0:1.0 in 2001 and thereafter;
(iii) have net revenue of at least $45 million, $56 million and $62.5 million for the second, third and fourth quarters of 1997, respectively, and have net revenue of at least $75 million, $81 million and $87.5 million for the first, second and third quarters of 1998, respectively; and (iv) have EBITDA of at least $2 million for the fourth quarter of 1998, and at least $3.125 million, $3.75 million, $4.38 million and $5 million for the first, second, third and fourth quarters of 1999, respectively.

  Failure to satisfy any of the financial covenants would constitute an event of default under the Senior Credit Facility, notwithstanding the ability of the Company to meet its debt service obligations. The Commitment Letter contemplates that the Senior Credit Facility also will include other customary events of default, including, without limitation, a cross-default to other indebtedness, material undischarged judgments, bankruptcy and a change of control.

                             DESCRIPTION OF UNITS

  Each Unit consists of $1,000 principal amount of Notes and Warrants to
purchase        shares of Common Stock of the Company. The issue price of a
Unit has been allocated $    to the Notes and $    to the Warrants. The Notes
and the Warrants will not be separately transferable until the Separation Date
which will be the earliest of (i)       , 1998, (ii) an Exercise Event and
(iii) such other date as Lehman Brothers Inc. shall determine.

                             DESCRIPTION OF NOTES

  The Notes will be issued pursuant to an Indenture, to be dated as of
         , 1997 (the "Indenture"), between the Company, as issuer, and First Union National Bank of Virginia, as Trustee (the "Trustee"). The Notes are secured by the Pledged Securities pursuant to the Pledge Agreement between the Company and the Trustee. The Indenture and the Pledge Agreement are subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of certain provisions of the Indenture and the Pledge Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture and the Pledge Agreement, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act. Whenever particular Sections or defined terms of the Indenture not otherwise defined herein are referred to, such Sections or defined terms are incorporated herein by reference. A copy of the proposed forms of the Indenture and the Pledge Agreement have been filed as exhibits to the Registration Statement of which this Prospectus is a part and are available as set forth under "Available Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

GENERAL

  The Notes will be senior obligations of the Company, limited to $125 million
aggregate principal amount, and will mature on           , 2004. The Notes
bear interest at the rate of   % per annum, payable semiannually on
and            of each year, commencing           , 1998 to the Person in
whose name the Note (or any predecessor Note) is registered at the close of
business on the preceding            or           , as the case may be.
Interest will be computed on the basis of a 360-day year of twelve 30-day months.

  Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company (which initially will be the corporate trust operations office of the Trustee at NC 1153, 1525 West W.T. Harris Boulevard, Charlotte, North Carolina 28262); provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the holders as such address appears in the Note Register. (Section 202)

  The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount at maturity and any integral multiple thereof. See "Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. (Section 203)

OPTIONAL REDEMPTION

  The Notes will be redeemable, at the Company's option, in whole or in part,
at any time or from time to time, on or after          , 2001 and prior to
maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each holders' last address as it appears in the Note Register, at the following Redemption Prices (expressed in percentages of principal amount thereof), plus accrued and unpaid interest thereon to the Redemption Date (subject to the right of holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), if redeemed
during the 12-month period commencing on          , of the years set forth
below:

            YEAR                                              REDEMPTION PRICE
            ----                                              ----------------
            2001                                                         %
            2002                                                         %
            2003 (and thereafter)                                  100.00%

  Notwithstanding the foregoing, during the first 36 months after the date of the Indenture, the Company may on any one or more occasions redeem up to 35% of the originally issued principal amount of Notes at a redemption price of
    % of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, with the Net Cash Proceeds of one or more Public Equity Offerings; provided that at least 65% of the originally issued principal amount of Notes remains outstanding immediately after the occurrence of such redemption; and provided further that notice of such redemption shall be given within 60 days of the closing of such Public Equity Offerings of common stock of the Company. (Sections 203 and 1103)

  In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 in principal amount at maturity or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

SECURITY

  The Indenture provides that upon the closing of the Offering, the Company must purchase and pledge to the Trustee as security for the benefit of the holders of the Notes the Pledged Securities in such amount as will be sufficient upon scheduled interest and principal payments of such securities, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to provide for payment in full of the first six scheduled interest payments due on the Notes. The Company expects to use $38.7 million of the net proceeds of the Offering to acquire the Pledged Securities; however, the precise amount of securities to be acquired will depend upon the interest rates on Government Securities prevailing on the Closing Date. See "Use of Proceeds." The Pledged Securities will be pledged by the Company to the Trustee for the benefit of the holders of Notes pursuant to the Pledge Agreement and will be held by the Trustee in the Pledge Account. Pursuant to the Pledge Agreement, immediately prior to an interest payment date on the Notes, the Company may either deposit with the Trustee from funds otherwise available to the Company cash sufficient to pay the interest scheduled to be paid on such date or the Company may direct the Trustee to release from the Pledge Account proceeds sufficient to pay interest then due. In the event that the Company exercises the former option, the Company may thereafter direct the Trustee to release to the Company proceeds or Pledged Securities from the Pledge Account in like amount. A failure by the Company to pay interest on the Notes in a timely manner through the first six scheduled interest payment dates will constitute an immediate Event of Default under the Indenture, with no grace or cure period.

  Interest earned on the Pledged Securities will be added to the Pledge Account. In the event that the funds or Pledged Securities held in the Pledge Account exceed the amount sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to provide for payment in full of the first six scheduled interest payments due on the Notes (or, in the event an interest payment or payments have been made, an amount sufficient to provide for payment in full of any interest payments remaining, up to and including the sixth scheduled interest payment) the Trustee will be permitted to release to the Company at the Company's request any such excess amount.

  The Notes are secured by a first priority security interest in the Pledged Securities and in the Pledge Account and, accordingly, the Pledged Securities and the Pledge Account will also secure repayment of the principal amount of the Notes to the extent of such security.

  Under the Pledge Agreement, assuming that the Company makes the first six scheduled interest payments on the Notes in a timely manner, all of the Pledged Securities will be released from the Pledge Account.

RANKING

  The Indebtedness evidenced by the Notes will rank senior in right of payment to any subordinated Indebtedness of the Company and pari passu in right of payment with all other unsubordinated Indebtedness of the Company, including trade payables. After giving pro forma effect to the offering of the Notes and the application of the proceeds thereof, as of March 31, 1997, the Company (on a consolidated basis) would have had approximately $127.8 million of Indebtedness. Because the Company is a holding company that conducts its business through its subsidiaries, all existing and future Indebtedness and other liabilities and commitments of the Company's subsidiaries including trade payables, will be effectively senior to the Notes. As of March 31, 1997, the Company's consolidated subsidiaries had aggregate liabilities of approximately $72.7 million.

COVENANTS

 Limitation on Indebtedness

  (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Existing Indebtedness); provided, however, that the Company may Incur Indebtedness, and any Restricted Subsidiary may Incur Acquired Indebtedness, if immediately thereafter the ratio of (i) the aggregate principal amount (or accreted value, as the case may be) of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis outstanding as of the Transaction Date to
(ii) the Pro Forma Consolidated Cash Flow for the preceding two full fiscal quarters multiplied by two, determined on a pro forma basis as if any such Indebtedness had been Incurred and the proceeds thereof had been applied at the beginning of such two fiscal quarters, would be greater than zero and less than 5.0 to 1.

  (b) Notwithstanding the foregoing, the Company and (except for Indebtedness under subsections (v) and (vii) below) any Restricted Subsidiary may Incur each and all of the following:

    (i) Indebtedness, including Acquired Indebtedness and Indebtedness under one or more Credit Facilities, in an aggregate principal amount at any one time outstanding not to exceed $75 million, subject to any permanent reductions required by any other terms of the Indenture;

    (ii) Indebtedness (other than Acquired Indebtedness) Incurred to finance the cost (including the cost of design, development, construction, acquisition, installation or integration) of equipment used in the telecommunications business or ownership rights with respect to indefeasible rights of use or minimum investment units (or similar ownership interests) in transnational fiber optic cable or other transmission facilities, in each case purchased or leased by the Company or a Restricted Subsidiary after the Closing Date;

    (iii) Indebtedness of any Restricted Subsidiary to the Company or Indebtedness of the Company or any Restricted Subsidiary to any other Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness not permitted by this clause (iii) (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness, and provided further that Indebtedness of the Company to a Restricted Subsidiary must be subordinated in right of payment to the Notes;

    (iv) Indebtedness of the Company or a Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness of the Company or a Restricted Subsidiary, other than Indebtedness Incurred under clauses (i), (iii), (v), (vi),
  (viii) and (ix) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, and reasonable fees and expenses); provided that such new Indebtedness shall only be permitted under this clause (iv) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iv);

    (v) Indebtedness of the Company not to exceed, at any one time outstanding, 2.00 times the Net Cash Proceeds from the issuance and sale, other than to a Subsidiary, of Common Stock (other than Redeemable Stock) of the Company (less the amount of such proceeds used to make Restricted Payments as provided in clause (C)(2) of the first paragraph or clause
  (iii) or (iv) of the second paragraph of the "Limitation on Restricted Payments" covenant); provided that such Indebtedness does not mature prior to the Stated Maturity of the Notes and the Average Life of such Indebtedness is longer than that of the Notes;

    (vi) Indebtedness of the Company or any Restricted Subsidiary (A) in respect of performance, surety or appeal bonds or letters of credit supporting trade payables, in each case provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;

    (vii) Indebtedness of the Company, to the extent that the net proceeds thereof are promptly (A) used to repurchase Notes tendered in a Change of Control Offer or (B) deposited to defease all of the Notes as described below under "Defeasance or Covenant Defeasance of Indenture";

    (viii) Indebtedness of a Restricted Subsidiary represented by a Guarantee of the Notes permitted by and made in accordance with the "Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries" covenant; and

    (ix) Indebtedness of the Company or any Restricted Subsidiary under one or more Credit Facilities, provided that if any Indebtedness is incurred pursuant to this clause (ix), total Indebtedness under this clause (ix) and clause (i) above does not exceed 65% of Eligible Accounts Receivable at any one time outstanding.

  (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, (A) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses and
(B) the principal amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in conformity with GAAP. (Section 1011)

 Limitation on Restricted Payments

  The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) (A) declare or pay any dividend or make any distribution in respect of the Company's Capital Stock to the holders thereof (other than dividends or distributions payable solely in shares of Capital Stock (other than Redeemable Stock) of the Company or in options, warrants or other rights to acquire such shares of Capital Stock) or (B) declare or pay any dividend or make any distribution in respect of the Capital Stock of any Restricted Subsidiary to any Person other than dividends and distributions payable to the Company or any Restricted Subsidiary or to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of the Company (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or any shares of Capital Stock of any Restricted Subsidiary (including options, warrants and other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a wholly owned Restricted Subsidiary) or any holder (or any Affiliate thereof) of 5% or more of the Company's Capital Stock, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes, or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:

    (A) a Default or Event of Default shall have occurred and be continuing;

    (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; or

    (C) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) after the date of the Indenture shall exceed the sum of (1) the remainder of (a) 100% of the aggregate amount of the Consolidated Cash Flow (determined by excluding income resulting from transfers of assets received by the Company or a Restricted Subsidiary from an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the last fiscal quarter immediately preceding the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date minus
  (b) the product of 2.00 times cumulative Consolidated Fixed Charges accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the last fiscal quarter immediately preceding the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date plus (2) the aggregate Net Cash Proceeds received by the Company after the Closing Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Redeemable Stock) to a Person who is not a Subsidiary of the Company (except to the extent such Net Cash Proceeds are used to incur new Indebtedness outstanding pursuant to clause (v) of the paragraph (b) of the "Limitation on Indebtedness" covenant) plus (3) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company from the issuance or sale of debt securities that have been converted into or exchanged for Capital Stock of the Company (other than Redeemable Stock) together with the aggregate cash received by the Company at the time of such conversion or exchange plus (4) without duplication of any amount included in the calculation of Consolidated Cash Flow, in the case of repayment of, or return of capital in respect of, any Investment constituting a Restricted Payment made after the Closing Date, an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case less the cost of the disposition of such Investment.

  The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph; (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iv) of paragraph (b) of the "Limitation on Indebtedness" covenant; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Redeemable Stock) of the Company (except to the extent such proceeds are used to incur new Indebtedness outstanding pursuant to clause (v) of paragraph (b) of the "Limitation on Indebtedness" covenant); (iv) the acquisition of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock of the Company (other than Redeemable Stock) (except to the extent such proceeds are used to incur new Indebtedness outstanding pursuant to clause (v) of paragraph (b) of the "Limitation on Indebtedness" covenant);
(v) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; (vi) cash payments in lieu of the issuance of fractional shares issued in connection with the exercise of any of the Warrants; and (vii) other Restricted Payments not to exceed $2.5 million; provided that, except in the case of clause (i), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein. (Section 1012)

  Each Restricted Payment permitted pursuant to the immediately preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof) and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii) and (iv), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of the Notes.

 Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

  So long as any of the Notes are outstanding, the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary, or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

  The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date in the Indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if the encumbrance or restriction applies only in the event of a default with respect to a financial covenant contained in such Indebtedness or agreement and such encumbrance or restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable financings (as determined by the

Company) and the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes; (iii) existing under or by reason of applicable law;
(iv) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (v) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is, or is subject to, a lease, purchase mortgage obligation, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; or (vi) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries. (Section 1013)

 Limitation on the Issuance and Sale of Capital Stock of Restricted
Subsidiaries

  The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to issue, transfer, convey, sell, lease or otherwise dispose of any shares of Capital Stock (including options, warrants or other rights to purchase shares of such Capital Stock) of such or any other Restricted Subsidiary to any Person (other than to the Company or a Restricted Subsidiary) unless (A) the Net Cash Proceeds from such issuance, transfer, conveyance, sale, lease or other disposition are applied in accordance with the provisions of the "Limitation on Asset Sales" covenant, (B) immediately after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, and (C) any Investment in such Person remaining after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance, transfer, conveyance, sale, lease or other disposition (valued as provided in the definition of "Investment"). (Section 1014)

 Limitation on Transactions with Shareholders and Affiliates

  The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, unless (i) such transaction or series of transactions is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate, (ii) if such transaction or series of transactions involves aggregate consideration in excess of $2.0 million, then such transaction or series of transactions is approved by a majority of the Board of Directors of the Company, including the approval of a majority of the independent, disinterested directors, and is evidenced by a resolution of the Board of Directors of the Company, and (iii) if such transaction or series of transactions involves aggregate consideration in excess of $10.0 million, then the Company or such Restricted Subsidiary will deliver to the Trustee a written opinion as to the fairness to the Company or such Restricted Subsidiary of such transaction from a financial point of view from a nationally recognized investment banking firm (or, if an investment banking firm is generally not qualified to give such an opinion, by a nationally

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recognized appraisal firm or accounting firm). Any such transaction or series of transactions shall be conclusively deemed to be on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in an arm's-length transaction if such transaction or transactions are approved by a majority of the Board of Directors of the Company, including a majority of the independent disinterested directors, and are evidenced by a resolution of the Board of Directors of the Company.

  The foregoing limitation does not limit, and will not apply to (i) any transaction between the Company and any of its Restricted Subsidiaries or between Restricted Subsidiaries; (ii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company;
(iii) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant; (iv) transactions provided for in the Employment Agreements as in effect on the Closing Date; and (v) loans and advances to employees of the Company not exceeding at any one time outstanding $1.0 million in the aggregate, in the ordinary course of business and in accordance with past practice. (Section 1015)

 Limitation on Liens

  Under the terms of the Indenture, the Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any of its assets or properties of any character (including, without limitation, licenses and trademarks), or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or prior to) the obligation or liability secured by such Lien. (Section 1016)

 Limitation on Asset Sales

  The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (i) the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value of the assets sold or disposed of as determined by the good-faith judgment of the Board of Directors evidenced by a Board Resolution and (ii) at least 85% of the consideration received for such sale or other disposition consists of cash or cash equivalents or the assumption of unsubordinated Indebtedness.

  The Company shall, or shall cause the relevant Restricted Subsidiary to, within 270 days after the date of receipt of the Net Cash Proceeds from an Asset Sale (A), (i) apply an amount equal to such Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company or Indebtedness of any Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) in property or assets of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and
(ii) apply (no later than the end of the 270-day period referred to above) such excess Net Cash Proceeds (to the extent not applied pursuant to clause
(i)) as provided in the following paragraphs of this "Limitation on Asset Sales" covenant. The amount of such Net Cash Proceeds required to be applied (or to be committed to be applied) during such 270-day period referred to above in the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

  If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $10.0 million, the Company must, not later than the thirtieth Business Day thereafter, make an offer (an "Excess Proceeds Offer") to purchase from the holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes, plus, in each case, accrued and unpaid interest to the date of purchase (the "Excess Proceeds Payment").

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

  The Company shall commence an Excess Proceeds Offer by mailing a notice to the Trustee and each holder stating: (i) that the Excess Proceeds Offer is being made pursuant to this "Limitation on Asset Sales" covenant and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Excess Proceeds Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the Excess Proceeds Payment, any Note accepted for payment pursuant to the Excess Proceeds Offer shall cease to accrue interest on and after the Excess Proceeds Payment Date;
(v) that holders electing to have a Note purchased pursuant to the Excess Proceeds Offer will be required to surrender the Note, together with the form entitled "Option of the holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Excess Proceeds Payment Date; (vi) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Excess Proceeds Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of Notes delivered for purchase and a statement that such holder is withdrawing his election to have such Notes purchased; and (vii) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

  On the Excess Proceeds Payment Date, the Company shall (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to the Excess Proceeds Offer; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of the Excess Proceeds Offer as soon as practicable after the Excess Proceeds Payment Date. For purposes of this "Limitation on Asset Sales" covenant, the Trustee shall act as the Paying Agent.

  The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that such Excess Proceeds are received by the Company under this "Limitation on Asset Sales" covenant and the Company is required to repurchase Notes as described above. (Section 1017)

 Limitation on Issuances of Guarantees of Indebtedness by Restricted
Subsidiaries

  The Company will not permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Company, other than Indebtedness under Credit Facilities incurred under clauses (i) and (ix) in the "Limitation on Indebtedness" covenant, unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of the Notes on terms substantially similar to the guarantee of such Indebtedness, except that if such Indebtedness is by its express terms subordinated in right of payment to the Notes, any such assumption, Guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary's assumption, Guarantee of other liability with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes and (ii) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee.

  Notwithstanding the foregoing, any Guarantee by a Restricted Subsidiary may provide by its terms that it will be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any

Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee. (Section 1018)

 Business of the Company; Restriction on Transfers of Existing Business

  The Company will not, and will not permit any Restricted Subsidiary to, be principally engaged in any business or activity other than a Permitted Business. In addition, the Company and any Restricted Subsidiary will not be permitted to, directly or indirectly, transfer to any Unrestricted Subsidiary
(i) any of the licenses, permits or authorizations used in the Permitted Business of the Company and any Restricted Subsidiary on the Closing Date or
(ii) any material portion of the "property and equipment" (as such term is used in the Company's consolidated financial statements) of the Company or any Restricted Subsidiary used in the licensed service areas of the Company and any Restricted Subsidiary as they exist on the Closing Date. (Section 1019)

 Limitation on Investments in Unrestricted Subsidiaries

  The Company will not make, and will not permit any of its Restricted Subsidiaries to make, any Investments in Unrestricted Subsidiaries if, at the time thereof, the aggregate amount of such Investments would exceed the amount of Restricted Payments then permitted to be made pursuant to the "Limitation on Restricted Payments" covenant. Any Investments in Unrestricted Subsidiaries permitted to be made pursuant to this covenant (i) will be treated as the making of a Restricted Payment in calculating the amount of Restricted Payments made by the Company or a Subsidiary and (ii) may be made in cash or property (if made in property, the Fair Market Value thereof as determined by the Board of Directors of the Company (whose determination shall be conclusive and evidenced by a Board Resolution) shall be deemed to be the amount of such Investment for the purpose of clause (i)). (Section 1020)

 Provision of Financial Statements and Reports

  The Company will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15 of the Exchange Act. All such annual reports and quarterly reports shall include the geographic segment financial information currently disclosed by the Company in its public filings with the Commission. The Company will also be required (a) to file with the Trustee, and provide to each holder, without cost to such holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required, and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective holder promptly upon request. (Section 1009)

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each holder shall have the right to require the Company to repurchase all or any part of its Notes at a purchase price in cash pursuant to the offer described below (the "Change of Control Offer") equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of holders of record to receive interest on the relevant interest payment date) (the "Change of Control Payment").

  Within 30 days of the Change of Control, the Company will mail a notice to the Trustee and each holder stating: (i) that a Change of Control has occurred, that the Change of Control Offer is being made pursuant to

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

this "Repurchase of Notes upon a Change of Control" covenant and that all Notes validly tendered will be accepted for payment; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the Change of Control Payment, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date; (v) that holders electing to have any Note or portion thereof purchased pursuant to the Change of Control Offer will be required to surrender such Note, together with the form entitled "Option of the holder to Elect Purchase" on the reverse side of such Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Change of Control Payment Date; (vi) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such holder, the principal amount of Notes delivered for purchase and a statement that such holder is withdrawing his election to have such Notes purchased; and (vii) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

  On the Change of Control Payment Date, the Company shall: (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee, all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail, to the holders of Notes so accepted, payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such holders a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. For purposes of this "Repurchase of Notes upon a Change of Control" covenant, the Trustee shall act as Paying Agent.

  The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in the event that a Change of Control occurs and the Company is required to repurchase the Notes under this "Repurchase of Notes Upon a Change of Control" covenant. (Section 1010)

  If the Company is unable to repay all of its indebtedness that would prohibit repurchase of the Notes or is unable to obtain the consents of the holders of indebtedness, if any, of the Company outstanding at the time of a Change of Control whose consent would be so required to permit the repurchase of Notes, then the Company will have breached such covenant. This breach will constitute an Event of Default under the Indenture if it continues for a period of 30 consecutive days after written notice is given to the Company by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes outstanding. In addition, the failure by the Company to repurchase Notes at the conclusion of the Change of Control Offer will constitute an Event of Default without any waiting period or notice requirements.

  There can be no assurances that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the Notes will, unless the consents referred to above are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.


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

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company and the Company will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company or the Company and its Restricted Subsidiaries, taken as a whole, to any other Person or Persons, unless: (i) the Company will be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company will be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company with respect to the Notes and under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Company, or any Person becoming the successor obligor of the Notes, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a pro forma basis the Company, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under paragraph (a) of the "Limitation on Indebtedness" covenant; and (v) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations. (Section 801)

EVENTS OF DEFAULT

  The following events will be defined as "Events of Default" in the
Indenture: (a) default in the payment of interest on the Notes when due and
payable as to any interest payment date falling on or prior to           ,
2000, and any such failure continued for a period of 30 days as to any interest payment date thereafter; (b) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (c) default in the payment of principal or interest on Notes required to be purchased pursuant to an Excess Proceeds Offer as described under "Limitation on Asset Sales" or pursuant to a Change of Control Offer as described under "Repurchase of Notes upon a Change of Control"; (d) failure to perform or comply with the provisions described under "Consolidation, Merger and Sale of Assets"; (e) default in the performance of or breach of any other covenant or agreement of the Company in the Indenture or under the Notes and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the holders of 25% or more in aggregate principal amount of the Notes; (f) there occurs with respect to any issue or issues of Indebtedness of the Company or any Restricted Subsidiary having an outstanding principal amount of $5.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled by the earlier of (x) the expiration of any applicable grace period or (y) the thirtieth day after such default and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended by the earlier of (x) the expiration of any applicable grace period or (y) the thirtieth day after such default; (g) any final judgment or order (not covered by insurance) for the payment of money in excess of $5.0 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Restricted Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $5.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (h) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any of its Significant Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any of its Significant Subsidiaries or for all or substantially all of the property and assets of the Company or any of its Significant Subsidiaries or
(C) the winding up or liquidation of the affairs of the Company or any of its Significant Subsidiaries and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; (i) the Company or any of its Significant Subsidiaries (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any of its Significant Subsidiaries or for all or substantially all of the property and assets of the Company or any of its Significant Subsidiaries or (C) effects any general assignment for the benefit of creditors; or (j) the Company asserts in writing that the Pledge Agreement ceases to be in full force and effect before payment in full of the obligations thereunder. (Section 501)

  If an Event of Default (other than an Event of Default specified in clause
(h) or (i) above) occurs and is continuing under the Indenture, the Trustee or the holders of at least 25% in aggregate principal amount of the Notes, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the holders), may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued but unpaid interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (f) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (f) shall be remedied or cured by the Company and/or the relevant Significant Subsidiaries or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause
(h) or (i) above occurs, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder. The holders of at least a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and accrued and unpaid interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "--Modification and Waiver." (Section 502)

  The holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of Notes. No holder may pursue any remedy with respect to the Indenture or the Notes unless: (i) the holder gives the Trustee written notice of a continuing Event of Default; (ii) the holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(iii) such holder or holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the holder. (Sections 507 and 508)

  The Indenture will require certain officers of the Company to certify, on or before a date not more than 120 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and the Company's performance under the Indenture and that the Company has fulfilled all obligations thereunder or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture. (Section 1008)

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

  The Company may, at its option and at any time, elect to have the obligations of the Company upon the Notes discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and to have satisfied all its other obligations under such Notes and the Indenture insofar as such Notes are concerned except for
(i) the rights of holders of outstanding Notes to receive payments (solely from monies deposited in trust) in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes, maintain an office or agency for payments in respect of the Notes and segregate and hold such payments in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants set forth in the Indenture, and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance"). (Sections 1301, 1302, and 1303)

  In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit or cause to be deposited with the Trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity (or upon redemption, if applicable) of such principal, premium, if any, or installment of interest; (ii) no Default or Event of Default with respect to the Notes will have occurred and be continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (x) of "Events of Default" above is concerned, at any time during the period ending on the 123rd day after the date of such deposit; (iii) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company is a party or by which it is bound; (iv) in the case of defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that the Company has received from, or there has
been published by, the Internal Revenue Service a ruling, or since       1997,
there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (v) in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the Notes outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and (vi) the Company shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with. (Section 1304)

MODIFICATION AND WAIVER

  Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes;
provided, however, that no such modification or amendment may, without the consent of each holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal amount of, or premium, if any, or interest on any Note or extend the time for payment of interest on any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on any Note, (iv) impair the right of any holder of the Notes to receive payment of, principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note, (v) reduce the above-stated percentage of outstanding Notes the consent of whose holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or accrued and unpaid interest on the Notes, (vii) modify any provisions of any Guarantees in a manner adverse to the holders or (viii) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

GOVERNING LAW AND SUBMISSION TO JURISDICTION

  The Notes and the Indenture will be governed by the laws of the State of New York. The Company will submit to the jurisdiction of the U.S. federal and New York state courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with the Notes and the Indenture.

CURRENCY INDEMNITY

  U.S. dollars are the sole currency of account and payment for all sums payable by the Company under or in connection with the Notes, including damages. Any amount received or recovered in a currency other than dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Company or otherwise) by any holder of a Note in respect of any sum expressed to be due to it from the Company shall only constitute a discharge to the Company to the extent of the dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do
so). If that dollar amount is less than the dollar amount expressed to be due to the recipient under any Note, the Company shall indemnify the recipient against any loss sustained by it as a result. In any event, the Company shall indemnify the recipient against the cost of making any such purchase. For the purposes of this paragraph, it will be sufficient for the holder of a Note to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from the Company's other obligations, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any holder of a Note and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuers, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

  The holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.


CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

  "Acquired Indebtedness" is defined to mean Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by the Company or a Restricted Subsidiary and not incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon the consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Indebtedness.

  "Affiliate" is defined to mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, is defined to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of the Indenture "Affiliate" shall be deemed to include Mr. K. Paul Singh.

  "Asset Acquisition" is defined to mean (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries or
(ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person.

  "Asset Disposition" is defined to mean the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary of the Company) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary of the Company or (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

  "Asset Sale" is defined to mean any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transactions) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Subsidiary, (ii) all or substantially all of the property and assets of an

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

operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of the Company and which, in the case of any of clause (i),
(ii) or (iii) above, whether in one transaction or a series of related transactions, (a) have a fair market value in excess of $1.0 million or (b) are for net proceeds in excess of $1.0 million; provided that sales or other dispositions of inventory, receivables and other current assets in the ordinary course of business shall not be included within the meaning of "Asset Sale."

  "Average Life" is defined to mean, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and
(b) the amount of such principal payment by (ii) the sum of all such principal payments.

  "Capital Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the date of the Indenture, including, without limitation, all Common Stock and Preferred Stock.

  "Capitalized Lease" is defined to mean, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and "Capitalized Lease Obligation" is defined to mean the discounted present value of the rental obligations under such lease.

  "Change of Control" is defined to mean such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange
Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the then outstanding Voting Stock of the Company on a fully diluted basis; (ii) individuals who at the beginning of any period of two consecutive calendar years constituted the Board of Directors (together with any directors who are members of the Board of Directors on the date hereof and any new directors whose election by the Board of Directors or whose nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then still in office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such board of directors then in office; (iii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any such "person" or "group" (other than to the Company or a Restricted Subsidiary); (iv) the merger or consolidation of the Company with or into another corporation or the merger of another corporation with or into the Company with the effect that immediately after such transaction any such "person" or "group" of persons or entities shall have become the beneficial owner of securities of the surviving corporation of such merger or consolidation representing a majority of the total voting power of the then outstanding Voting Stock of the surviving corporation; or (v) the adoption of a plan relating to the liquidation or dissolution of the Company.

  "Closing Date" is defined to mean the date on which the Notes are originally issued under the Indenture.

  "Common Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's common stock, whether now outstanding or issued after the date of the Indenture, including, without limitation, all series and classes of such common stock.

  "Consolidated Cash Flow" is defined to mean, for any period, the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) income taxes, to the extent such amount was deducted in calculating Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iv) depreciation expense, to the extent such amount was deducted in calculating Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Consolidated Net Income, and (vi) all other non-cash items reducing Consolidated Net Income (excluding any non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period), less all non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP.

  "Consolidated Fixed Charges" is defined to mean, for any period, Consolidated Interest Expense plus dividends declared and payable on Preferred Stock.

  "Consolidated Interest Expense" is defined to mean, for any period, the aggregate amount of interest in respect of Indebtedness (including capitalized interest, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and interest on Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period.

  "Consolidated Net Income" is defined to mean, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Consolidated Net Income (without duplication):
(i) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described above, the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (ii) any gains or losses (on an after-tax basis) attributable to Asset Sales; (iii) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described above, any amount paid or accrued as dividends on Preferred Stock of the Company or Preferred Stock of any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; (iv) all extraordinary gains and extraordinary losses; and (v) the net income (or loss) of any Person (other than net income (or loss) attributable to a Restricted Subsidiary) in which any Person (other than the Company or any of its Restricted Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such other Person during such period.

  "Consolidated Net Worth" is defined to mean, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation), less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

  "Credit Facilities" is defined to mean, with respect to the Company, one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

  "Currency Agreement" is defined to mean any foreign exchange contract, currency swap agreement and any other arrangement and agreement designed to provide protection against fluctuations in currency values.

  "Default" is defined to mean any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Eligible Accounts Receivable" is defined to mean the accounts receivables (net of any reserves and allowances for doubtful accounts in accordance with GAAP) of any Person that are not more than 60 days past their due date and that were entered into in the ordinary course of business on normal payment terms as shown on the most recent consolidated balance sheet of such Person filed with the Commission, all in accordance with GAAP.

  "Eligible Institution" is defined to mean a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foriegn currency, whose debt is rated "A-3" or higher or "A-" or higher according to Moody's Investors Services, Inc. or Standard & Poor's Ratings Group (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act) respectively, at the time as of which any investment or rollover therein is made.

  "Employment Agreements" is defined to mean the employment agreements between the Company and Mr. K. Paul Singh, dated June 1994.

  "Existing Indebtedness" is defined to mean Indebtedness outstanding on the date of the Indenture.

  "Fair Market Value" is defined to mean, with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer.

  "GAAP" is defined to mean generally accepted accounting principles in the United States of America as in effect from time to time, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

  "Government Securities" is defined to mean direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States is pledged.

  "Guarantee" is defined to mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or
(ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

  "Incur" is defined to mean, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an Incurrence of Indebtedness by reason of the acquisition of more than 50% of the Capital Stock of any Person; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

  "Indebtedness" is defined to mean, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and
(B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person, (viii) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination and (ix) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (i) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (ii) that Indebtedness shall not include any liability for federal, state, local or other taxes.

  "Interest Rate Agreement" is defined to mean interest rate swap agreements, interest rate cap agreements, interest rate insurance, and other arrangements and agreements designed to provide protection against fluctuations in interest rates.

  "Investment" in any Person is defined to mean any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person. For purposes of the definition of "Unrestricted Subsidiary", the "Limitation on Restricted Payments" covenant and the "Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant described above, (i) "Investment" shall include (a) the fair market value of the assets (net of liabilities) of any Restricted Subsidiary of the Company at the time that such Restricted Subsidiary of the Company is designated an Unrestricted Subsidiary and shall exclude the fair market value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company and (b) the fair market value, in the case of a sale of Capital Stock in accordance with the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant such that a Person no longer constitutes a Restricted Subsidiary, of the remaining assets (net of liabilities) of such Person after such sale, and shall exclude the fair market value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board of Directors in good faith.

  "Lien" is defined to mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

  "Marketable Securities" is defined to mean: (i) Government Securities which have a remaining weighted average life to maturity of not more than one year from the date of Investment therein; (ii) any time deposit account, money market deposit and certificate of deposit maturing not more than 180 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (iii) commercial paper maturing not more than 90 days after the date of acquisition issued by a corporation (other than an Affiliate of the Company) with a rating, at the time as of which any investment therein is made, of "P-1" or higher according to Moody's Investors Service, Inc., "A-1" or higher according to Standard & Poor's Rating Group (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); (iv) any banker's acceptance or money market deposit accounts issued or offered by an Eligible Institution; (v) repurchase obligations with a term of not more than 7 days for Government Securities entered into with an Eligible Institution; and (vi) any fund investing exclusively in investments of the types described in clauses (i) through (v) above.

  "Net Cash Proceeds" is defined to mean, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole,
(iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "Permitted Business" is defined to mean any business involving voice, data and other telecommunications services.

  "Permitted Investment" is defined to mean (i) an Investment in a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; (ii) any Investment in Marketable Securities or Pledged Securities; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) loans or advances to employees made in the ordinary course of business in accordance with past practice of the Company or its Restricted Subsidiaries and that do not in the aggregate exceed $1.0 million at any time outstanding; (v) stock, obligations or securities received in satisfaction of judgments; (vi) Investments in any Person received as consideration for Asset Sales to the extent permitted under the "Limitation on Asset Sales" covenant; and (vii) Investments in any Person at any one time outstanding (measured on the date each such Investment was made without giving effect to subsequent changes in value) in an aggregate amount not to exceed 5.0% of the Company's total consolidated assets.

  "Permitted Liens" is defined to mean (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property purchased or leased after the Closing Date; provided that
(a) such Lien is created solely for the purpose of securing Indebtedness Incurred in compliance with the "Limitation on Indebtedness" covenant (1) to finance the cost (including the cost of design, development, construction, acquisition, installation or integration) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of stock or Indebtedness of, any corporation existing at the time such corporation becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired and were not created in contemplation of such transaction;
(xii) Liens in favor of the Company or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary of the Company that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvi) Liens encumbering customary initial deposits and margin deposits and other Liens that are either within the general parameters customary in the industry or incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements; (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date; (xxviii) Liens existing on the Closing Date or securing the Notes or any Guarantee of the Notes; (xxix) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the holders; (xxx) Liens securing Indebtedness which is incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (iv) of paragraph (b) of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; and (xxxi) Liens securing Indebtedness under Credit Facilities incurred in compliance with clauses (i) and (ix) of paragraph (b) of the "Limitation on Indebtedness" covenant.

  "Pledge Account" is defined to mean an account established with the Trustee pursuant to the terms of the Pledge Agreement for the deposit of the Pledged Securities purchased by the Company with a portion of the net proceeds from the Offering.

  "Pledge Agreement" is defined to mean the Collateral Pledge and Security Agreement, dated as of the date of the Indenture, by and between the Trustee and the Company, governing the disbursement of funds from the Pledge Account.

  "Pledged Securities" is defined to mean the securities purchased by the Company with a portion of the net proceeds from the Offering, which shall consist of Government Securities, to be deposited in the Pledge Account.

  "Preferred Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference stock, whether now outstanding or issued after the date of the Indenture, including, without limitation, all series and classes of such preferred or preference stock.

  "Pro Forma Consolidated Cash Flow" is defined to mean, for any period, the Consolidated Cash Flow of the Company for such period calculated on a pro forma basis to give effect to any Asset Disposition or Asset Acquisition not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) during such period as if such Asset Disposition or Asset Acquisition had taken place on the first day of such period.

  "Public Equity Offering" is defined to mean an underwritten primary public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act.

  "Purchase Money Obligations" is defined to mean, with respect to each Person, obligations, other than those under Capitalized Leases, Incurred or assumed in the ordinary course of business in connection with the purchase of property to be used in the business of such Person.

  "Redeemable Stock" is defined to mean any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Redeemable Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described above and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described above.

  "Restricted Subsidiary" is defined to mean any Subsidiary of the Company other than an Unrestricted Subsidiary.

  "Significant Subsidiary" is defined to mean, at any date of determination, any Subsidiary of the Company that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

  "Stated Maturity" is defined to mean, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

  "Subsidiary" is defined to mean, with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

  "Trade Payables" is defined to mean any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by the Company or any of its Restricted Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods and services.

  "Transaction Date" is defined to mean, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

  "Unrestricted Subsidiary" is defined to mean (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that either (A) the Subsidiary to be so designated has total assets of $1,000 or less, (B) if such Subsidiary has assets greater than $1,000, that such designation would be permitted under the "Limitation on Restricted Payments" covenant described above, or (C) such Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant described above and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

  "Unrestricted Subsidiary Indebtedness" is defined to mean Indebtedness of any Unrestricted Subsidiary (i) as to which neither the Company nor any Subsidiary is directly or indirectly liable (by virtue of the Company or any such Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), and (ii) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Company or any Subsidiary to declare, a default on such Indebtedness of the Company or any Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

  "U.S. Subsidiary" is defined to mean any corporation or other entity incorporated or organized under the laws of the United States or any state thereof.

  "Voting Stock" is defined to mean with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

  "Wholly Owned," with respect to any Subsidiary, is defined to mean a Subsidiary of the Company if all of the outstanding Capital Stock in such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) is owned by the Company or one or more Wholly Owned Subsidiaries of the Company.

                            DESCRIPTION OF WARRANTS

  The Warrants will be issued pursuant to a warrant agreement (the "Warrant Agreement") between the Company and First Union National Bank of Virginia, as Warrant Agent (the "Warrant Agent"). The following summary of certain provisions of the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the Warrants and the Warrant Agreement, including the definitions therein of certain terms used below. Capitalized terms used in this Description of Warrants and not otherwise defined herein have the meanings ascribed to such terms in the Warrant Agreement. A copy of the proposed form of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is available as set forth under "Available Information."

GENERAL

  Each Warrant, when exercised, will entitle the holder thereof to receive fully paid and non-assessable shares of Common Stock of the Company (the
"Warrant Shares") at an exercise price of $    per share (the "Exercise
Price"). The Exercise Price and the number of shares of Common Stock issuable upon exercise of a Warrant are both subject to adjustment in certain circumstances described below. The Warrants will be exercisable to purchase an
aggregate of    shares of Common Stock representing, (on a fully diluted
basis, assuming all outstanding options and warrants are exercised on the date
of this Prospectus) approximately   % of the shares of Common Stock to be
outstanding upon consummation of the offering of the Units. See "Shares Eligible for Future Sale."

  The Warrants may be exercised at any time six months after the Closing Date; provided, however, that in such case, holders of Warrants will be able to exercise their Warrants only if the Common Shelf Registration Statement (as defined below) relating to the Common Stock underlying the Warrants is effective or the exercise of such Warrants is exempt from the registration requirements of the Securities Act, and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states or other jurisdictions in which such holders reside. The Warrants may also be exercised upon an Exercise Event pursuant to an effective Demand Registration Statement (as defined below). Unless earlier exercised, the
Warrants will expire on      , 2004 (the "Expiration Date"). The Company will
give notice of expiration not less than 90 nor more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Warrants. If the Company fails to give such notice, the Warrants will nevertheless expire and become void on the Expiration Date. The Warrants will not trade separately from the Notes until the Separation Date.

  In order to exercise all or any of the Warrants, the holder thereof is required to surrender to the Warrant Agent the related registered certificate issued by the Company representing the Warrants (the "Warrant Certificate") with the accompanying form of election to purchase properly completed and executed, and to pay in full the Exercise Price for each share of Common Stock or other securities issuable upon exercise of such Warrants. The Exercise Price may be paid (i) in cash or by certified or official bank check or by wire transfer to an account designated by the Company for such purpose or (ii) without the payment of cash, by reducing the number of shares of Common Stock that would be obtainable upon the exercise of a Warrant and payment of the Exercise Price in cash so as to yield a number of shares of Common Stock upon the exercise of such Warrant equal to the product of (a) the number of shares of Common Stock for which such Warrant is exercisable as of the date of exercise (if the Exercise Price were being paid in cash) and (b) the Cashless Exercise Ratio (the "Cashless Exercise"). The "Cashless Exercise Ratio" shall equal a fraction, the numerator of which is the excess of the Current Market Value per share of Common Stock on the Exercise Date over the Exercise Price per share as of the Exercise Date and the denominator of which is the Current Market Value per share of the Common Stock on the Exercise Date. Upon surrender of a Warrant Certificate representing more than one Warrant in connection with the holder's option to elect a Cashless Exercise, the number of shares of Common Stock deliverable upon a Cashless Exercise shall be equal to the number of shares of Common Stock issuable upon the exercise of Warrants that the holder specifies are to be exercised pursuant to a Cashless Exercise multiplied by the Cashless Exercise Ratio. All provisions of the Warrant Agreement shall be applicable with respect to a surrender of a Warrant Certificate pursuant to a Cashless Exercise for less than the full number of

Warrants represented thereby. Upon surrender of the Warrant Certificate and payment of the Exercise Price, the Company will deliver or cause to be delivered to or upon the written order of such holder, a stock certificate
representing    shares of Common Stock of the Company for each Warrant
evidenced by such Warrant Certificate, subject to adjustment as described herein. If less than all of the Warrants evidenced by a Warrant Certificate are to be exercised, a new Warrant Certificate will be issued for the remaining number of Warrants. No fractional shares of Common Stock will be issued upon exercise of the Warrants. The Company will pay to the holder of the Warrant at the time of exercise an amount in cash equal to the Current Market Value (as defined below) of any such fractional share of Common Stock.

  The holders of unexercised Warrants are not entitled, by virtue of being such holders, to receive dividends, to vote, to consent, to exercise any preemptive rights or to receive notice as stockholders of the Company in respect of any stockholders meeting for the election of directors of the Company or any other purpose, or to exercise any other rights whatsoever as stockholders of the Company.

  No service charge will be made for registration of transfer or exchange upon surrender of any Warrant Certificate at the office of the Warrant Agent maintained for that purpose. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration or transfer or exchange of Warrant Certificates.

  In the event a bankruptcy or reorganization is commenced by or against the Company, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to rejection by the Company with approval of the bankruptcy court. As a result, holders of the Warrants may not, even if sufficient funds are available, be entitled to receive any consideration or may receive an amount less than they would be entitled to receive if they had exercised their Warrants prior to the commencement of any such bankruptcy or reorganization.

  NOTWITHSTANDING THE FOREGOING, THE EXERCISE OF THE WARRANTS (AND THE OWNERSHIP OF COMMON STOCK ISSUABLE UPON THE EXERCISE THEREOF) MAY BE LIMITED BY THE COMPANY IN ORDER TO ENSURE COMPLIANCE WITH THE FCC'S RULES AND THE WARRANTS WILL NOT BE EXERCISABLE BY ANY HOLDER IF SUCH EXERCISE WOULD CAUSE THE COMPANY TO BE IN VIOLATION OF THE COMMUNICATIONS ACT OR THE FCC'S RULES, REGULATIONS OR POLICIES. SEE "RISK FACTORS--POTENTIAL ADVERSE EFFECTS OF REGULATION."

ADJUSTMENTS

The number of shares of Common Stock of the Company issuable upon the exercise of the Warrants and the Exercise Price will be subject to adjustment in certain circumstances, including:

    (i) the payment by the Company of dividends and other distributions on its Common Stock payable in Common Stock or other equity interests of the Company;

    (ii) subdivisions, combinations and certain reclassifications of the Common Stock of the Company;

    (iii) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for additional shares of Common Stock, or of securities convertible into or exercisable or exchangeable for additional shares of Common Stock at an offering price (or with an initial conversion, exercise or exchange price plus such offering price) which is less than the current market value per share of Common Stock;

    (iv) the distribution to all holders of Common Stock of any assets of the Company (including cash), debt securities of the Company or any rights or warrants to purchase any securities (excluding those rights and warrants referred to in clause (iii) above and cash dividends and other cash distributions from current or retained earnings);

    (v) the issuance of shares of Common Stock for a consideration per share which is less than the Current Market Value per share of Common Stock; and

    (vi) the issuance of securities convertible into or exercisable or exchangeable for Common Stock for a conversion, exercise or exchange price per share which is less than the Current Market Value per share of Common Stock.

  The events described in clauses (v) and (vi) above are subject to certain exceptions described in the Warrant Agreement, including, without limitation, certain bona fide public offerings and private placements and certain issuances of Common Stock pursuant to employee stock incentive plans.

  No adjustment in the Exercise Price will be required unless and until such adjustment would result, either by itself or with other adjustments not previously made, in an increase or decrease of at least 1% in the Exercise Price or the number of shares of Common Stock issuable upon exercise of Warrants immediately prior to the making of such adjustment; provided, however, that any adjustment that is not made as a result of this paragraph will be carried forward and taken into account in any subsequent adjustment. In addition, the Company may at any time reduce the Exercise Price (but not to an amount that is less than the par value of the Common Stock) for any period of time (but not less than 20 business days) as deemed appropriate by the Board of Directors of the Company.

  In case of certain consolidations or mergers of the Company, or the sale of all or substantially all of the assets of the Company to another Person, each Warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto. However, if (i) the Company consolidates, merges or sells all or substantially all of its assets to another person and, in connection therewith, the consideration payable to the holders of Common Stock in exchange for their shares is payable solely in cash or (ii) there is a dissolution, liquidation or winding-up of the Company, then the holders of the Warrants will be entitled to receive distributions on an equal basis with the holders of Common Stock or other securities issuable upon exercise of the Warrants, as if the Warrants had been exercised immediately prior to such event, less the Exercise Price. Upon receipt of such payment, if any, the Warrants will expire and the rights of holders thereof will cease. In the case of any such consolidation, merger or sale of assets, the surviving or acquiring person and, in the event of any dissolution, liquidation or winding-up of the Company, the Company must deposit promptly with the Warrant Agent the funds, if any, required to pay the holders of the Warrants. After such funds and the surrendered Warrant Certificates are received, the Warrant Agent is required to deliver a check in such amount as is appropriate (or, in the case of consideration other than cash, such other consideration as is appropriate) to such Persons as it may be directed in writing by the holders surrendering such Warrants.

  In the event of a taxable distribution to holders of Common Stock of the Company which results in an adjustment to the number of shares of Common Stock or other consideration for which a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain Federal Income Tax Considerations--Tax Treatment of the Warrants."

RESERVATION OF SHARES

  The Company has authorized and will reserve for issuance such number of shares of Common Stock as will be issuable upon the exercise of all outstanding Warrants. Such shares of Common Stock, when issued and paid for in accordance with the Warrant Agreement, will be duly and validly issued, fully paid and nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests.

PROVISION OF FINANCIAL STATEMENTS AND REPORTS

  The Company will be required (a) to provide to each holder, without cost to such holder, copies of such annual and quarterly reports and documents that the Company files with the Commission, (to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act) or that the Company would be required to file were it subject to Section 13 or 15 of the Exchange Act, within 15 days after the date of such filing or the date on which the Company would be required to file such reports or documents, and all such annual reports or quarterly reports shall include the geographic segment financial information currently disclosed by the Company in its public filings with the Commission, and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective holder promptly upon request.

AMENDMENT

  Any amendment or supplement to the Warrant Agreement that has an adverse effect on the interests of the holders of the Warrants will require the written consent of the holders of a majority of the then outstanding Warrants (excluding any Warrants held by the Company or any of its Affiliates). Notwithstanding the foregoing, from time to time, the Company and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including to cure any ambiguities, defects or inconsistencies or to make any change that does not adversely affect the rights of any holder. The consent of each holder of the Warrants affected will be required for any amendment pursuant to which the Exercise Price would be increased or the number of shares of Common Stock issuable upon exercise of the Warrants would be decreased (other than pursuant to adjustments provided for in the Warrant Agreement) or the exercise period with respect to the Warrants would be shortened.

REGISTRATION RIGHTS

 Registration of Underlying Common Stock

  The Company is required under the Warrant Agreement to file a shelf registration statement under the Securities Act covering the issuance of shares of Common Stock to the holders of the Warrants upon exercise of the Warrants by the holders thereof (the "Common Shelf Registration Statement") and to use its reasonable efforts to cause the Common Shelf Registration Statement to be declared effective on or before 180 days after the Closing Date and to remain effective until the earlier of (i) such time as all Warrants have been exercised and (ii) the Expiration Date.

  During any consecutive 365-day period, the Company shall be entitled to suspend the availability of the Common Shelf Registration Statement for up to two 45 consecutive-day periods (except for the 45 consecutive-day period immediately prior to the Expiration Date) if the Board of Directors determines in the exercise of its reasonable judgment that there is a valid business purpose for such suspension and provides notice that such determination was made to the holders of the Warrants; provided, however, that in no event shall the Company be required to disclose the business purpose for such suspension if the Company determines in good faith that such business purpose must remain confidential. There can be no assurance that the Company will be able to file, cause to be declared effective, or keep a registration statement continuously effective until all of the Warrants have been exercised or have expired.

 Demand Registration Rights

  Upon the occurrence of an Exercise Event, the Holders of at least 25% of the Warrants will be entitled to require the Company to use its best efforts to effect one registration under the Securities Act in respect of an underwritten sale of Warrant Shares (a "Demand Registration"), subject to certain limitations, unless an exemption from the registration requirements of the Securities Act is then available for the sale of such Warrant Shares. Upon a demand, the Company will prepare, file and use its best efforts to cause to be effective within 120 days of such demand a registration statement in respect of all Warrant Shares (a "Demand Registration Statement"); provided that in lieu of filing such registration statement the Company may make an offer to purchase all of the Warrant Shares underlying Warrants being offered in the Demand Registration at the Current Market Value.

  "Current Market Value" per share of Common Stock or any other security at any date is defined to mean: (i) if the security is not registered under the Exchange Act, (a) the value of the security, determined in good faith by the Board and certified in a board resolution, based on the most recently completed arm's-length transaction between the Company and a Person other than an Affiiliate of the Company, the closing of which occurred on such date or within the six-month period preceding such date, or (b) if no such transaction shall have occurred on such date or within such six-month period, the value of the security as determined by an Independent Financial Expert (as defined in the Warrant Agreement); or (ii) if the security is registered under the Exchange Act, the average of the last reported sale price of the Common Stock (or the equivalent in an over-the-counter market) for each Business Day (as defined in the Warrant Agreement) during the period commencing 15 Business Days before such date and ending on the date one day prior to such date, or if the security has been registered under the Exchange Act for less than 15 consecutive Business Days before such date, the average of the daily closing bid prices (or such equivalent) for all of the Business Days before such date for which daily closing bid prices are available (provided, however, that if the closing bid price is not determinable for at least 10 Business Days in such period, the "Current Market Value" of the security shall be determined as if the security were not registered under the Exchange Act).

  "Exercise Event" is defined to mean, with respect to each Warrant as to which such event is applicable, the earlier of: (i) a Change of Control and
(ii) any date when the Company (A) consolidates or merges into or with another Person (but only where holders of Common Stock receive consideration in exchange for all or part of such Common Stock other than common stock in the surviving Person) if the Common Stock (or other securities) thereafter issuable upon exercise of the Warrants is not registered under the Exchange Act or (B) sells all or substantially all of its assets to another Person if the Common Stock (or other securities) thereafter issuable upon exercise of the Warrants is not registered under the Exchange Act; provided, that the events in (A) and (B) will not be deemed to have occurred if the consideration for the Common Stock in either such transaction consists solely of cash.

                         BOOK-ENTRY, DELIVERY AND FORM

GENERAL

  The Units, Notes or Warrants will initially be issued in the form of one or more fully registered Units in global form ("Global Units"), each comprised of one or more Notes in global form ("Global Notes") and one or more Warrants in global form ("Global Warrants"). Units, Notes and Warrants issued in certificated fully registered form are referred to herein as "Certificated Units," "Certificated Notes" and "Certificated Warrants," respectively, and collectively as "Certificated Securities" and Global Units, Global Notes and Global Warrants are collectively referred to herein as "Global Securities."

  Upon issuance of the Global Securities, the Depositary or its nominee will credit, on its book-entry registration and transfer system, the number of Units represented by such Global Securities to the accounts of institutions that have accounts with the Depositary or its nominee ("participants"). The accounts to be credited shall be designated by the Underwriters. Ownership of beneficial interests in the Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interest in such Global Securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to participants' interests) for such Global Securities, or by participants or persons that hold interests through participants (with respect to beneficial interests of persons other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Securities.

  So long as the Depositary, or its nominee, is the registered holder of any Global Securities, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and holder of such Units, Notes or Warrants, as the case may be, represented by such Global Securities for all purposes under the Indenture and the Warrant Agreement and the Units, Notes and Warrants, as the case may be. Except as set forth below, owners of beneficial interests in Global Securities will not be entitled to have such Global Securities or any Units, Notes or Warrants represented thereby registered in their names, will not receive or be entitled to receive physical delivery or Certificated Securities in exchange therefor and will not be considered to be the owners or holders of such Global Securities or any Units, Notes or Warrants represented thereby for any purpose under the Units, Notes or Warrants or the Indenture or the Warrant Agreement. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in a Global Security desires to take any action that the Depositary, as the holder of such Global Security, is entitled to take, the Depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  Any payment of principal or interest due on the Notes on any interest payment date or at maturity will be made available by the Company to the Trustee by such date. As soon as possible thereafter, the Trustee will make such payments to the Depositary or its nominee, as the case may be, as the registered owner of the Global Notes representing such Notes in accordance with existing arrangements between the Trustee and the Depositary.

  The Company expects that the Depositary or its nominee, upon receipt of any payment of principal or interest in respect of the Global Notes, will credit immediately the accounts of the related participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in the Global Securities held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

  None of the Company, the Trustee or any payment agent for the Global Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any of the Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for other aspects of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in the Global Securities owning through such participants.

  As long as the Notes are represented by a Global Note, DTC's nominee will be the holder of the Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the Notes. See "Description of the Notes -- Change of Control" and "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock." Notice by participants or by owners of beneficial interests in a Global Note held through such participants of the exercise of the option to elect repayment of beneficial interests in Notes represented by a Global Note must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to participants. In order to ensure that DTC's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other participant to exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. The Company will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

  Unless and until exchanged in whole or in part for Notes in definitive form in accordance with the terms of the Notes, the Global Notes may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary of any such nominee to a successor of the Depositary or a nominee of each successor.

  Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Securities among participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. The Company and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from the Depositary for all purposes.

CERTIFICATED SECURITIES

  Global Units, Global Notes and Global Warrants shall be exchangeable for corresponding Certificated Securities registered in the name of persons other than the Depositary or its nominee only if (A) the Depositary (i) notifies the Company that it is unwilling or unable to continue as Depositary for any of the Global Securities or (ii) at any time ceases to be a clearing agency registered under the Exchange Act, (B) there shall have occurred and be continuing an Event of Default (as defined in the Indenture) with respect to the Notes or (C) the Company executes and delivers to the Trustee or the Warrant Agent, as appropriate, an order that the Global Units, Global Notes or Global Warrants shall be so exchangeable. Any Certificated Securities will be issued only in fully registered form, and in the case of Certificated Notes, shall be issued without coupons in denominations of $1,000 and integral multiples thereof. Any Certificated Securities so issued will be registered in such names and in such denominations as the Depositary shall request.

THE CLEARING SYSTEM

  The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (which may include the Underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

SETTLEMENT

  Initial settlement in the Units will be in same-day funds. Investors holding their Units through the Depositary will follow settlement practices applicable to United States corporate debt obligations. The Indenture will require that payments in respect of Notes (including principal, premium and accrued and unpaid interest) be made by wire transfer of same-day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion is a summary of certain material federal income tax considerations relevant to the acquisition, ownership and disposition of the Units, Notes and Warrants by initial holders acquiring Units, Notes and Warrants at original issue for cash as part of the initial offering. This does not purport to be a complete analysis or listing of all potential tax considerations that may be relevant to initial holders, and does not purport to discuss tax considerations that may be relevant to subsequent holders (which considerations may differ from those described herein) of the Units, Notes, or Warrants. The discussion does not include the special rules that may apply to certain holders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States), and does not address the tax consequences of the laws of any state, locality or foreign jurisdiction. The discussion is based upon currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, and current practice, administrative rulings, and court decisions, all of which are subject to change and any such change could affect the continuing validity of this discussion. The Company has not sought and will not seek any rulings from the Internal Revenue Service ("IRS") with respect to the positions of the Company discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the acquisition, ownership or disposition of the Units, Notes or Warrants or that any such IRS position would not be sustained. This discussion applies only to a holder that will hold Units, Notes and Warrants as "capital assets" within the meaning of
Section 1221 of the Code.

  EACH PURCHASER IS URGED TO CONSULT HIS OWN TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF THE UNITS, NOTES AND WARRANTS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE OR FOREIGN INCOME AND OTHER TAX LAWS.

UNITED STATES FEDERAL INCOME TAXATION OF U.S. HOLDERS

  This section discusses certain rules applicable to a holder of Notes, Warrants and shares of stock received upon exercise of the Warrants ("Warrant Shares") that is a U.S. Holder. For purposes of this discussion, a "U.S. Holder" means a holder of Notes, Warrants or Warrant Shares who or which is
(i) an individual who is a citizen or resident of the United States for U.S. Federal income tax purposes, (ii) a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof (including the States and the District of Columbia), (iii) any trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of such trust, or (iv) a person whose income or gain with respect to a Note, Warrant or Warrant Share is otherwise subject to U.S. Federal income taxation on a net income basis.

ALLOCATION OF ISSUE PRICE

  For federal income tax purposes, each Unit will be treated as an investment unit, consisting of a Note and Warrant. The issue price of a Unit will be the first price at which a substantial amount of the Units are sold to purchasers for money (excluding sales to bond houses, brokers, or similar persons acting in the capacity of an underwriter, placement agent or wholesaler).

  The issue price of a Unit has been allocated between the Notes and the Warrants, $ to each Note and $ to each Warrant, based on the Company's best judgment of the relative fair market values of each such component of the Units on the issue date. This allocation will be used to determine the holders' income tax basis in the Warrants and the issue price of the Notes, as discussed below. The Company's allocation is not binding on the IRS, which may challenge such allocation. A holder of a Unit is bound by the Company's allocation unless the holder discloses a different allocation on a statement attached to the holder's timely filed federal income tax return for the holder's taxable year that includes the acquisition date of the Unit.

TAX TREATMENT OF THE NOTES

  Original Issue Discount. The Notes will be issued with original issue discount for federal income tax purposes. The amount of original issue discount ("OID") on a Note is the excess of the stated redemption price at maturity over its issue price. The "issue price" of each Note will be that portion of the issue price of the investment unit allocated to the Note, as described above. The "stated redemption price at maturity" of each Note will include all payments to be made in respect thereof, including payments of principal, but not including (i) qualified stated interest (defined generally as stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate that appropriately takes into account the length of intervals between payments) and (ii) payments subject to remote or incidental contingencies (which include certain redemption premiums). Each holder (whether a cash or accrual method taxpayer) will be required to include in income such OID as it accrues, in advance of the receipt of some or all of the related cash payments.

  The amount of OID includable in income by the initial holder of a Note is the sum of the "daily portions" of OID with respect to the Note for each day during the taxable year or portion of the taxable year on which such holder held such Note ("accrued OID"). The daily portion is determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that accrual period. The amount of OID allocable to any accrual period other than the initial short accrual period and the final accrual period is an amount equal to the excess of (i) the product of a Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "yield to maturity" is the discount rate that, when applied to all payments under a Note, results in a present value equal to the issue price. The amount of OID allocable to the final accrual period is the difference between the amount payable at maturity (other than qualified stated interest) and the adjusted issue price of the Note at the beginning of the final accrual period. The amount of OID allocable to the initial short accrual period may be computed under any reasonable method. The adjusted issue price of the Note at the start of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period. The Issuer is required to report to the IRS and record holders other than corporations and other exempt holders the amount of OID accrued on Notes.

  Sale, Retirement or Other Taxable Disposition. A holder of a Note will recognize gain or loss upon the sale, retirement or other taxable disposition of such Note. Such gain or loss will generally be equal to the difference between (i) the amount of cash and the fair market value of property received for such Note (other than amounts representing accrued but unpaid stated interest) and (ii) the holder's adjusted tax basis in the Note. The adjusted tax basis of a Note in the hands of an original holder generally will be equal to the Note's issue price, increased by the amount of OID, if any, on the Note that is previously includable in the holder's income pursuant to these rules. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder has held such Notes for more than one year.

TAX TREATMENT OF THE WARRANTS

  A holder of a Warrant will recognize gain or loss upon the sale or other taxable disposition of a Warrant in an amount equal to the difference between the amount of cash and fair market value of property received and the holder's adjusted tax basis in the Warrant. An initial holder's tax basis in a Warrant will be the portion of the initial offering price of a Unit allocable to a Warrant, as described above, adjusted as described below. Such gain or loss generally will be capital gain or loss if the gain or loss from a taxable disposition of Common Stock received upon exercise of a Warrant would be capital gain or loss, and will be long-term capital gain or loss if the holder has held the Warrant for more than one year.

  In general, upon redemption or repurchase by the Company of the Warrants, a holder will recognize capital gain or loss in an amount equal to the difference between the amount realized in the redemption or repurchase and the holder's adjusted tax basis in such Warrants.

  The exercise of a Warrant will not result in a taxable event to the holder of a Warrant (except (i) with respect to the receipt of cash in lieu of a fractional share of Common Stock or (ii) subject to the discussion below, where a cashless exercise occurs). The receipt of cash in lieu of a fractional share of Common Stock will be taxable as if the fractional share had been issued and then redeemed for cash. As a result, a holder would recognize gain or loss in an amount equal to the difference between the amount of cash received for the fractional share and the holder's tax basis (described below) in the fractional share. It is unclear whether a cashless exercise of a Warrant will result in the recognition of gain or loss to the holder. Accordingly, holders should consult with their own tax advisors before exercising the Warrants in such manner.

  A holder's federal income tax basis in the Common Stock received upon exercise of a Warrant pursuant to the payment of the exercise price (including any fractional share interest) will be equal to the sum of the holder's federal income tax basis in the Warrant immediately prior to exercise plus the amount of any cash paid upon exercise. The holder's holding period for the Common Stock (including any fractional share interest) would begin on the day after the date of exercise.

  Upon the expiration of an unexercised Warrant, a holder will generally recognize a capital loss equal to the adjusted tax basis of such Warrant. Such loss generally will be long-term capital loss if the holder has held the Warrant for more than one year.

  An adjustment in the exercise price or conversion ratio with respect to the Warrants made pursuant to the anti-dilution provisions of the Warrants may, in certain circumstances, result in constructive distributions to the holders of the Warrants which could be taxable as dividends to the holders under section 305 of the Code. A holder's federal income tax basis in a Warrant would generally be increased by the amount of any such dividend.

BACKUP WITHHOLDING

  Under certain circumstances, the failure of a holder of a Note to provide sufficient information to establish that such holder is exempt from the backup withholding provisions of the Code will subject such holder to backup withholding at a rate of 31 percent. In general, backup withholding applies if a holder fails to furnish a correct taxpayer identification number, fails to report dividend and interest income in full, or fails to certify that such holder has provided a correct taxpayer identification number and that the holder is not subject to withholding. An individual's taxpayer identification number is such person's Social Security number.

  Any amount withheld from a payment to a holder under the backup withholding rules is allowable as a credit against such holder's U.S. Federal income tax liability, provided that the required information is furnished to the IRS. Certain holders (including, among others, corporations and foreign individuals who comply with certain certification requirements) are not subject to backup withholding. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

REPORTING REQUIREMENTS

  The Company will provide annual information statements to holders other than corporations and other exempt holders of the Notes and to the IRS, setting forth the amount of original issue discount determined to be attributable to the Notes for that year.

                                 UNDERWRITING

  The underwriters named below (the "Underwriters") have severally agreed, subject to the terms and conditions of the underwriting agreement (the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part) (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the Underwriters, the number of Units set forth opposite their respective names below.

                                                                PRINCIPAL AMOUNT
                           UNDERWRITERS                             OF UNITS
                           ------------                         ----------------
   Lehman Brothers Inc.........................................   $
   Donaldson, Lufkin & Jenrette Securities Corporation.........
                                                                  ------------
     Total.....................................................   $125,000,000
                                                                  ============

  The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Units are subject to the approval of certain legal matters by their counsel and to certain conditions, and that if any Units are purchased by the Underwriters pursuant to the Underwriting Agreement, all of the Units agreed to be purchased by the Underwriters pursuant to the Underwriting Agreement must be so purchased.

  The Company has been advised by the Underwriters that they propose to offer the Units offered hereby initially at the public offering price set forth on the cover page of this Prospectus and to certain selected dealers (who may include the Underwriters) at such public offering price less a concession not
to exceed $    per Unit. The Underwriters or such selected dealers may reallow
a commission to certain other dealers not to exceed $    per Unit. After the
initial public offering of the Units the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Underwriters.

  In the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  The offering price for the Units and the provisions of the Notes and the Warrants have been determined by negotiations between the Company and the Underwriters. Among the factors considered in such negotiations were prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company and the Underwriters believed to be comparable to the Company, estimates of business potential of the Company and the present stage of the Company's development.

  In order to facilitate the Offering of the Units, the Underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of the Units. Specifically, the Underwriters may overallot in connection with the Offering, creating a short position in the Units for their own account. In addition, to cover overallotments or to stabilize the price of the Units, the Underwriters may bid for and purchase Units in the open market. Any of these activities may stabilize or maintain the market price of the Units above independent market levels.

  The Company has agreed, for a period of 180 days after the date of this Prospectus, not to, directly or indirectly, offer for sale, sell or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any debt securities or shares of Common Stock (other than (A) the Units, the Notes, the Warrants, the Warrant Shares and shares issued pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date hereof or pursuant to currently outstanding options, warrants or rights, or (B) equity or debt securities issued in connection with an acquisition), or sell or grant options, rights or warrants with respect to any shares of Common Stock (other than the grant of options pursuant to option plans existing on (A) the date hereof, or (B) the grant of options, rights or warrants in connection with an acquisition), without the prior written consent of Lehman Brothers Inc.

  Certain of the Underwriters have provided certain financial advisory and investment banking services to the Company in the past. Lehman Brothers Inc. was the lead underwriter for the Initial Public Offering by the Company of its Common Stock in November 1996 for which it received customary commissions.

                                 LEGAL MATTERS

  The validity of the Notes and Warrants offered hereby and certain United States tax matters are being passed upon for the Company by Pepper, Hamilton & Scheetz llp, Philadelphia, Pennsylvania. The validity of the Notes and Warrants offered hereby are being passed upon for the Underwriters by Shearman & Sterling, New York, New York. Mr. John DePodesta, "of counsel" to Pepper, Hamilton & Scheetz llp, is a director and an Executive Vice President of the Company, and the beneficial owner of 319,690 shares of Common Stock.

                                    EXPERTS

  The Consolidated Financial Statements of the Company as of December 31, 1995 and 1996, and for the period from inception (February 4, 1994) to December 31, 1994, and the years ended December 31, 1995 and 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein. Such Consolidated Financial Statements have been included herein in reliance upon the report of such firm given their authority as experts in accounting and auditing.

  The Financial Statements of Axicorp, as of March 31, 1995 and 1996, and for the nine months ended March 31, 1995 and the twelve months ended March 31, 1996 included in this Prospectus have been audited by Price Waterhouse, independent chartered accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED:
  Independent Auditors' Report............................................  F-2
  Consolidated Balance Sheet as of December 31, 1995 and 1996 and March
   31, 1997 (unaudited)...................................................  F-3
  Consolidated Statement of Operations for the period from February 4,
   1994 (inception) to December 31, 1994, the years ended December 31,
   1995 and 1996 and the three months ended March 31, 1996 (unaudited) and
   1997 (unaudited).......................................................  F-4
  Consolidated Statement of Stockholders' Equity (Deficit) for the period from February 4, 1994 (inception) to December 31, 1994, the years ended
   December 31, 1995 and 1996 and the three months ended March 31, 1997
   (unaudited)............................................................  F-5
  Consolidated Statement of Cash Flows for the period from February 4,
   1994 (inception) to December 31, 1994, the years ended December 31,
   1995 and 1996 and the three months ended March 31, 1996 (unaudited) and
   1997 (unaudited).......................................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
AXICORP PTY., LTD.:
  Report of Independent Accountants....................................... F-17
  Balance Sheet as of March 31, 1995 and 1996............................. F-18
  Statement of Operations for the nine months ended March 31, 1995 and for the twelve months ended March 31, 1996................................. F-19
  Statement of Stockholders' Equity for the nine months ended March 31,
   1995 and for the twelve months ended March 31, 1996.................... F-20
  Statement of Cash Flows for the nine months ended March 31, 1995 and for the twelve months ended March 31, 1996................................. F-21
  Notes to Financial Statements........................................... F-22

                         INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Primus Telecommunications Group,
Incorporated:

  We have audited the accompanying consolidated balance sheet of Primus Telecommunications Group, Incorporated and subsidiaries (the "Company") as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the period from February 4, 1994 (date of incorporation) to December 31, 1994 and the years ended December 31, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the period from February 4, 1994 (date of incorporation) to December 31, 1994 and the years ended December 31, 1995 and 1996, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Washington, D.C.
February 5, 1997, except for Note
 15, as to which the date is April
 8, 1997

                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

                           CONSOLIDATED BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                   DECEMBER 31,
                                                 -----------------   MARCH 31,
                                                  1995      1996       1997
                                                 -------  --------  -----------
                                                                    (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..................... $ 2,296  $ 35,474   $ 43,612
  Short term investments........................     --     25,125      5,359
  Accounts receivable (net of allowance of $132
   and $2,585 at December 31, 1995 and 1996,
   respectively, and $3,227 (unaudited) at March
   31, 1997)....................................     665    35,217     41,626
  Prepaid expenses and other current assets.....     388       910      1,560
                                                 -------  --------   --------
    Total current assets........................   3,349    96,726     92,157
PROPERTY AND EQUIPMENT--Net.....................     949    16,596     25,262
INTANGIBLES--Net................................     --     21,246     20,546
DEFERRED INCOME TAXES...........................     --      4,951      4,951
OTHER ASSETS....................................     744     1,041      1,223
                                                 -------  --------   --------
TOTAL ASSETS.................................... $ 5,042  $140,560   $144,139
                                                 =======  ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.............................. $ 1,284  $ 32,675   $ 44,190
  Accrued expenses and other current
   liabilities..................................     668     8,778     10,060
  Deferred income taxes.........................     --      5,419      5,359
  Current portion of long-term obligations......     102    10,572     11,200
                                                 -------  --------   --------
    Total current liabilities...................   2,054    57,444     70,809
LONG-TERM OBLIGATIONS...........................     426     6,676      1,935
                                                 -------  --------   --------
    Total liabilities...........................   2,480    64,120     72,744
                                                 -------  --------   --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value--2,455,000
   shares authorized; none issued and
   outstanding..................................     --        --         --
  Common stock, $.01 par value--authorized
   16,905,000 shares at December 31, 1995 and
   40,000,000 shares at December 31, 1996 and
   March 31, 1997 (unaudited); issued and
   outstanding, 7,063,491 shares at December 31,
   1995; 17,778,731 shares at December 31, 1996
   and March 31, 1997 (unaudited)...............      71       178        178
  Additional paid-in capital....................   5,496    88,106     88,106
  Accumulated deficit...........................  (3,002)  (11,766)   (16,673)
  Cumulative translation adjustment.............      (3)      (78)      (216)
                                                 -------  --------   --------
    Total stockholders' equity..................   2,562    76,440     71,395
                                                 -------  --------   --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...... $ 5,042  $140,560   $144,139
                                                 =======  ========   ========

                See notes to consolidated financial statements.

                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                             PERIOD FROM
                             FEBRUARY 4,                             THREE MONTHS ENDED
                               1994 TO    YEAR ENDED DECEMBER 31,         MARCH 31,
                             DECEMBER 31, -----------------------    --------------------
                                 1994        1995          1996        1996       1997
                             ------------ -----------  ------------  ---------  ---------
                                                                         (UNAUDITED)
NET REVENUE................     $  --     $     1,167  $    172,972  $  17,137  $  59,036
COST OF REVENUE............        --           1,384       158,845     15,528     55,034
                                ------    -----------  ------------  ---------  ---------
GROSS MARGIN (DEFICIT).....        --            (217)       14,127      1,609      4,002
OPERATING EXPENSES:
  Selling, general, and
   administrative..........        557          2,024        20,114      1,874      8,829
  Depreciation and
   amortization............         12            160         2,164        226        797
                                ------    -----------  ------------  ---------  ---------
    Total operating
     expenses..............        569          2,184        22,278      2,100      9,626
                                ------    -----------  ------------  ---------  ---------
LOSS FROM OPERATIONS.......       (569)        (2,401)       (8,151)      (491)    (5,624)
INTEREST EXPENSE...........        (13)           (59)         (857)       (97)      (151)
INTEREST INCOME............          5             35           785         47        785
OTHER INCOME (EXPENSE).....        --             --           (345)      (213)       119
                                ------    -----------  ------------  ---------  ---------
LOSS BEFORE INCOME TAXES...       (577)        (2,425)       (8,568)      (754)    (4,871)
INCOME TAXES...............        --             --            196        367         36
                                ------    -----------  ------------  ---------  ---------
NET LOSS...................     $ (577)   $    (2,425) $     (8,764) $  (1,121) $  (4,907)
                                ======    ===========  ============  =========  =========
NET LOSS PER COMMON AND
 COMMON SHARE EQUIVALENTS..     $(0.07)   $     (0.22) $      (0.63) $   (0.09) $   (0.28)
                                ======    ===========  ============  =========  =========
WEIGHTED AVERAGE NUMBER OF
 COMMON AND COMMON SHARE
 EQUIVALENTS OUTSTANDING...      8,560         10,892        13,869     12,048     17,779
                                ======    ===========  ============  =========  =========


                See notes to consolidated financial statements.

                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                      PREFERRED STOCK     COMMON STOCK    ADDITIONAL               CUMULATIVE   STOCKHOLDERS'
                                      ---------------   ---------------     PAID-IN   ACCUMULATED  TRANSLATION     EQUITY
                                      SHARES   AMOUNT   SHARES   AMOUNT     CAPITAL    DEFICIT     ADJUSTMENT     (DEFICIT)
                                      ------   ------   ------   ------   ----------  -----------  -----------  -------------
BALANCE, FEBRUARY 4, 1994 (DATE OF
 INCORPORATION)...................      --     $  --       --      $--     $    --    $    --         $ --         $   --
 Issuance of "founder's stock" to
  the Company's incorporator......      --        --       179        2          (1)       --           --               1
 Investment made by Chairman and
  Chief Executive Officer.........      --        --     3,393       34         216        --           --             250
 Common shares issued for services
  performed.......................      --        --        71        1           4        --           --               5
 Shares purchased by outside
  investors in the form of a
  trust...........................      --        --       397        4         246        --           --             250
 Net loss.........................      --        --       --       --          --        (577)         --            (577)
                                     ------    ------   ------     -----   --------   ---------       -----        -------

BALANCE, DECEMBER 31, 1994........      --        --     4,040       41         465       (577)         --             (71)
 Common shares sold through
  private placement, net of
  transaction costs...............      --        --     2,234       22       3,996        --           --           4,018
 Conversion of related party debt
  to common stock.................      --        --       556        6         344        --           --             350
 Common shares issued for services
  performed.......................      --        --       234        2         691        --           --             693
 Foreign currency translation
  adjustment......................      --        --       --       --          --         --           (3)             (3)
 Net loss.........................      --        --       --       --          --      (2,425)         --          (2,425)
                                     ------    ------   ------     ----    --------    --------        -----        -------

BALANCE, DECEMBER 31, 1995........      --        --     7,064       71      5,496      (3,002)         (3)          2,562
 Common shares sold through
  private placement, net of
  transaction costs...............      --        --     3,148       31     21,837         --           --          21,868
 Common shares issued for services
  performed.......................      --        --       279        3        987         --           --             990
 Preferred shares issued for
  Axicorp Pty., Ltd. acquisition..      455         5      --       --       5,455         --           --           5,460
 Common shares sold through
  initial public offering, net of
  transaction costs...............      --        --     5,750       58     54,341         --           --          54,399
 Conversion of preferred shares to
  common shares...................     (455)       (5)   1,538       15        (10)        --           --             --
 Foreign currency translation
  adjustment......................      --        --       --       --         --          --          (75)            (75)
 Net loss.........................      --        --       --       --         --       (8,764)         --          (8,764)
                                     ------    ------   ------     ----    -------    --------        -----        -------

BALANCE, DECEMBER 31, 1996........      --        --    17,779      178     88,106     (11,766)        (78)         76,440
 Foreign currency translation
  adjustment......................      --        --       --       --         --          --         (138)           (138)
 Net loss.........................      --        --       --       --         --       (4,907)         --          (4,907)
                                     ------    ------   ------     ----    -------    --------        -----        -------

BALANCE, MARCH 31, 1997
 (UNAUDITED)......................      --     $  --    17,779     $178    $88,106    $(16,673)      $(216)        $71,395
                                     ======    ======   ======     ====    =======    ========       =====         =======

                See notes to consolidated financial statements.

                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                           PERIOD FROM
                                                           FEBRUARY 4,       YEAR ENDED      THREE MONTHS ENDED
                                                             1994 TO        DECEMBER 31,          MARCH 31,
                                                           DECEMBER 31,  -----------------  --------------------
                                                               1994        1995      1996      1996       1997
                                                           ------------  -------  --------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...............................................     $(577)    $(2,425) $ (8,764)   $(1,121)   $(4,907)
  Adjustments to reconcile net loss to net cash used in
   operating activities:
     Depreciation and amortization.......................        12         160     2,164        226        797
     Sales allowance.....................................       --          132     1,960        302        716
     Foreign currency transaction (gain) loss............       --          --        345        213       (119)
     Deferred income taxes...............................       --          --        196        --         --
     Changes in assets and liabilities:
         (Increase) decrease in accounts receivable......       --         (797)  (19,405)    (5,963)    (7,522)
         (Increase) decrease in prepaid expenses and
           other current assets..........................       (68)        (62)     (227)       250       (661)
         (Increase) decrease in other assets.............       (81)       (533)   (1,621)    (3,602)      (247)
         Increase (decrease) in accounts payable.........        92       1,195    11,729      3,219     11,876
         Increase (decrease) in accrued expenses and
           other liabilities.............................       136         322     6,683      5,354      1,886
                                                               ----      ------   -------   --------   --------
             Net cash provided by (used in) operating
               activities................................      (486)     (2,008)   (6,940)    (1,122)     1,819
                                                              -----     -------  --------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment.....................      (106)       (396)  (12,745)      (216)    (8,774)
  Sale (purchase) of investments.........................       --          --    (25,125)       --      19,766
  Cash used in business acquisition, net of cash
    acquired.............................................       --          --     (1,701)    (1,667)       --
                                                              -----     -------  --------  ---------  ---------
             Net cash provided by (used in) investing
               activities................................      (106)       (396)  (39,571)    (1,883)    10,992
                                                              -----     -------  --------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on capital lease....................        (2)        (64)     (112)       (25)       (55)
  Principal payments on long-term obligations............       --          --       (396)       --      (4,356)
  Principal borrowed from Chairman and Chief Executive
    Officer..............................................       315         --        --
  Sale of common stock, net of transaction costs.........       500       4,543    77,576      7,058        --
  Proceeds from notes payable............................       --          --      2,407      2,000        --
                                                              -----     -------  --------  ---------  ---------
             Net cash provided by (used in) financing
               activities................................       813       4,479    79,475      9,033     (4,411)
                                                              -----     -------  --------  ---------  ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
 EQUIVALENTS.............................................       --          --        214        129       (262)
                                                              -----     -------  --------  ---------  ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS................       221       2,075    33,178      6,157      8,138
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...........         0         221     2,296      2,296     35,474
                                                              -----     -------  --------  ---------  ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD.................     $ 221     $ 2,296  $ 35,474  $   8,453  $  43,612
                                                              =====     =======  ========  =========  =========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest.................................     $ --      $    36  $    149  $      20  $     --
                                                              -----     -------  --------  ---------  ---------
  Non-cash investing and financing activities:
      Common stock issued for services...................     $   5     $   693  $    990  $     990  $     --
                                                              -----     -------  --------  ---------  ---------
      Conversion of related party debt to common stock...     $ --      $   350  $    --   $     --   $     --
                                                              -----     -------  --------  ---------  ---------
      Increase in capital lease liability for acquisition
        of equipment.....................................     $  15     $   578  $  3,214  $     --   $     367
                                                              -----     -------  --------  ---------  ---------

                See notes to consolidated financial statements.

                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS

  Primus Telecommunications Group, Incorporated (the "Company") is a multinational telecommunications company providing domestic and international long-distance switched voice, private network and value-added services. Incorporated in Delaware in February 1994, the Company's customers include, small- and medium-sized businesses, residential consumers and other telecommunication carriers in North America, Europe and the Pacific Rim. The company operates as a holding company and has wholly-owned subsidiaries in the United States, United Kingdom, Australia, and Mexico.

  In 1994, the Company, as a development stage enterprise, was involved in various start-up activities including raising capital, obtaining licenses, acquiring equipment, leasing space, developing markets, and recruiting and training personnel. During 1995, the Company began revenue generating operations and is no longer in the development stage.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation--The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

  Revenue Recognition--Revenues from long distance telecommunications services are recognized when the services are provided.

  Cost of Revenue--Cost of revenue includes network costs which consist of access, transport, and termination costs. Such costs are recognized when incurred in connection with the provision of telecommunications services.

  Foreign Currency Translation--The assets and liabilities of the Company's foreign subsidiaries are translated at the exchange rates in effect on the reporting date, and income and expenses are translated at the average exchange rate during the period. The net effect of such translation gains and losses are accumulated as a separate component of stockholders' equity. Foreign currency transaction gains and losses are included in Other Income (Expense) in the consolidated statements of operations.

  Cash and Cash Equivalents--The Company considers cash on hand, deposits in banks, certificates of deposit, and overnight repurchase agreements with original maturities of three months or less to be cash and cash equivalents.

  Short Term Investments--Highly liquid investments in U.S. Federal Government backed obligations with original maturities in excess of three months are classified as available-for-sale and reported at fair value. Cost approximates fair value for all components of short-term investments; unrealized gains and losses are reflected in stockholders' equity and are not material.

  Property and Equipment--Property and equipment, which consists of furniture, leasehold improvements, purchased software, fiber optic cable and telecommunications equipment, is stated at cost less accumulated depreciation and amortization. Expenditures for maintenance and repairs that do not materially extend the useful lives of the assets are charged to expense. Depreciation and amortization are computed using the straight-line method over estimated useful lives of the assets, less their net salvage value, which range from three to twenty-five years, or for leasehold improvements and leased equipment, over the terms of the leases, whichever is shorter.

  Intangible Assets--At December 31, 1996 and March 31, 1997, intangible assets, net of accumulated amortization, consist of goodwill of $17,434,000 and $16,963,000 (unaudited) and customer list of $3,812,000 and $3,583,000
(unaudited), respectively. Goodwill is being amortized over 30 years on a straight-line basis and

                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED customer list over the estimated run-off of the customer base not to exceed five years. Accumulated amortization at December 31, 1996 and March 31, 1997, was $498,000 and $647,000 (unaudited) and $762,000 and $991,000 (unaudited), related to goodwill and customer list, respectively. The Company periodically evaluates the realizability of intangible assets. In making such evaluations, the Company compares certain financial indicators such as expected undiscounted future revenues and cash flows to the carrying amount of goodwill. The Company believes that no impairments of intangible assets existed at December 31, 1996 or March 31, 1997.

  Stock-Based Compensation--In 1996, the Company adopted Statement of Financial Accounting Standard No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation. Upon adoption of SFAS 123, the Company continues to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and has provided in Note 10 pro forma disclosures of the effect on net loss and loss per share as if the fair value-based method prescribed by SFAS 123 had been applied in measuring compensation expense.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Concentration of Credit Risk--Financial instruments that potentially subject the Company to concentration of credit risk principally consists of trade accounts receivable. The Company's six largest customer receivables account for approximately 6% and 52% of gross accounts receivable as of December 31, 1996 and 1995, respectively. As of March 31, 1997, no customer accounted for more than 10% (unaudited) of accounts receivable. The Company performs ongoing credit evaluations of its customers but generally does not require collateral to support customer receivables.

  Income Taxes--The Company recognizes income tax expense for book purposes following the asset and liability approach for computing deferred income taxes. Under this method, the deferred tax asset and liability are determined based on the difference between financial reporting and tax basis of assets and liabilities based on enacted tax rates. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

  Net Loss Per Share--Net loss per common and common share equivalent has been computed based upon the weighted average number of common and common share equivalents outstanding during each period. Common share equivalents consist of stock options and warrants calculated using the treasury stock method. Primary and fully diluted loss per share are approximately the same. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock and options to purchase common stock issued within one year prior to the original filing of the initial public offering Registration Statement at prices below the initial public offering price are included as outstanding for all periods through the date of the initial public offering, using the treasury stock method at the initial public offering price per share even though the effect is to reduce the net loss per share. After the date of the initial public offering, earnings per share calculations exclude anti-dilutive common share equivalents.

  Interim Financial Information--The interim financial data as of March 31, 1997 and for the three-month periods ended March 31, 1996 and 1997, is unaudited. The information reflects all adjustments, consisting only of normal recurring adjustments that, in the opinion of management, are necessary to present fairly the financial position and results of operations of the Company for the periods indicated. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full year.

                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

 New Accounting Pronouncements

  Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings Per Share," was recently issued by the Financial Accounting Standards Board. SFAS No. 128 is effective for periods ending after December 15, 1997 and early adoption is not permitted. SFAS No. 128 requires the company to compute and present basic and diluted earnings per share. Had the company computed earnings per share in accordance with SFAS No. 128 the basic and diluted amounts would have been the same as the reported amounts in all periods.


3. ACQUISITION OF AXICORP

  On March 1, 1996, the Company completed the acquisition of the outstanding capital stock of Axicorp Pty., Ltd. ("Axicorp"), the fourth largest telecommunications carrier in Australia. The purchase price consisted of cash, Company stock, and seller financing. The Company paid $5.7 million cash, including transaction costs, and issued 455,000 shares of its Series A Convertible Preferred Stock which were subsequently converted to 1,538,355 common shares. The Company also issued two notes to the sellers. One note is for $4.1 million due in February 1997, and the other note is for a total of $4.0 million due in two equal installments in February 1997, and February 1998. These notes have been recorded at their discounted value at the date of acquisition at an interest rate of 10.18%. As security for payment of the seller financing, the sellers have collateral security interests in the outstanding Axicorp shares.

  For accounting purposes, the Company has treated the acquisition as a purchase. Accordingly, the results of Axicorp's operations are included in the consolidated results of operations of the Company beginning March 1, 1996.

  Pro forma operating results for the years ended December 31, 1995 and 1996 and for the three months ended March 31, 1996, as if Axicorp had been acquired as of January 1, 1995, are as follows (in thousands, except per share amounts):

                                                   YEAR ENDED       THREE MONTHS
                                                  DECEMBER 31,         ENDED
                                                ------------------   MARCH 31,
                                                  1995      1996        1996
                                                --------  --------  ------------
                                                                    (UNAUDITED)
Net revenue.................................... $125,628  $199,340    $43,505
Net loss....................................... $ (4,685) $ (8,832)   $(1,188)
Loss per share................................. $  (0.41) $  (0.63)   $ (0.10)

  The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the acquisition been consummated as of the above dates, nor are they necessarily indicative of future operations.

  The following summarizes the allocation of the purchase price to the major categories of assets acquired and liabilities assumed (in thousands):

Current assets........................................................ $ 20,136
Customer lists........................................................    4,574
Goodwill..............................................................   17,932
Other assets..........................................................    1,506
                                                                       --------
                                                                         44,148
Liabilities assumed...................................................  (24,863)
Notes payable.........................................................   (8,110)
                                                                       --------
Cash paid and preferred shares issued................................. $ 11,175
                                                                       ========

                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

4. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following (in thousands):

                                                   DECEMBER 31,
                                                  ---------------   MARCH 31,
                                                   1995    1996       1997
                                                  ------  -------  -----------
                                                                   (UNAUDITED)
   Network equipment............................. $  849  $ 4,109    $ 4,138
   Furniture and equipment.......................    161    1,272      2,470
   Leasehold improvements........................     89      508        843
   Construction in progress......................    --    12,008     19,514
                                                  ------  -------    -------
                                                   1,099   17,897     26,965
   Less: Accumulated depreciation and
    amortization.................................   (150)  (1,301)    (1,703)
                                                  ------  -------    -------
                                                  $  949  $16,596    $25,262
                                                  ======  =======    =======

  Equipment under capital leases totaled $578,000, $966,000 and $1,334,000 (unaudited) with accumulated depreciation of $76,000, $207,000 and $261,000 (unaudited) at December 31, 1995 and 1996 and March 31, 1997, respectively.

5. LONG-TERM OBLIGATIONS

  Long-term obligations consist of the following (in thousands):

                                                  DECEMBER 31,
                                                 ---------------   MARCH 31,
                                                 1995     1996       1997
                                                 -----  --------  -----------
                                                                  (UNAUDITED)
   Obligations under capital leases and
    equipment financing......................... $ 528  $  3,614   $  3,485
   Note payable--stockholder....................   --      2,000      2,000
   Notes payable relating to Axicorp
    acquisition.................................   --      8,455      6,340
   Settlement obligation........................           3,179      1,310
                                                 -----  --------   --------
   Subtotal.....................................   528    17,248     13,135
   Less: Current portion of long-term
    obligations.................................  (102)  (10,572)   (11,200)
                                                 -----  --------   --------
                                                 $ 426  $  6,676   $  1,935
                                                 =====  ========   ========

  At March 31, 1997, the following describes the components of long-term obligations:

  Obligations under capital leases and equipment financing include vendor financing of network switching equipment for use in the Company's Australian network. Beginning in January 1997, sixteen monthly payments of approximately $100,000 are due to the vendor. In addition, a payment of approximately $1.3 million is due in May 1998. Interest will accrue at the Corporate Overdraft Reference Rate plus 1%. At March 31, 1997, the Corporate Overdraft Reference Rate was 9.25%. The debt is secured by all of the assets of the Company's Australian subsidiary.

  In connection with an investment agreement, in February 1996 the Company issued a $2.0 million note payable to Teleglobe, due February 9, 1998 which bears interest at 6.9% per annum payable quarterly. The debt is secured by all the assets of the Company.

  In connection with the acquisition of Axicorp on March 1, 1996, the Company issued two notes to the sellers for a total of $8.5 million which have been recorded on a discounted basis at a rate of 10.18%.

  In addition, in conjunction with the Axicorp acquisition, the Company accrued approximately $3.5 million to settle a pre-acquisition contingency between Axicorp and one of its competitors. Payments of $400,000 and

                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

$1,583,000 were made in December 1996 and January 1997, respectively. The remaining balance is due in 12 equal monthly payments beginning in February 1997.

6. INCOME TAXES

  The tax expense recorded of $196,000, $367,000 (unaudited) and $36,000 (unaudited) for the year ended December 31, 1996 and the three months ended March 31, 1996 and 1997, respectively, results from foreign taxes on earnings at the Company's Australian and United Kingdom subsidiaries. During the three months ended March 31, 1997 a valuation allowance was recorded equal to the United States net operating loss carryforward.

  The differences between the tax provision (benefit) calculated at the statutory federal income tax rate and the actual tax provision (benefit) for each period is shown in the table below (in thousands):

                                                            PERIOD ENDED
                                                            DECEMBER 31,
                                                        -----------------------
                                                         1994   1995     1996
                                                        ------  -----  --------
   Tax benefit at federal statutory rate............... $ (196) $(825) $ (2,913)
   State income tax, net of federal benefit............    (23)   (91)     (491)
   Foreign taxes.......................................    --     --        196
   Unrecognized benefit of net operating losses........    219    911     3,387
   Other...............................................    --       5        17
                                                        ------  -----  --------
   Income taxes........................................ $  --   $ --   $    196
                                                        ======  =====  ========

  The significant components of the Company's deferred tax asset and liability are as follows (in thousands):

                                                                DECEMBER 31,
                                                               ----------------
                                                                1995     1996
                                                               -------  -------
   Deferred tax asset (non-current):
     Cash to accrual basis adjustments (U.S.)................. $   367  $   168
     Accrued expenses.........................................     --     1,456
     Net operating loss carryforward..........................     720    6,055
     Valuation allowance......................................  (1,087)  (2,728)
                                                               -------  -------
                                                               $   --   $ 4,951
                                                               =======  =======
   Deferred tax liability (current):
     Accrued income........................................... $   --   $ 4,934
     Other....................................................     --       139
     Depreciation.............................................     --       346
                                                               -------  -------
                                                               $   --   $ 5,419
                                                               =======  =======

  At December 31, 1995 and 1996 and March 31, 1997, the Company had a U.S. Federal net operating loss carryforward of approximately $2.0, $6.4 and $8.1 million (unaudited), respectively, that may be applied against future U.S. taxable income until it expires between the years 2009 and 2011. The Company also has an Australian Federal net operating loss carryforward of approximately $12.2 and $14.1 (unaudited) million at December 31, 1996 and March 31, 1997, respectively.

  Due to a deemed "ownership change" of the Company as a result of the Company's initial public offering and private placements, pursuant to Section 382 of the Internal Revenue Code, the utilization of the net operating loss carryforwards of approximately $4.0 million that expire in the year 2009 will be limited to approximately $1.3 million per year during the carryforward period.

                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amount reported in the balance sheets for cash and cash equivalents, investments, accounts receivable, accounts payable and long term obligations approximates fair value.

8. COMMITMENTS AND CONTINGENCIES

  The Company has entered into an employment contract with its Chairman and Chief Executive Officer through May 30, 1999. Total minimum payments over the remaining period approximate $604,000 as of December 31, 1996.

  Future minimum lease payments under capital lease obligations and operating leases as of December 31, 1996, are as follows (in thousands):

                                                               CAPITAL OPERATING
   YEAR ENDING DECEMBER 31                                     LEASES   LEASES
   -----------------------                                     ------- ---------
   1997.......................................................  $ 303   $1,685
   1998.......................................................    297    1,570
   1999.......................................................    291    1,479
   2000.......................................................     53      485
   2001.......................................................    --       326
   Thereafter.................................................    --       986
                                                                -----   ------
   Total minimum lease payments...............................    944   $6,531
                                                                        ======
   Less: Amount representing interest.........................   (156)
                                                                -----
                                                                $ 788
                                                                =====

  Rent expense under operating leases was $38,000, $215,000 and $1,050,000 for the periods ended December 31, 1994, 1995 and 1996, respectively.

9. STOCKHOLDERS' EQUITY

  On November 7, 1996, the Company completed an initial public offering of 5,000,000 shares of its Common Stock and on November 21, 1996 sold an additional 750,000 shares to satisfy the Underwriter's overallotment. The net proceeds to the Company (after deducting Underwriter discounts and offering expenses) was $54.4 million.

  In connection with the Company's initial public offering, the Board approved a split of all shares of Common Stock at a ratio of 3.381 to one as of November 7, 1996 and amended the Company's Amended and Restated Certificate of Incorporation (the "Certificate") to increase the authorized Common Stock to 40,000,000 shares.

  On July 31, 1996 four affiliated institutional investors purchased 965,999 shares of the Company's common stock for $8 million, and for an additional $8 million received warrants to purchase an additional $10 million of common stock (measured on the basis of fair market value of the common stock on the date of exercise) and up to another 627,899 shares of Common Stock.

  In February 1996, the Company's Certificate was amended to authorize 2,455,000 shares of Preferred Stock (nonvoting) with a par value of $0.01 per share. On March 1, 1996, 455,000 shares of Series A Convertible Preferred Stock were issued in connection with the purchase of Axicorp. The outstanding Preferred Stock was converted to Common Stock prior to the date of the Company's initial public offering.

                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

  In January 1996, the Company raised approximately $4.7 million net of transaction costs, in a private placement. This placement included the sale of 1,771,194 shares of common stock to numerous investors. The Company also issued 278,899 shares of common stock for services rendered in conjunction with this offering.

  Also, in January 1996, the Company entered into an agreement with Teleglobe USA, Inc., sold 410,808 shares of Common Stock for approximately $1.4 million and borrowed $2.0 million (see Note 5).

  In December 1995, $359,000 was committed to the Company in exchange for 121,209 shares of the Company's common stock in conjunction with a private placement. The shares were sold in December 1995 and the physical certificates were issued in January 1996. This amount, net of transaction costs, is recorded in Prepaid Expenses and Other Current Assets at December 31, 1995.

  Effective March 13, 1995, the Company's Certificate was amended to increase the number of authorized shares of the Company's common stock from 1,000,000 shares to 5,000,000 shares and to split each share of common stock outstanding on March 13, 1995, into 2.1126709 shares of common stock.

  All share amounts have been restated to give effect to the November 7, 1996 and the March 13, 1995 stock splits.

10. STOCK-BASED COMPENSATION

  During 1995, the Company established an Employee Stock Option Plan (the "Employee Plan"). The total number of shares of common stock authorized to be issued under the Employee Plan is 1,690,500. Under the Employee Plan, awards may be granted to key employees of the Company and its subsidiaries in the form of Incentive Stock Options or Nonqualified Stock Options. The Employee Plan allows the granting of options at an exercise price of no less than 100% (110% in the case of Incentive Stock Options granted to employees holding more than ten percent of the voting stock of the Company at the date of grant) of the stock's fair value at the date of grant. The options vest over a period of up to three years, and no option will be exercisable more than ten years from the date it is granted.

  During 1995, the Board of Directors authorized the Director Stock Option Plan (the "Director Plan") for nonemployee directors. Under the Director Plan, an option is automatically granted to each nonemployee director to purchase 50,715 shares of common stock, which vests over a two-year period. The option price per share is the fair market value of a share of common stock on the date the option is granted. No option will be exercisable more than ten years from the date of grant. An aggregate of 338,100 shares of common stock were reserved for issuance under the Director Plan.

  A summary of stock option activity is as follows:

                               YEAR ENDED DECEMBER 31,
                         ------------------------------------ THREE MONTHS ENDED
                               1995              1996           MARCH 31, 1997
                         ---------------- ------------------- -------------------
                                 WEIGHTED            WEIGHTED            WEIGHTED
                                 AVERAGE             AVERAGE             AVERAGE
                                 EXERCISE            EXERCISE            EXERCISE
                         SHARES   PRICE    SHARES     PRICE    SHARES     PRICE
                         ------- -------- ---------  -------- ---------  --------
                                                                 (UNAUDITED)
Options outstanding--
  beginning of period...     --   $  --     722,013   $2.64   1,583,661   $3.14
Exercised during the
 period.................     --   $  --         --    $ --          --    $ --
Forfeitures during the
 period.................     --   $  --     (51,898)  $3.55      (6,762)  $3.55
Granted during the
 period................. 722,013  $ 2.64    913,546   $3.35     229,500   $8.25
                         -------          ---------           ---------
Outstanding--end of
 period................. 722,013  $ 2.64  1,583,661   $3.14   1,806,399   $3.68
                         =======          =========           =========
Eligible for exercise--
  end of period......... 219,765  $ 2.96    511,149   $2.81     829,923   $2.90
                         =======          =========           =========

                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

  The following table summarizes information about stock options outstanding at December 31, 1996:

                                 OPTIONS OUTSTANDING       OPTIONS EXERCISABLE
                            ------------------------------ --------------------
                                        WEIGHTED
                                         AVERAGE  WEIGHTED             WEIGHTED
                                        REMAINING AVERAGE              AVERAGE
                               TOTAL      LIFE    EXERCISE    TOTAL    EXERCISE
   EXERCISE PRICES          OUTSTANDING IN YEARS   PRICE   EXERCISABLE  PRICE
   ---------------          ----------- --------- -------- ----------- --------
   $0.67...................    101,430     3.0     $0.67      33,810    $0.67
   $2.96...................    924,873     4.0     $2.96     477,339    $2.96
   $3.55...................    557,358     4.3     $3.55         --     $3.55
                             ---------                       -------
     Total.................  1,583,661                       511,149
                             =========                       =======

  If compensation cost for the Company's 1995 and 1996 grants for stock-based compensation had been determined consistent with the fair value-based method of accounting per SFAS 123, the Company's pro forma net loss, and pro forma net loss per share for the years ending December 31, would be as follows:

                                                               1995     1996
                                                              -------  -------
   Net loss (amounts in thousands)
     As reported............................................. $(2,425) $(8,764)
     Pro forma............................................... $(2,702) $(9,242)
   Net loss per share
     As reported............................................. $ (0.22) $ (0.63)
     Pro forma............................................... $ (0.25) $ (0.67)

  The weighted average fair value at date of grant for options granted during 1995 and 1996 was $1.04 and $1.38 per option, respectively. The fair value of the option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                                  1995    1996
                                                                 ------- -------
   Expected dividend yield......................................      0%      0%
   Expected stock price volatility..............................     49%     49%
   Risk-free interest rate......................................    5.8%    6.0%
   Expected option term......................................... 4 years 4 years

11. EMPLOYEE BENEFIT PLAN

  The Company has a 401(k) employee benefit plan (the "401(k) Plan") that covers substantially all U.S. based employees. The 401(k) Plan provides that employees may contribute amounts not to exceed statutory limitations. No employer contributions were made during 1995 or 1996.

12. RELATED PARTIES

  In connection with the Company's private placements, a former director of the Company received 71,430 shares of common stock during 1994 for services rendered. During 1995, the former director received commissions of 110,944 shares of common stock and was paid $542,000 in connection with the Company's first private placement. Commissions due to the former director under the first private placement was $41,000 at December 31, 1995. Consulting fees earned under this placement equal $169,000. During early 1996, the same former director received 82,774 shares of common stock and fees equal to $425,000 which relate to a second private placement. Consulting fees earned in connection with this second placement equal $157,000. Total

                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED consulting fees due the former director are $220,000 and $145,000 at December 31, 1996 and 1995, respectively. The stock and cash commissions and consulting fees relate to services provided in conjunction with the private placements and, as such, have been netted against the proceeds of the respective placements.

  Debt owed to the Company's Chairman and Chief Executive Officer of $331,000 at December 31, 1994 was converted into 555,559 shares of the Company's common stock at $0.63 per share in March 1995, for a balance due at the time of conversion of $350,000.

  At December 31, 1995, deferred salary owed to the Company's Chairman and Chief Executive Officer was $201,000. This was subsequently paid in 1996.

  Deferred salary of $40,000 owed to an officer of the Company for services performed during 1995 was accrued at December 31, 1995. This balance was paid in early 1996.

13. VALUATION AND QUALIFYING ACCOUNTS

  Activity in the Company's allowance accounts for the year ended December 31, 1995 and 1996 were as follows (in thousands):

                                   DOUBTFUL ACCOUNTS
        ------------------------------------------------------------------------
            BALANCE AT          CHARGED TO                          BALANCE AT
PERIOD  BEGINNING OF PERIOD COSTS AND EXPENSES DEDUCTIONS OTHER(1) END OF PERIOD
------  ------------------- ------------------ ---------- -------- -------------
1995..        $  --               $  132         $ --       $--       $  132
1996..        $  132              $1,960         $(377)     $870      $2,585
                              DEFERRED TAX ASSET VALUATION
        ------------------------------------------------------------------------
            BALANCE AT          CHARGED TO                          BALANCE AT
PERIOD  BEGINNING OF PERIOD COSTS AND EXPENSES DEDUCTIONS  OTHER   END OF PERIOD
------  ------------------- ------------------ ---------- -------- -------------
1995..        $  --               $1,087         $ --       $--       $1,087
1996..        $1,087              $1,641         $ --       $--       $2,728

--------
(1) Other additions represent the balance of Axicorp's allowance for doubtful accounts, which was recorded March 1, 1996 in conjunction with the acquisition.

                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

14. GEOGRAPHIC DATA

  The company has subsidiaries in various foreign countries that provide domestic and international long-distance operations in these regions. Summary information with respect to the Company's geographic operations for the periods ended December 31, 1994, 1995 and 1996 and for the three months ended March 31, 1996 and 1997 is as follows:

                                                            THREE MONTHS ENDED
                               PERIOD ENDED DECEMBER 31,        MARCH 31,
                               ---------------------------  -------------------
                                1994     1995      1996       1996      1997
                               ----------------  ---------  --------- ---------
                                              (IN THOUSANDS)
                                                               (UNAUDITED)
Net Revenue
North America................. $  --   $  1,167  $  16,573  $  1,856  $   8,271
Europe........................    --        --       5,146        75      3,879
Pacific Rim...................    --        --     151,253    15,206     46,886
                               ------  --------  ---------  --------  ---------
  Total....................... $  --   $  1,167  $ 172,972  $ 17,137  $  59,036
                               ======  ========  =========  ========  =========
Operating Income (Loss)
North America................. $ (569) $ (2,276) $  (6,364) $ (1,385) $  (2,926)
Europe........................    --       (125)    (2,312)     (210)      (892)
Pacific Rim...................    --        --         525     1,104     (1,806)
                               ------  --------  ---------  --------  ---------
  Total....................... $ (569) $ (2,401) $  (8,151) $   (491) $  (5,624)
                               ======  ========  =========  ========  =========
Assets
North America................. $  487  $  4,996  $  72,526  $  7,337  $  63,963
Europe........................    --         46      5,211       531      7,446
Pacific Rim...................    --        --      62,823    53,002     72,730
                               ------  --------  ---------  --------  ---------
  Total....................... $  487  $  5,042  $ 140,560  $ 60,870  $ 144,139
                               ======  ========  =========  ========  =========

15. SUBSEQUENT EVENT

  On April 8, 1997, the Company acquired selected assets, including the customer base and accounts receivable, of Cam-Net Communications Network, Inc. and its subsidiaries, a provider of domestic and international long distance services in Canada for approximately $5,000,000 in cash. The Company intends to account for this transaction as a purchase business combination.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors andStockholders of Axicorp Pty., Ltd.

  In our opinion, the accompanying balance sheets and the related statements of operations, of cash flows and of stockholders' equity present fairly, in all material respects, the financial position of Axicorp Pty., Ltd. at March 31, 1995 and 1996, and the results of its operations and its cash flows for the period from July 1, 1994 to March 31, 1995 and for the year ended March 31, 1996, all expressed in United States Dollars, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICE WATERHOUSE
Melbourne, Australia
July 31, 1996

                               AXICORP PTY., LTD.

                                 BALANCE SHEETS
                   (IN US DOLLARS, EXCEPT SHARE INFORMATION)

                                                              MARCH 31,
                                                       ------------------------
                                                          1995         1996
                                                       -----------  -----------
                        ASSETS
Current assets:
  Cash and cash equivalents........................... $ 1,435,723  $ 3,218,079
  Accounts receivable--trade, net of allowances of
   $1,171 and $377,699, respectively..................   7,893,146   23,715,321
  Other current assets................................     299,126      300,928
                                                       -----------  -----------
    Total current assets..............................   9,627,995   27,234,328
Plant, equipment and computer software, net...........     365,532      844,337
Deferred tax assets...................................     320,774    2,997,919
Other non-current assets..............................       7,275        7,785
                                                       -----------  -----------
    Total assets...................................... $10,321,576  $31,084,369
                                                       ===========  ===========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable--trade creditors................... $ 8,633,069  $23,616,272
  Accrued expenses and other liabilities..............     677,156    1,229,173
  Deferred tax liabilities............................     324,380    3,517,062
  Note payable to related party.......................     261,879    1,677,668
                                                       -----------  -----------
    Total current liabilities.........................   9,896,484   30,040,175
                                                       -----------  -----------
    Total liabilities.................................   9,896,484   30,040,175
                                                       -----------  -----------
Commitments and Contingencies (Note 7)
Stockholders' equity:
  Ordinary Shares, AUS$1 par value; 10,000,000 shares
   authorized; 590,000 shares issued and outstanding
   at March 31,1995, and
   March 31, 1996.....................................     427,514      427,514
  Special Cumulative Redeemable Preference Shares,
   AUS$1 par value; 100,000 shares authorized; 1,180
   shares issued at March 31, 1995 and March 31,
   1996...............................................         --           855
Retained (loss) earnings..............................      (5,931)     560,751
Cumulative translation adjustment.....................       3,509       55,074
                                                       -----------  -----------
    Total stockholders' equity........................     425,092    1,044,194
                                                       -----------  -----------
    Total liabilities and stockholders' equity........ $10,321,576  $31,084,369
                                                       ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                               AXICORP PTY., LTD.

                            STATEMENTS OF OPERATIONS
                                (IN US DOLLARS)

                                                       NINE MONTHS TWELVE MONTHS
                                                          ENDED        ENDED
                                                        MARCH 31,    MARCH 31,
                                                          1995         1996
                                                       ----------- -------------
Net Revenue........................................... $44,796,839 $144,344,739
Cost of Revenue.......................................  40,404,651  131,712,076
                                                       ----------- ------------
Gross Margin..........................................   4,392,188   12,632,663
                                                       ----------- ------------
Operating Expenses
  Selling, General and Administrative.................   4,276,902   11,558,216
  Depreciation and Amortization.......................      42,955      234,610
                                                       ----------- ------------
Total Operating Expenses..............................   4,319,857   11,792,826
                                                       ----------- ------------
Income from Operations................................      72,331      839,837
Interest Income.......................................      29,654      219,300
                                                       ----------- ------------
Income before Income Taxes............................     101,985    1,059,137
Income Tax Provision..................................       3,753      492,455
                                                       ----------- ------------
Net Income............................................ $    98,232 $    566,682
                                                       =========== ============


   The accompanying notes are an integral part of these financial statements.

                               AXICORP PTY,. LTD.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                   (IN US DOLLARS, EXCEPT SHARE INFORMATION)

                                           REDEEMABLE   SUBSCRIPTION
                         ORDINARY SHARES   PREFERENCE    RECEIVABLE  RETAINED   CUMULATIVE      TOTAL
                         ---------------- SHARE CAPITAL     FROM     EARNINGS   TRANSLATION STOCKHOLDERS'
                         SHARES   AMOUNT     AMOUNT     STOCKHOLDERS (DEFICIT)  ADJUSTMENT     EQUITY
                         ------- -------- ------------- ------------ ---------  ----------- -------------
BALANCE AT JULY 1,
 1994................... 590,000 $427,514     $ --         $ --      $(104,163)   $   --     $  323,351
Issuance of Shares......     --       --        855         (855)          --         --            --
Foreign currency
 translation
 adjustment.............     --       --        --           --            --       3,509         3,509
Net income..............     --       --        --           --         98,232        --         98,232
                         ------- --------     -----        -----     ---------    -------    ----------
BALANCE AT MARCH 31,
 1995................... 590,000  427,514       855         (855)       (5,931)     3,509       425,092
Issuance of shares......     --       --        --           855           --         --            855
Foreign currency
 translation
 adjustment.............     --       --        --           --            --      51,565        51,565
Net income..............     --       --        --           --        566,682        --        566,682
                         ------- --------     -----        -----     ---------    -------    ----------
BALANCE AT MARCH 31,
 1996................... 590,000 $427,514     $ 855        $ --      $ 560,751    $55,074    $1,044,194
                         ======= ========     =====        =====     =========    =======    ==========


   The accompanying notes are an integral part of these financial statements.

                               AXICORP PTY., LTD.

                            STATEMENTS OF CASH FLOWS
                                (IN US DOLLARS)

                                                      NINE MONTHS  TWELVE MONTHS
                                                         ENDED         ENDED
                                                       MARCH 31,     MARCH 31,
                                                         1995          1996
                                                      -----------  -------------
Cash flows from operating activities:
  Net income......................................... $   98,232    $   566,682
  Adjustments to reconcile net income to net cash
   provided by operating activities:
  Depreciation.......................................     42,955        234,610
  Allowance for bad and doubtful accounts............      1,201        359,569
  Deferred tax expense...............................      3,729        492,746
  Changes in assets and liabilities:
    Accounts receivable.............................. (7,688,030)   (15,822,175)
    Other current assets.............................    (99,137)        36,895
    Accounts payable.................................  9,066,970     14,983,203
                                                      ----------    -----------
  Net cash provided by operating activities..........  1,425,920        851,530
                                                      ----------    -----------
Cash flows from investing activities:
  Purchase of plant, equipment and software..........   (342,030)      (667,526)
  Purchase of investments............................   (161,325)           --
  Proceeds from investments..........................        --         150,355
                                                      ----------    -----------
  Net cash used in investing activities..............   (503,355)      (517,171)
                                                      ----------    -----------
Cash flows from financing activities:
  Proceeds from issuance of shares...................     22,374            877
  Proceeds from notes payable--due to related party..    268,429      1,637,800
  Payments on short-term debt--due to related party..        --        (267,637)
                                                      ----------    -----------
  Net cash provided by financing activities..........    290,803      1,371,040
                                                      ----------    -----------
Effect of exchange rate changes on cash..............    (26,687)        76,957
Increase in cash.....................................  1,213,368      1,705,399
  Cash at the beginning of the period................    249,042      1,435,723
                                                      ----------    -----------
Cash at the end of the period........................ $1,435,723    $ 3,218,079
                                                      ==========    ===========
Supplemental disclosures:
  Cash paid for interest............................. $    2,008    $       --
  Cash paid for income taxes.........................        --         139,726

   The accompanying notes are an integral part of these financial statements.

       The accompanying notes are an integral part of these statements.
                              AXICORP PTY., LTD.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--THE COMPANY

 The Company

  Axicorp Pty., Ltd. ("Axicorp") was incorporated in Victoria, Australia in 1993. Axicorp's principal line of business is the provision of telecommunication services.

  On March 1, 1996 Primus Telecommunications International, Inc. ("PTII"), a wholly owned subsidiary of Primus Telecommunications Group Incorporated ("Primus"), a United States based long-distance telephone company, acquired beneficial ownership of all of the outstanding capital stock in Axicorp in issue at that date.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  These financial statements have been prepared in accordance with generally accepted accounting principles in the United States.

 Revenue recognition

  Axicorp's revenues are derived primarily from long-distance, mobile, local and data telecommunication charges and are recognized when such services are provided. Axicorp also derives revenue from sale of mobile equipment and sale of valued added services. Revenue from such services are recognized when delivered and provided.

 Cost of revenue

  Cost of revenue comprises telecommunications network usage charges and other direct costs incurred in providing telecommunication services to customers, and are recognized as services are provided.

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Plant, Equipment and Computer Software

  Plant, equipment and computer software are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight line basis over the estimated useful lives of the assets.

  Axicorp has capitalized external software costs in relation to the development of certain computer software, including a billing system, used by Axicorp in its operations. As of March 31, 1995 and 1996 the accumulated amortization for computer software is $20,145 and $137,404, respectively.

  Plant, equipment and computer software classes and their respective useful lives are as follows:

                                                                          YEARS
                                                                          ------
      . Computer equipment...............................................   3
      . Furniture, leasehold improvements and equipment.................. 5 to 7
      . Computer software................................................ 2 to 3

                              AXICORP PTY., LTD.

       The accompanying notes are an integral part of these statements. Foreign currency translation

  To date, Axicorp has conducted most of its business in Australian dollars. The financial statements have been presented herein in U.S. dollars because Primus's reporting currency is the U.S. dollar. All assets and liabilities are translated into the U.S. dollar at the rate effective at the reporting date and elements of the income statement are translated at average exchange rates for the period. Translation differences are included in the foreign currency translation adjustment (a component of stockholders' equity).

 Income Taxes

  Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.

 Concentration of credit risk

  Financial instruments that potentially subject Axicorp to credit risk consist principally of trade receivables from its customers in Australia. Axicorp generally requires no collateral from its customers. However, Axicorp maintains an allowance for bad and doubtful accounts receivable based on the expected collectibility of all accounts receivable. At March 31, 1995 and 1996 no customer accounted for more than 10% of accounts receivable.

 Accounting for impairment of long-lived assets

  In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS 121 requires impairment losses to be recorded for long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset's carrying amount. SFAS 121 also addresses the accounting for impairment losses associated with long-lived assets to be disposed of. Axicorp adopted SFAS 121 in the first quarter of fiscal 1996. Adoption of SFAS 121 did not have a material impact on Axicorp's results of operations.

 Dividends

  Any dividend payments made by Axicorp would, under Australian Corporation Law, be limited to Axicorp's retained earnings, which aggregated $560,751 at March 31, 1996.

 Cash Equivalents

  Axicorp considers all liquid investments with a maturity of three months or less to be cash equivalents.

NOTE 3--PLANT, EQUIPMENT AND COMPUTER SOFTWARE

                                                           MARCH 31,  MARCH 31,
                                                             1995       1996
                                                           ---------  ---------
   Plant, equipment and computer software:
     Computer software.................................... $157,028   $ 479,414
     Computer hardware....................................  143,372     429,057
     Furniture, leasehold improvement and equipment.......  112,224     232,929
                                                           --------   ---------
                                                            412,624   1,141,400
   Less: accumulated depreciation and amortization........  (47,092)   (297,063)
                                                           --------   ---------
   Net plant and equipment................................ $365,532   $ 844,337
                                                           ========   =========

                              AXICORP PTY., LTD.

       The accompanying notes are an integral part of these statements.

NOTE 4--INCOME TAXES

  The provision for income taxes is attributable to:

                                                       NINE MONTHS TWELVE MONTHS
                                                          ENDED        ENDED
                                                        MARCH 31,    MARCH 31,
                                                          1995         1996
                                                       ----------- -------------
   Current............................................   $  --       $    --
   Deferred...........................................    3,753       492,455
                                                         ------      --------
                                                         $3,753      $492,455
                                                         ======      ========

  The provision for income taxes differs from the amount computed by applying the Australian statutory federal income tax rate to income before provision for income taxes. The sources and tax effect of the differences are as follows:

                                                      NINE MONTHS TWELVE MONTHS
                                                         ENDED        ENDED
                                                       MARCH 31,    MARCH 31,
                                                         1995         1996
                                                      ----------- -------------
   Income tax at the Australian federal statutory
    rate of 36%
    (1995--33%)......................................   $33,655     $381,289
   Nondeductible expenses............................       --        86,764
   Other.............................................   (29,902)      24,402
                                                        -------     --------
                                                        $ 3,753     $492,455
                                                        =======     ========

  Net deferred tax liabilities and assets reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Axicorp's deferred tax liabilities and assets are as follows:

                                                         MARCH 31,  MARCH 31,
                                                           1995        1996
                                                         ---------  ----------
   Deferred tax liabilities:
     Accrued income..................................... $541,325   $4,234,068
     Capitalized software...............................   41,321      171,305
                                                         --------   ----------
     Total deferred tax liabilities.....................  582,646    4,405,373
                                                         --------   ----------
   Deferred tax assets:
     Plant and equipment................................      --        47,570
     Accrued employee entitlement.......................   20,520       59,797
     Other accruals.....................................  196,425      657,920
     Net tax loss carry forward.........................  362,095    3,120,943
                                                         --------   ----------
     Total deferred tax assets..........................  579,040    3,886,230
                                                         --------   ----------
   Net deferred tax liabilities......................... $ (3,606)  $ (519,143)
                                                         ========   ==========

  Axicorp's carry forward tax losses of $8,669,286 are available to be offset against future taxable income, without limitation, provided Axicorp continues to maintain the same business in the year of loss recoupment which it carried on prior to its acquisition by PTII. The losses arise principally because of the treatment for

                              AXICORP PTY., LTD.

       The accompanying notes are an integral part of these statements. taxation purposes of amounts recorded as income receivable at year end which are not taxable until their receipt in the following year of income. Management believes that, based on the evidence of the performance of Axicorp and other factors, the weight of available evidence indicates that it is more likely than not that Axicorp will be able to utilize the carry forward tax loss.

NOTE 5--RELATED PARTY TRANSACTIONS

  During the period April 1, 1994 to March 31, 1995 and the twelve months ended March 31, 1996 Axicorp paid management fees of $616,000 and $426,000, respectively, to a company owned primarily by officers and directors of Axicorp. At March 31, 1995, Axicorp owed management fees of $238,000.

  At March 31, 1995 and 1996 Axicorp owed related parties $262,000 and $1,678,000 respectively. The balance at March 31, 1996 is an unsecured loan, interest at the prime rate of 12% and is repayable on demand.

NOTE 6--EMPLOYEE BENEFIT PLAN

  Axicorp is currently required by law to contribute 6% of each employee's salary to a pension fund for the employee's retirement. Axicorp's contribution to the pension fund aggregated approximately $44,000 and $157,000 during the period July 1, 1994 to March 31, 1995 and the twelve months ended March 31, 1996, respectively.

NOTE 7--COMMITMENTS AND CONTINGENCIES

 Leases

  Axicorp leases its office facility and certain equipment under cancellable lease arrangements. The cancellable office facility lease expires in 1997.

  Rental expense under all leases totalled $88,000 for the period from July 1, 1994 to March 31, 1995 and $238,000 during the twelve months ended March 31, 1996.

NOTE 8--SALES BY GEOGRAPHIC AREA

  Substantially all of the sales of Axicorp have been to customers in Australia.

================================================================================
 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PRO-SPECTUS, IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN
OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURI-TIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAW-FUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER
SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COM-PANY SINCE THE DATE HEREOF.

                              ------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Available Information....................................................  ii
Summary..................................................................   1
Note Regarding Forward-Looking Statements................................   9
Risk Factors.............................................................  10
Recent Quarterly Results.................................................  22
Use of Proceeds..........................................................  22
Common Stock Price Range.................................................  23
Dividend Policy..........................................................  23
Capitalization...........................................................  24
Selected Financial Data..................................................  25
Unaudited Pro Forma Consolidated Statements of Operations................  26
Management's Discussion and Analysis of Financial Condition and Results
 of Operation............................................................  29
Business.................................................................  43
Management...............................................................  67
Certain Transactions.....................................................  76
Principal Stockholders...................................................  79
Description of Capital Stock.............................................  82
Shares Eligible for Future Sale..........................................  85
Description of Senior Credit Commitment..................................  86
Description of Units.....................................................  87
Description of Notes.....................................................  87
Description of Warrants.................................................. 111
Book-Entry, Delivery and Form............................................ 116
Certain Federal Income Tax Considerations................................ 119
Underwriting............................................................. 122
Legal Matters............................................................ 123
Experts.................................................................. 123
Index to Financial Statements............................................ F-1

================================================================================

================================================================================

                                 $125,000,000

                        [LOGO OF PRIMUS APPEARS HERE]

                              UNITS CONSISTING OF $
                            % SENIOR NOTES DUE 2004 AND
                        WARRANTS TO PURCHASE    SHARES
                                OF COMMON STOCK

                              ------------------

                                  PROSPECTUS
                                       , 1997

                              ------------------



                                LEHMAN BROTHERS

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth an itemization of all estimated expenses, all of which will be paid by the Company, in connection with the issuance and distribution of the securities being registered:

      NATURE OF EXPENSE                                                 AMOUNT
      -----------------                                                --------
      SEC Registration Fee............................................ $ 37,879
      NASD Filing Fee.................................................   13,000
      Printing and engraving fees.....................................  150,000
      Registrant's counsel fees and expenses..........................  175,000
      Accounting fees and expenses....................................   75,000
      Blue Sky expenses and counsel fees..............................   12,000
      Trustee and Warrant Agent fees..................................    3,000
      Miscellaneous...................................................  159,121
                                                                       --------
        TOTAL......................................................... $625,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law (the "DGCL") permits each Delaware business corporation to indemnify its directors, officers, employees and agents against liability for each such person's acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful. Article X of the Company's Amended and Restated By-Laws provides that the Company, to the full extent permitted by Section 145 of the DGCL, shall indemnify all past and present directors or officers of the Company and may indemnify all past or present employees or other agents of the Company. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in such Article X, or in defense of any claim, issue or matter therein, he or she shall be indemnified by the Company against actually and reasonably incurred expenses in connection therewith. Such expenses may be paid by the Company in advance of the final disposition of the action upon receipt of an undertaking to repay the advance if it is ultimately determined that such person is not entitled to indemnification.

  As permitted by Section 102(b)(7) of the DGCL, Article 11 of the Company's Amended and Restated Certificate of Incorporation provides that no director of the Company shall be liable to the Company for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends on or redemption of the Company's capital stock, or (iv) for any transaction from which the director derived an improper personal benefit.

  The Company has obtained a policy insuring it and its directors and officers against certain liabilities, including liabilities under the Securities Act.

  The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  The Company issued 178,574 shares of Common Stock to John F. DePodesta, its incorporator, on February 4, 1994 for consideration of $250. Additionally, Mr. Singh purchased 3,392,905 shares of Common Stock from the Company on June 1, 1994 for $250,000. A trust, the voting power of which is vested in Mr. Singh, purchased 396,828 shares of Common Stock from the Company on September 30, 1994 for $250,000. During the fourth quarter of 1994, the Company issued to Mr. Krieger, a former director of the Company, in recognition of the support he gave to the Company, 71,430 shares of Common Stock. No underwriter or placement agent participated in any of the foregoing issuances of securities.

  During the first quarter of 1995, the Company sold its Common Stock to a group of private investors consisting of certain family members and colleagues of Mr. Singh and Mr. DePodesta. The investors paid $300,000 for 476,204 shares of Common Stock in this transaction. On March 31, 1995, pursuant to an agreement whereby Mr. Singh forgave certain indebtedness in the amount of $350,000 owed him by the Company, the Company issued Mr. Singh 555,559 shares of Common Stock. No underwriter or placement agent participated in any of the foregoing issuances of securities.

  As of December 31, 1995, 1,757,613 shares of the Company's Common Stock were sold for an aggregate price of $5,198,500 to investors familiar with Mr. Singh and the Company. This sale was placed by Northeast Securities, Inc. ("NSI"), which used Andrew Krieger, a former director, as a selling agent. Underwriting commissions and other expenses in this transaction were $787,440 and 234,378 shares of the Company's Common Stock. On January 31, 1996, NSI and Mr. Krieger, both acting as placement agents, privately placed 1,771,194 shares of the Company's Common Stock for an aggregate price of $6,286,404 to other investors familiar with Mr. Singh and the Company. Underwriting commissions and other expenses in this transaction totaled $613,167 and 278,899 shares of the Company's Common Stock.

  On February 15, 1996, Teleglobe USA, Inc. invested in the Company by purchasing 410,808 shares of the Company's Common Stock for $1,458,060. On March 1, 1996, in connection with the Company's purchase of Axicorp, former stockholders of Axicorp received 455,000 shares of the Company's Series A Convertible Preferred Stock, par value $.01 per share. No underwriter or placement agent participated in any of the foregoing issuances of securities and no commission were paid.

  In addition, on July 31, 1996, Primus completed the sale of 965,999 shares of Common Stock to the (i) Quantum Industrial Partners LDC, the principal operating subsidiary of Quantum Industrial Holdings Ltd., an investment fund advised by Soros Fund Management, a private investment firm owned by Mr. George Soros, (ii) Winston Partners II LDC, the principal operating subsidiary of Winston Partners II Offshore Ltd., an investment fund advised by Chatterjee Management Company, a private entity owned by Dr. Purnendu Chatterjee, (iii) Winston Partners II LLC, an investment fund advised by Chatterjee Management Company and (iv) S-C Phoenix Holdings, L.L.C., an investment vehicle owned by affiliates of Mr. Soros and Dr. Chatterjee (collectively, the "Soros/Chatterjee Group"), for an aggregate purchase price of approximately $8.0 million. The Soros/Chaterjee Group also purchased, for an additional $8.0 million, warrants ("Soros/Chatterjee Warrants") which afford the Soros/Chatterjee Group the right to receive, upon exercise, an indeterminate number of shares of Common Stock with a fair market value of $10.0 million as of the date of exercise, plus up to 627,899 additional shares of Common Stock. Except for 338,100 shares which are currently exercisable, the Soros/Chatterjee Warrants are exercisable on or after July 31, 1997 and until July 31, 1999. The Soros/Chatterjee Warrants are entitled to certain customary antidilution protection in the event of stock splits, stock dividends, reorganizations and other similar events. No underwriter or placement agent participated in any of the foregoing issuances of securities and no commission were paid.

  The Company believes that the transactions described above were exempt from registration under Section 4 (2) of the Securities Act because the subject securities were, respectively sold to a limited group of persons, each of whom was believed to have been a sophisticated investor or to have had a preexisting business or personal relationship with the Company or its management and was purchasing for investment without a view to further distribution.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 (A) EXHIBITS:

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
   1.1       Form of Underwriting Agreement.*
   3.1       Amended Certificate of Incorporation (Incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement
              No. 333-10875 on Form S-1).
   3.2       Certificate of Amendment to the Certificate of Incorporation
              (Incorporated herein by reference to Exhibit 3.2 to the Company's
              Annual Report on Form 10-K for the year ended December 31, 1996).
   3.3       Amended and Restated By-Laws (Incorporated herein by reference to
              Exhibit 3.2 of the Company's Registration Statement No. 333-10875
              on Form S-1).
   3.4       Amendment No. 1 to Amended and Restated By-Laws.**
   4.1       Form of Indenture. *
   4.2       Form of Warrant Agreement. *
   5.1       Opinion of Pepper, Hamilton & Scheetz LLP.*
  10.1       Share Acquisition Deed, dated March 1, 1996, between the Company and the shareholders of Axicorp Pty., Ltd. (Incorporated herein by reference to Exhibit 10.1 of the Company's Registration
              Statement No. 333-10875 on Form S-1).
  10.2       Switched Transit Agreement, dated June 5, 1995, between Teleglobe
              USA, Inc. and the Company for the provision of services to India
              (Incorporated herein by reference to Exhibit 10.2 to the
              Company's Registration Statement No. 333-10875 on Form S-1).
  10.3       Hardpatch Transit Agreement, dated February 29, 1996, between
              Teleglobe USA, Inc. and the Company for the provision of services to Iran (Incorporated herein by reference to Exhibit 10.3 to the
              Company's Registration Statement No. 333-10875 on Form S-1).
  10.4       Agreement for Billing and Related Services, dated February 23,
              1995, between the Company and Electronic Data System Inc.
              (Incorporated herein by reference to Exhibit 10.4 to the
              Company's Registration Statement No. 333-10875 on Form S-1).
  10.5       Employment Agreement, dated June 1, 1994, between the Company and
              K. Paul Singh (Incorporated herein by reference to Exhibit 10.5 to the Company's Registration Statement No. 333-10875 on
              Form S-1).
  10.6       Primus Telecommunications Group, Incorporated Stock Option Plan--
              Amended and Restated Effective March 21, 1997.**
  10.7       Primus Telecommunications Group, Incorporated 1995 Director Stock
              Option Plan (Incorporated herein by reference to Exhibit 10.7 to the Company's Registration Statement No. 333-10875 on Form S-1).
  10.8       Shareholders Agreement dated February 22, 1996, among Teleglobe
              USA, Inc., K. Paul Singh and the Company (Incorporated herein by reference to Exhibit 10.9 to the Company's Registration Statement
              No. 333-10875 on Form S-1).
  10.9       Securityholders' Agreement, dated July 31, 1996, among the
              Company, K. Paul Singh, Quantum Industrial Partners LDC, S-C
              Phoenix Holdings, L.L.C., Winston Partners II LDC and Winston
              Partners LLC (Incorporated herein by reference to Exhibit 10.10 to the Company's Registration Statement No. 333-10875 on
              Form S-1).

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
  10.10      Registration Rights Agreement, dated July 31, 1996, among the
              Company, Quantum Industrial Partners LDC, S-C Phoenix Holdings,
              L.L.C., Winston Partners II LDC and Winston Partners LLC
              (Incorporated herein by reference to Exhibit 10.11 to the
              Company's Registration Statement No. 333-10875 on Form S-1).
  10.11      Service Provider Agreement between Telstra Corporation Limited and
              Axicorp Pty., Ltd. dated May 3, 1995 (Incorporated herein by reference to Exhibit 10.12 to the Company's Registration
              Statement No. 333-10875 on Form S-1).
  10.12      Dealer Agreement between Telstra Corporation Limited and Axicorp
              Pty., Ltd. dated January 8, 1996 (Incorporated herein by
              reference to Exhibit 10.13 to the Company's Registration
              Statement No. 333-10875 on Form S-1).
  10.13      Hardpatch Transit Agreement dated October 5, 1995 between
              Teleglobe USA, Inc. and the Company for the provision of services to India (Incorporated herein by reference to Exhibit 10.14 to the Company's Registration Statement No. 333-10875 on Form S-1).
  10.14      Securities Purchase Agreement dated as of July 31, 1996 among the
              Company, Quantum Industrial Partners LDC, S-C Phoenix Holdings
              L.L.C, Winston Partners II LLC, and Winston Partners II, LDC
              (Incorporated herein by reference to Exhibit 10.15 to the
              Company's Registration Statement No. 333-10875 on Form S-1).
  10.15      Primus Telecommunications Group, Inc. Employee Stock Purchase
              Plan.**
  10.16      Commitment Letter dated July 14, 1997 with Lehman Brothers
              Commercial Paper Inc.*
  10.17      Form of Collateral Pledge and Security Agreement.*
  11.1       Statement re Computation of Earnings Per Share (Incorporated
              herein by reference to Exhibit 11 to the Company's Annual Report on Form 10-K for the year ended December 31, 1996).
  11.2       Statement re Computation of Earnings Per Share (Incorporated
              herein by reference to Exhibit 11 to the Company's Quarterly
              Report on Form 10-Q for the Three Months Ended March 31, 1997).
  12.1       Schedule of Earnings to Fixed Charges.**
  21.1       Subsidiaries of the Registrant.**
  23.1       Consent of Deloitte & Touche llp (included on page II-6 of this
              Registration Statement).
  23.2       Consent of Price Waterhouse (included on page II-7 of this
              Registration Statement).
  23.3       Consent of Pepper, Hamilton & Scheetz llp (to be included in
              Exhibit 5.1).*
  24.1       Power of Attorney.**
  25.1       Statement of Eligibility of Trustee.*

   * Filed herewith.

  ** Previously filed.

 (B) Consolidated Financial Statement Schedules:

  All schedules have been omitted because they are not applicable, not required, or the required information is included in the Financial Statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant undertakes that insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the use in this Amendment No. 2 to the Registration Statement of Primus Telecommunications Group, Incorporated on Form S-1 (No. 333-30195) of our report dated February 5, 1997, except for Note 15, as to which the date is April 8, 1997, appearing in the Prospectus, which is part of this Registration Statement, and to the references to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

Deloitte & Touche LLP

Washington, D.C.

July 25, 1997

                       CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form S-1 (File No. 333-30195) of our report dated July 31, 1996, relating to the financial statements of Axicorp Pty., Ltd., which appears in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse has not prepared or certified such "Selected Financial Data."

Price Waterhouse

Melbourne, Australia

July 25, 1997

                                SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment to its Registration Statement (No. 333-30195) to be signed on its behalf by the undersigned, thereunto duly authorized, in Vienna, Virginia, on July 24, 1997.

                                          Primus Telecommunications Group,
                                           Incorporated


                                          By:         /s/ K. Paul Singh
                                             ----------------------------------
                                                        K. PAUL SINGH
                                              Chairman of the Board, President
                                                 and Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----

          /s/ K. Paul Singh            Chairman, President      July 24, 1997
-------------------------------------   and Chief Executive
            K. PAUL SINGH               Officer (principal
                                        executive officer)
                                        and Director

         /s/ Neil L. Hazard            Executive Vice           July 24, 1997
-------------------------------------   President and Chief
           NEIL L. HAZARD               Financial Officer
                                        (principal
                                        financial officer
                                        and principal
                                        accounting officer)

         JOHN F. DEPODESTA             Directors                July 24, 1997
          HERMAN FIALKOV
        DAVID E. HERSHBERG
           JOHN PUENTE

By:     /s/ K. Paul Singh
   ----------------------------------
          K. PAUL SINGH
        Attorney-in-Fact